Filed pursuant to Rule 424(b)(3)

Registration Statement 333-292403

PROXY STATEMENT OF TWO RIVERS FINANCIAL GROUP, INC.

PROSPECTUS OF FIRST MID BANCSHARES, INC.

Merger Proposal—Your Vote Is Important

DEAR TWO RIVERS FINANCIAL GROUP, INC. SHAREHOLDERS:

You are cordially invited to attend a special meeting of shareholders of Two Rivers Financial Group, Inc., which will be held on February 24, 2026 at 5:00 p.m., local time, at the main lobby of Two Rivers Bank & Trust, 222 N. Main St., Burlington, IA 52601.

At the meeting, you will be asked to approve the Agreement and Plan of Merger, dated October 29, 2025, as it may be amended from time to time (which we refer to as the “merger agreement”), among Two Rivers Financial Group, Inc. (“Two Rivers”), First Mid Bancshares, Inc. (“First Mid”) and Star Sub LLC, a newly formed wholly-owned subsidiary of First Mid (“Merger Sub”), that provides for First Mid’s acquisition of Two Rivers through the merger of Two Rivers with and into Merger Sub, with Merger Sub as the surviving entity and a wholly-owned subsidiary of First Mid (the “merger”). In the proposed merger, each issued and outstanding share of Two Rivers common stock will be converted into, and become the right to receive 1.225 shares of validly issued, fully paid and nonassessable shares of First Mid common stock, par value $4.00 per share stock (the “Stock Consideration”), together with cash in lieu of fractional shares, less any applicable taxes required to be withheld and subject to certain adjustments set forth in, and subject to the terms of, the merger agreement, and as described in detail in this proxy statement/prospectus. Additionally, Two Rivers’ outstanding restricted stock awards will be fully vested upon consummation of the merger.

While the final consideration amount calculated as of closing of the merger is not yet known at this time, based on the closing price of First Mid’s common stock of $36.24 on October 29, 2025, and the 2,086,645 shares of Two Rivers common stock outstanding as of October 29, 2025, the date of the merger agreement (and the last trading day preceding the public announcement of the merger), Two Rivers shareholders are expected to receive total aggregate merger consideration from First Mid of approximately $92.6 million, in the form of First Mid common stock, subject to receipt of cash in lieu of fractional shares.

The merger consideration is subject to potential adjustment in three circumstances. First, in the event the consolidated balance sheet delivered by Two Rivers to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated shareholders’ equity less than $115,501,230 (as measured in accordance with generally accepted accounting principles (“GAAP”), subject to certain adjustments that are specified in the merger agreement), the merger consideration will be reduced dollar-for-dollar by an amount equal to the amount of such shortfall. If the consolidated balance sheet delivered by Two Rivers to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated shareholders’ equity equal to or in excess of such amount, there will be no adjustment to the merger consideration. As of September 30, 2025, Two Rivers’ consolidated shareholders’ equity as computed in accordance with GAAP was $115,501,230. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated shareholders’ equity included in the closing consolidated balance sheet to be less than $115,501,230 as computed in accordance with GAAP and the adjustments specified in the merger agreement. Second, if at any time during the five business day period commencing on the fifteenth business day preceding the closing date of the merger, the average closing price of a share of First Mid common stock is less than $29.15 and decreases by more than 20% in relation to the Nasdaq Bank Index, Two Rivers will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section of the proxy statement/prospectus entitled “Description of the Merger Agreement—Merger Consideration”. Third, if, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares pursuant to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of Two Rivers common stock with the same economic effect as contemplated by the merger agreement prior to such event.

Upon the effectiveness of the merger, each share of issued and outstanding Two Rivers common stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each certificate formerly representing any share of Two Rivers common stock and each uncertificated share registered to a holder on the stock transfer books of Two Rivers shall thereafter represent only the right to receive the merger consideration described above and herein.

Upon closing of the merger, assuming no adjustment in the number of shares of First Mid common stock to be issued in the merger pursuant to the terms of the merger agreement, we expect that the former shareholders of Two Rivers will own approximately 9.6% of First Mid’s issued and outstanding common stock.

First Mid’s common stock currently trades on the Nasdaq Global Market under the symbol “FMBH.” On January 12, 2026, the latest practicable date before the printing of this proxy statement/prospectus, the closing price of First Mid common stock was $39.67 per share. The shares of First Mid common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and will trade on the Nasdaq Global Market. Two Rivers’ common stock trades on the OTCQX Market under the symbol “TRVR”.

We cannot complete the merger unless we obtain the necessary governmental approvals and unless the shareholders of Two Rivers approve the merger agreement and the transactions contemplated therein. The board of directors of Two Rivers has unanimously approved the merger and recommends that Two Rivers’ shareholders vote “FOR” approval of the merger agreement and the transactions contemplated therein to be considered at the special meeting.

The place, date and time of the Two Rivers shareholders’ meeting are as follows:

Two Rivers Bank & Trust

Main Lobby

222 N. Main St., Burlington, IA 52601

February 24, 2026

5:00 p.m. local time

This proxy statement/prospectus contains a more complete description of the Two Rivers shareholders’ meeting and the terms of the merger. You may also obtain information about First Mid from documents that it has filed with the Securities and Exchange Commission (which we refer to as the “SEC”). We urge you to review this entire document carefully. This document also serves as the prospectus for up to 2,556,140 shares of First Mid common stock that may be issued by First Mid in connection with the merger.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. Whether or not you plan to attend Two Rivers’ shareholders’ meeting, please vote at your earliest convenience by signing and returning the proxy form or voting instruction form you receive, or by voting over the internet or by telephone. Submitting a proxy now will not prevent you from being able to vote in person at Two Rivers’ special meeting.

You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 12.

Thank you for your cooperation and continued support.

Sincerely,

Frank J. Delaney
Chairman

Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

This proxy statement/prospectus is dated January 16, 2026, and is first being mailed to Two Rivers’ shareholders on or about January 23, 2026.

TWO RIVERS FINANCIAL GROUP, INC. 222 N. Main St. Burlington, Iowa 52601 (319) 753-9100
Notice of Special Meeting of Shareholders

Date:	February 24, 2026
Time:	5:00 p.m. local time
Place:	Two Rivers Bank & Trust, main lobby, 222 N. Main St., Burlington, IA 52601

Dear Two Rivers Shareholders:

NOTICE IS HEREBY GIVEN that Two Rivers Financial Group, Inc. (“Two Rivers”) will hold a special meeting of shareholders on February 24, 2026 at 5:00 p.m. local time, at the main lobby of Two Rivers Bank & Trust, 222 N. Main St., Burlington, IA 52601. The purpose of the meeting is to consider and vote on the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of October 29, 2025, among Two Rivers, First Mid Bancshares, Inc. (“First Mid”) and Star Sub LLC, a wholly-owned subsidiary of First Mid (“Merger Sub”), pursuant to which Two Rivers will merge with and into Merger Sub with Merger Sub as the surviving entity and a wholly-owned subsidiary of First Mid, and the transactions contemplated therein;

•	the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein; and

•	to transact any other business that properly comes before the special meeting, or any adjournments or postponements thereof.

Holders of record of Two Rivers common stock at the close of business on January 12, 2026 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of 66 2/3% the outstanding shares of Two Rivers common stock entitled to vote. Approval of the Two Rivers proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of Two Rivers common stock present in person or represented by proxy and entitled to vote on the proposal.

The board of directors of Two Rivers unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated therein, and “FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

Your vote is important. I encourage you to attend the meeting in person. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and returning the proxy form or voting instruction form you receive, or by voting over the internet or by telephone. Please review the instructions for each of your voting options described in this proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy. Submitting a proxy will ensure that your shares are represented at the meeting. We look forward with pleasure to seeing and visiting with you at the meeting.

You will be sent a letter of transmittal separately on a later date. Please do not send in your stock certificates at this time.

Under Iowa law, if the merger is completed, Two Rivers shareholders of record who do not vote to approve the merger agreement, and otherwise comply with the applicable provisions of Iowa law pertaining to dissenting shareholders, will be entitled to exercise rights of appraisal and obtain payment for the fair value of their shares of Two Rivers common stock. A copy of the section of the Iowa Business Corporation Act pertaining to objecting shareholders’ rights of appraisal (also known as dissenters’ rights) is included as Appendix B to this proxy statement/prospectus.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Two Rivers’ proxy solicitor at:

Advantage Proxy, Inc.
Attention: Karen Smith
Toll-Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com

By Order of the Board of Directors,

Frank J. Delaney, Chairman

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about First Mid from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Incorporation of Certain First Mid Documents by Reference” beginning on page 55. Two Rivers has not incorporated any information into this proxy statement/prospectus by reference. You can obtain any of the documents filed with or furnished to the SEC by First Mid, free of charge, from the SEC’s website at http://www.sec.gov. You may also obtain copies of documents filed by First Mid with the SEC by accessing First Mid’s website at https://firstmid.q4ir.com/sec-filings/. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus by First Mid, free of charge, by contacting First Mid at the following address:

First Mid Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
Attention: Investor Relations
Telephone: (217) 258-0463

The section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 55 has additional information about obtaining copies of documents that First Mid has filed or furnished to the SEC.

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Two Rivers special meeting. This means that documents must be requested by February 17, 2026 in order to receive them before the Two Rivers special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by First Mid (File No. 333-292403), constitutes a prospectus of First Mid under Section 5 of the Securities Act, with respect to the shares of common stock, par value $4.00 per share, of First Mid, which we refer to as “First Mid common stock,” to be issued pursuant to the Agreement and Plan of Merger, dated as of October 29, 2025, by and among First Mid, Merger Sub and Two Rivers, as it may be amended from time to time, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of Two Rivers under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the special meeting of shareholders at which Two Rivers shareholders will be asked to consider and vote upon (a) the proposal to approve the merger agreement and the transactions contemplated therein, and (b) the proposal to adjourn or postpone the Two Rivers special meeting, if necessary or appropriate, for among other reasons, the solicitation of additional proxies.

First Mid has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to First Mid, and Two Rivers has supplied all information contained in this proxy statement/prospectus relating to Two Rivers. Two Rivers has not incorporated any information into this proxy statement/prospectus by reference.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated January 16, 2026, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to Two Rivers shareholders nor the issuance by First Mid of shares of First Mid common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

TABLE OF CONTENTS

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APPENDICES

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the Two Rivers special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	What is the proposed transaction?

A:	You are being asked to vote on the approval of a merger agreement that provides for the acquisition of Two Rivers by First Mid through the merger of Two Rivers with and into a wholly-owned subsidiary of First Mid (which we refer to as “Merger Sub”), with Merger Sub as the surviving entity. The merger is anticipated to be completed in the first quarter of 2026. Following the completion of the merger, Merger Sub will be merged with or dissolved into First Mid, with First Mid as the surviving entity. At a time to be determined by First Mid, First Mid will cause the merger of Two Rivers Bank & Trust, a bank organized under the laws of the State of Iowa and wholly-owned subsidiary of Two Rivers (“Two Rivers Bank”), with and into First Mid Bank & Trust, N.A., a nationally chartered bank and wholly-owned bank subsidiary of First Mid (“First Mid Bank”) (which we refer to as the “bank merger”), with First Mid Bank being the surviving entity. At such time, Two Rivers Bank’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate Two Rivers Bank and First Mid Bank as separate bank subsidiaries.

Q:	What will Two Rivers shareholders be entitled to receive in the merger?

A:	If the merger is completed, each share of Two Rivers common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Two Rivers as treasury stock and any dissenting shares), will be converted into the right to receive 1.225 shares of validly issued, fully paid and nonassessable shares of First Mid common stock (the “Exchange Ratio”), subject to certain adjustments as set forth in, and subject to the terms of, the merger agreement. Additionally, Two Rivers’ outstanding restricted stock awards will be fully vested upon consummation of the merger, and will be converted into the right to receive the same consideration pursuant to the terms of the merger agreement.

While the final consideration amount calculated as of closing of the merger is not yet known at this time, based on the closing price of First Mid’s common stock of $36.24 on October 29, 2025, and the 2,086,645 shares of Two Rivers common stock outstanding, including restricted stock awards, as of October 29, 2025, the date of the merger agreement (and the last trading day preceding the public announcement of the merger), Two Rivers shareholders are expected to receive total aggregate merger consideration from First Mid of approximately $92.6 million in the form of First Mid common stock, subject to receipt of cash in lieu of fractional shares. Only whole shares of First Mid common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares in an amount, rounded to the nearest whole cent, determined by multiplying the Closing First Mid Common Stock Price (defined below) by the fractional share of First Mid common stock to which such former holder of Two Rivers common stock would otherwise be entitled. Shares of Two Rivers common stock held by Two Rivers shareholders who elect to exercise their dissenters’ rights (which we refer to as “dissenting shares”) will not be converted into merger consideration.  “Closing First Mid Common Stock Price” means the weighted average of the daily closing sales prices of a share of First Mid common stock as reported on the NASDAQ Global Market for the ten consecutive trading days immediately preceding the closing date.

Q:	Will Two Rivers shareholders receive stock certificates representing the shares of First Mid common stock that they receive as stock consideration?

A:	No. Stock consideration will be issued as book-entry shares of First Mid common stock. If you receive stock consideration in the merger and would prefer to hold your First Mid common stock in certificated form, following completion of the merger, you may request stock certificates from the Exchange Agent.

Q:	Is the merger consideration subject to adjustment?

A:	The merger consideration is subject to potential adjustment in three circumstances. First, if the consolidated balance sheet delivered by Two Rivers to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated shareholders’ equity less than $115,501,230 (as computed and adjusted in accordance with the merger agreement), the merger consideration shall be reduced dollar-for dollar, in accordance with the terms of the merger agreement, by an amount equal to the amount of such shortfall. As of September 30, 2025, Two Rivers’ consolidated shareholders’ equity as computed in accordance with generally accepted accounting principles (“GAAP”) was $115,501,230. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated shareholders’ equity included in the closing consolidated balance sheet to be less than $115,501,230. Second, if at any time during the five business day period commencing on the fifteenth business day preceding the closing date of the merger, the average closing price of a share of First Mid common stock is less than $29.15 and decreases by more than 20% in relation to the Nasdaq Bank Index, Two Rivers will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section of the proxy statement/prospectus entitled “Description of the Merger Agreement—Merger Consideration”. Third, if, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares pursuant to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of Two Rivers common stock with the same economic effect as contemplated by the merger agreement prior to such event.

Q:	What is the value of the per share merger consideration?

A:	The per share value of the merger consideration constituting First Mid common stock to be received by Two Rivers shareholders will fluctuate as the market price of First Mid common stock fluctuates before the completion of the merger. This price will not be known at the time of the Two Rivers special meeting and may be more or less than the current price of First Mid common stock or the price of First Mid common stock at the time of the special meeting. Based on the closing stock price of First Mid common stock on the Nasdaq Global Market on October 29, 2025, the date of the merger agreement and the last trading day preceding the public announcement of the merger, of $36.24, the implied value of the per share merger consideration constituting First Mid common stock was $44.39. Based on the closing stock price of First Mid common stock on the Nasdaq Global Market on January 12, 2026, the latest practicable date before the mailing of this proxy statement/prospectus, of $39.67, the implied value of the per share merger consideration constituting First Mid common stock was $48.60. We urge you to obtain current market quotations for shares of First Mid common stock.

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Q:	How will Two Rivers equity awards be treated in the merger?

A:	All of Two Rivers’ outstanding restricted stock awards will become 100% vested upon the effective time of the merger, and all provisions of the merger agreement applicable to Two Rivers’ common stock shall apply in equal measure to each share of Two Rivers common stock subject to a restricted stock award which vests as of the closing date.

Q:	Why do Two Rivers and First Mid want to engage in the merger?

A:	Two Rivers believes that the merger will provide Two Rivers shareholders with substantial benefits, and First Mid believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see “The Merger—Two Rivers’ reasons for the merger and recommendation of the board of directors” on page 21 and “The Merger—First Mid’s reasons for the merger” on page 35.

Q:	In addition to approving the merger agreement, what else are Two Rivers shareholders being asked to vote on?

A:	In addition to the merger agreement and the transactions contemplated therein, Two Rivers is also soliciting proxies from holders of its common stock with respect to a proposal to adjourn the Two Rivers special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. Completion of the merger is not conditioned upon approval of the Two Rivers adjournment proposal.

Q:	What does the Two Rivers board of directors recommend?

A:	Two Rivers’ board of directors has determined that the merger agreement and the transactions contemplated therein are in the best interests of Two Rivers and its shareholders. Two Rivers’ board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated therein, and “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. To review the reasons for the merger in more detail, see “The Merger—Two Rivers’ reasons for the merger and recommendation of the board of directors” on page 21.

Q:	Do any of Two Rivers’ executive officers or directors have interests in the merger that may differ from those of the Two Rivers shareholders?

A:	The interests of some of the directors and executive officers of Two Rivers may be different from those of Two Rivers shareholders, and the directors and officers of Two Rivers may be participants in arrangements that are different from, or are in addition to, those of Two Rivers shareholders. The members of the Two Rivers’ board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that Two Rivers’ common shareholders vote in favor of adopting the merger agreement. See “The Merger-Interests of certain persons in the merger” on page 37.

Q:	What vote is required to approve each proposal at the Two Rivers special meeting?

A:	Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of 66 2/3% the outstanding shares of Two Rivers common stock entitled to vote. As described on page 45, pursuant to a voting agreement entered into by certain of Two Rivers’ shareholders, directors and executive officers, beneficial owners of approximately 23.6% of the shares of Two Rivers common stock, such shareholders, directors and executive officers have agreed to vote in favor of the merger in accordance with the terms that agreement. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement. Approval of the Two Rivers proposal to adjourn the special meeting requires the affirmative vote of a majority of the shares of Two Rivers common stock present in person or represented by proxy and entitled to vote on the adjournment. Abstentions will have the same effect as a vote against the proposal to adjourn the special meeting, while shares not voted and broker non-votes will have no effect on the outcome of the proposal to adjourn the special meeting.

Q:	Why is my vote important?

A:	The merger cannot be completed unless the merger agreement is approved by Two Rivers shareholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your broker, bank or other fiduciary with voting instructions, as applicable, this will have the same effect as a vote against the approval of the merger agreement. The board of directors of Two Rivers unanimously recommends that Two Rivers’ shareholders vote for “FOR” the proposal to approve the merger agreement.

Q:	What do I need to do now? How do I vote?

A:	You may vote at the special meeting if you own shares of Two Rivers common stock of record at the close of business on the record date for the special meeting, January 12, 2026. Please review the instructions for each of your voting options described on your proxy form, which include the option to vote by mail, telephone or via the internet. After you have carefully read and considered the information contained in this proxy statement/prospectus, please vote or submit your proxy to vote by mail or by telephone or via the internet as described below. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Via the internet: You may vote and submit your proxy over the internet at www.voteproxy.com and by following the on-screen instructions. Have your proxy form available when you access the web page.

By telephone: You may vote and submit your proxy by telephone by calling 1-800-776-9437 in the United States or +1-201-299-4446 from foreign countries. Have your proxy form available when you call.

By mail: Mark, date, sign and mail promptly the enclosed proxy form (a self-addressed envelope is provided for your convenience for mailing in the United States).

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Q:	How do I vote if I own shares through the Two Rivers Financial Group Employee Stock Ownership Plan?

A:	Participants in the Two Rivers Financial Group Employee Stock Ownership Plan (the “ESOP”) will receive a voting instruction form from John Michael Maier of Professional Fiduciary Services, as special trustee and independent fiduciary of the ESOP (the “Trustee”), for making an election with respect to shares allocated to their accounts under the ESOP. If you participate in the ESOP, and Two Rivers common stock has been allocated to your ESOP account, you will be entitled to instruct the Trustee, confidentially, in accordance with the Trustee’s voting instructions and applicable law, as to how to vote such allocated shares. You will receive your ESOP account voting instruction form in a mailing separate from this proxy statement/prospectus. After all timely completed voting instruction forms are delivered to the Trustee, the Trustee will tabulate the results. Once the Trustee has tallied the votes, it will then use the voting instructions to vote the shares of Two Rivers common stock held by the ESOP.

Provided that the Trustee receives your voting instruction form by the time and date specified therein, your shares of Two Rivers common stock will be voted in accordance with your voting instruction form. If your voting instruction form is not timely received, your voting instruction form is not properly completed, or you vote to “ABSTAIN” from voting, the shares allocated to your account in the ESOP will be voted by the Trustee, subject to its fiduciary duties. You may also revoke previously given voting instructions pursuant to the instructions set forth in the voting instruction form.

Q:	How will my proxy be voted?

A:	If you properly submit your proxy to vote by a method described on your proxy form, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted “FOR” approval of the merger agreement and the other proposals in the notice of the special meeting of the shareholders for Two Rivers, as appropriate.

Q:	Can I revoke my proxy and change my vote?

A:	You may change your vote or revoke your proxy prior to the special meeting by filing with the corporate secretary of Two Rivers, as appropriate, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting in person at the applicable special meeting.

Q:	Are there risks I should consider in deciding to vote on the approval of the merger agreement?

A:	Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 12.

Q:	What if I oppose the merger? Do I have dissenters’ rights?

A:	Two Rivers shareholders may assert appraisal rights (also referred to as dissenters’ rights) in connection with the merger and, upon complying with the requirements of the Iowa Business Corporation Act (which we refer to as the “IBCA”), receive cash in the amount of the “fair value” of their shares of Two Rivers common stock instead of the merger consideration. This “fair value” could be more than the merger consideration but could also be less. See “The Merger—Two Rivers shareholder dissenters’ rights.” A copy of the applicable section of the IBCA is attached as Appendix B to this document.

Q:	What are the material tax consequences of the merger to U.S. holders of Two Rivers Common Stock?

A:	Each of ArentFox Schiff LLP and Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”) have delivered opinions, dated December 23, 2025, to the effect that the merger qualifies as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”). In addition, the completion of the merger is conditioned on receipt of a tax opinion from each of ArentFox Schiff LLP and Barack Ferrazzano, dated as of the closing date, to the same effect as the opinions described in the preceding sentence. However, neither Two Rivers nor First Mid has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. Provided that the merger qualifies as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code, Two Rivers shareholders generally will not recognize gain or loss if they exchange their Two Rivers shares for First Mid common stock, except in the event that Two Rivers shareholders receive cash instead of a fractional share of First Mid common stock. The tax consequence of the merger to each Two Rivers shareholder will depend on such Two Rivers shareholder’s own situation. You should consult with your tax advisor for the specific tax consequences of the merger to you. See “Material U.S. Federal Income Tax Consequences of the Merger” on page 41.

Q:	When and where is the Two Rivers special meeting?

A:	The Two Rivers special meeting will take place on February 24, 2026, at 5:00 p.m. local time, at the main lobby of Two Rivers Bank, 222 N. Main St., Burlington, IA 52601.

Q:	Who may attend the Two Rivers special meeting?

A:	Only Two Rivers shareholders on the record date, which is January 12, 2026, may attend the special meeting. If you are a shareholder of record, you will need to present the proxy form that you received or another proof of identification in order to be admitted into the meeting.

Q:	Should I send in my Two Rivers stock certificates now?

A:	No. First Mid has engaged Computershare Trust Company, N.A. (who we refer to as the exchange agent) to act as its exchange agent to handle the exchange of Two Rivers common stock for the merger consideration. As promptly as practicable after the closing date, the exchange agent will mail to each Two Rivers certificated record holder, other than dissenting shareholders, a letter of transmittal for use in the exchange with instructions explaining how to surrender Two Rivers common stock certificates to the exchange agent. Holders of Two Rivers common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. Do not send your stock certificates with your proxy form.

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Q:	Whom may I contact if I cannot locate my Two Rivers stock certificate(s)?

A:	If you are unable to locate your original Two Rivers stock certificate(s), you should follow the instructions set forth in the letter of transmittal that will be mailed to you within two (2) business days of the closing date with respect to lost certificates.

Q:	What should I do if I hold my shares of Two Rivers common stock in book-entry form?

A:	You should follow the instructions set forth in the letter of transmittal that will be mailed to you within two (2) business days of the closing date with respect to shares of Two Rivers common stock held in book-entry form.

Q:	What should I do if I receive more than one set of voting materials?

A:	Two Rivers shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy forms or voting instruction forms. For example, if you hold shares of Two Rivers common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If your shares of Two Rivers common stock are registered in more than one name, you may receive more than one proxy form. All joint owners must sign the proxy form. Please complete, sign, date and return each proxy form and voting instruction form that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Two Rivers common stock that you own.

Q:	When is the merger expected to be completed?

A:	We will try to complete the merger as soon as reasonably possible. Before that happens, the merger agreement must be approved by shareholders of Two Rivers and we must obtain the necessary regulatory approvals. Assuming Two Rivers shareholders vote to approve the merger and adopt the merger agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in the first quarter of 2026. See “Description of the Merger Agreement—Conditions to completion of the merger” on page 48.

Q:	Is completion of the merger subject to any conditions besides shareholder approval?

A:	Yes. The transaction must receive the required regulatory approvals and there are other standard closing conditions that must be satisfied. See “Description of the Merger Agreement—Conditions to completion of the merger” on page 48.

Q:	What happens if the merger is not completed?

A:	Neither Two Rivers nor First Mid can assure you of when or if the merger will be completed. If the merger is not completed, Two Rivers shareholders will not receive any consideration for their shares of Two Rivers common stock and will continue to be holders of Two Rivers common stock. Each of Two Rivers and First Mid will remain independent companies. Under certain circumstances, Two Rivers may be required to pay First Mid a fee with respect to the termination of the merger agreement, as described under “Description of the Merger Agreement—Termination fee” on page 49.

Q:	Who can answer my other questions?

A:	If you have other questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact: Two Rivers Financial Group, Inc. Attn: Attn: Stacey Meyer, 222 N. Main Street, Burlington, Iowa 52601 at (319) 753-9145 or Advantage Proxy, Inc., Attn: Karen Smith, President and CEO, at (877) 870-8565 (toll-free) or (206) 870-8565 (collect), or by email at ksmith@advantageproxy.com.

Q:	Who will solicit the proxies and pay the cost of soliciting proxies for the special meetings?

A:	Two Rivers will pay the cost of soliciting proxies for the special meeting. Two Rivers has engaged Advantage Proxy, Inc. (“Advantage Proxy”) to assist in the solicitation of proxies for the special meeting. Two Rivers has agreed to pay Advantage Proxy a fee of up to $10,000 for this service. Two Rivers will also reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Two Rivers common stock, in which case these parties will be reimbursed by Two Rivers for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, electronic mail or other electronic medium by certain of Two Rivers’ directors, officers and other employees, without additional compensation.

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SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire proxy statement/prospectus carefully, including the appendices and the documents referred to or incorporated in this proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. See “Incorporation of Certain First Mid Documents by Reference” and “Where You Can Find More Information” beginning on page 55.

Information about First Mid and Two Rivers

First Mid Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
Telephone: (217) 258-0463

First Mid Bancshares, Inc., formerly known as First Mid-Illinois Bancshares, Inc., is a Delaware corporation and registered financial holding company. First Mid is engaged in the business of banking through its wholly-owned subsidiaries, First Mid Bank & Trust, N.A., a nationally chartered commercial bank headquartered in Mattoon, Illinois (“First Mid Bank”). First Mid also offers insurance products and services to customers through its wholly-owned subsidiary, First Mid Insurance Group, Inc. First Mid offers trust, farm services, investment services, and retirement planning through its wholly-owned subsidiary, First Mid Wealth Management Company. First Mid also wholly owns a captive insurance company, First Mid Captive, Inc. Through First Mid Bank, First Mid owns an investment subsidiary, First Mid Investments, Inc. In addition, First Mid wholly owns five statutory business trusts, First Mid-Illinois Statutory Trust II, Clover Leaf Statutory Trust I, FBTC Statutory Trust I, Blackhawk Statutory Trust I, and Blackhawk Statutory Trust II, all of which are unconsolidated subsidiaries of First Mid.

As of September 30, 2025, First Mid had total assets of approximately $7.83 billion, total gross loans, including loans held for sale, of approximately $5.82 billion, total deposits of approximately $6.29 billion and total shareholders’ equity of approximately $932 million.

Merger Sub is an Iowa limited liability company and a wholly-owned subsidiary of First Mid formed on September 29, 2025, for the purpose of effecting the merger, pursuant to the merger agreement.

First Mid common stock is traded on the Nasdaq Global Market under the ticker symbol “FMBH.”

Two Rivers Financial Group, Inc.
222 N. Main St.
Burlington, Iowa 52601
Telephone: (800) 209-2616

Two Rivers, headquartered in Burlington, Iowa, is an Iowa corporation, $1.301 billion asset bank holding company for its wholly-owned subsidiary, Two Rivers Bank & Trust (“Two Rivers Bank”), which provides community banking services primarily in Iowa.

As of September 30, 2025, Two Rivers had total assets of approximately $1.15 billion; total gross loans of approximately $901 million; total deposits of approximately $988 million; and total shareholders’ equity of approximately $115.5 million.

Two Rivers’ common stock is traded on the OTCQX Market under the ticker symbol “TRVR”.

The merger and the merger agreement (See page 43)

First Mid’s acquisition of Two Rivers is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Two Rivers will merge with and into Merger Sub, a wholly-owned subsidiary of First Mid, and Merger Sub will be the surviving entity. The separate corporate existence of Two Rivers will terminate as a result of the merger. The merger is anticipated to be completed in the first quarter of 2026. Following the completion of the merger, Merger Sub will be merged or dissolved with and into First Mid, with First Mid as the surviving entity. At a time to be determined by First Mid, First Mid will cause the merger of Two Rivers Bank with and into First Mid Bank, with First Mid Bank being the surviving entity. At such time, Two Rivers Bank’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate Two Rivers Bank and First Mid Bank as separate bank subsidiaries.

The merger agreement is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What Two Rivers shareholders will receive as consideration in the merger (See page 43)

If the merger is completed, each share of Two Rivers common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Two Rivers as treasury stock and any dissenting shares) will be converted into the right to receive, per share of Two Rivers common stock, 1.225 shares of First Mid common stock (the “Exchange Ratio”), subject to certain adjustments set forth in the merger agreement. While the final consideration amount calculated as of closing of the merger is not yet known at this time, based on the closing price of First Mid’s common stock of $36.24 on October 29, 2025, and the 2,086,645 shares of Two Rivers common stock outstanding, including restricted stock awards, as of October 29, 2025, the date of the merger agreement (and the last trading day preceding the public announcement of the merger), Two Rivers shareholders are expected to receive total aggregate merger consideration from First Mid of approximately $92.6 million in the form of First Mid common stock, subject to receipt of cash in lieu of fractional shares. Cash will be paid instead of any fractional shares in an amount, rounded to the nearest whole cent, determined by multiplying the Closing First Mid Common Stock Price by the fractional share of First Mid common stock to which such former holder would otherwise be entitled. Shares of Two Rivers common stock held by Two Rivers shareholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.

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Potential adjustment of merger consideration (See page 43)

The merger consideration is subject to potential adjustment in three circumstances. First, if the consolidated balance sheet delivered by Two Rivers to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated shareholders’ equity less than $115,501,230 (as computed and adjusted in accordance with the merger agreement), the merger consideration shall be reduced dollar-for-dollar, in accordance with the terms of the merger agreement, by an amount equal to the amount of such shortfall. As of September 30, 2025, Two Rivers’ consolidated shareholders’ equity as computed in accordance with generally accepted accounting principles (“GAAP”) was $115,501,230. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated shareholders’ equity included in the closing consolidated balance sheet to be less than $115,501,230. Second, if at any time during the five business day period commencing on the fifteenth business day preceding the closing date of the merger, the average closing price of a share of First Mid common stock is less than $29.15 and decreases by more than 20% in relation to the Nasdaq Bank Index, Two Rivers will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section of the proxy statement/prospectus entitled “Description of the Merger Agreement—Merger Consideration”. Third, if, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares pursuant to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of Two Rivers common stock with the same economic effect as contemplated by the merger agreement prior to such event.

Treatment of Two Rivers equity awards (See page 44)

All of Two Rivers’ outstanding restricted stock awards will become 100% vested upon the effective time of the merger, and all provisions of the merger agreement applicable to Two Rivers’ common stock shall apply in equal measure to each share of Two Rivers common stock subject to a restricted stock award which vests as of the closing date.

Material U.S. federal income tax consequences of the merger (See page 41)

The parties intend for the merger to be treated as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code. Accordingly, Two Rivers shareholders generally will not recognize gain or loss if they exchange their Two Rivers shares for First Mid common stock, except in the event that Two Rivers shareholders receive cash instead of a fractional share of First Mid common stock. The tax consequences of the merger to each Two Rivers shareholder will depend on such Two Rivers shareholder’s own situation. Two Rivers shareholders should consult with their own tax advisors for a full understanding of the tax consequences of the merger to them. Each of ArentFox Schiff LLP and Barack Ferrazzano have delivered tax opinions, dated December 23, 2025, to the effect that the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code. In addition, the completion of the merger is conditioned on receipt of a tax opinion from each of ArentFox Schiff LLP and Barack Ferrazzano dated the closing date, to the same effect as the opinions described in the preceding sentence. The opinions will not bind the Internal Revenue Service, which could take a different view.

See “Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the merger.

Opinion of Two Rivers’ Financial Advisor (See page 22)

At the October 29, 2025 meeting of the board of directors of Two Rivers, a representative of Two Rivers’ financial advisor, D.A. Davidson & Co. (“D.A. Davidson”), rendered D.A. Davidson’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the board of directors of Two Rivers, dated October 29, 2025, as to the fairness, from a financial point of view, of the Exchange Ratio in the merger to the holders of Two Rivers common stock, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of D.A. Davidson, dated October 29, 2025, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken by D.A. Davidson, is attached as Appendix D to this proxy statement/prospectus. D.A. Davidson provided its opinion for the information and assistance of the board of directors of Two Rivers (solely in its capacity as such) in connection with, and for purposes of, Two Rivers’ consideration of the financial terms of the merger and D.A. Davidson’s opinion only addressed whether the merger was fair, from a financial point of view, to the holders of the Two Rivers common stock. The opinion of D.A. Davidson does not address any other term or aspect of the merger agreement, or any transactions contemplated thereby. D.A. Davidson’s opinion does not address the underlying business decision of Two Rivers to engage in the merger or constitute a recommendation to the board of directors of Two Rivers or any holder of Two Rivers common stock as to how the board of directors of Two Rivers, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

Two Rivers’ reasons for the merger; board recommendation to Two Rivers’ shareholders (See page 21)

Two Rivers’ board of directors believes that the merger agreement and the transactions contemplated therein are in the best interests of Two Rivers and its shareholders. In particular, the board believes that First Mid’s commitment to the community and the opportunity to provide Two Rivers’ customers with access to a larger banking network and an expanded array of services are particularly important. In addition, First Mid’s size offers greater opportunities to deal with customer expectations related to technology, address increasing regulatory requirements and effectively compete in an environment with changing marketplace demographics and untaxed credit union competition. In addition, the fact that First Mid’s common stock trades on the Nasdaq Global Market will offer greater market liquidity for shareholders than is currently available for Two Rivers’ shares, which trade on the OTCQX Market. Two Rivers’ board of directors unanimously recommends that Two Rivers shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” adjournment of the Two Rivers special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. See the section entitled “The Merger—Two Rivers’ reasons for the merger and recommendation of the board of directors” beginning on page 21 of this proxy statement/prospectus.

Interests of officers and directors of Two Rivers in the merger may be different from, or in addition to, yours (See page 37)

The interests of some of the directors and executive officers of Two Rivers may be different from those of Two Rivers shareholders, and the directors and officers of Two Rivers may be participants in arrangements that are different from, or are in addition to, those of Two Rivers shareholders. The members of the Two Rivers board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that Two Rivers’ common shareholders vote in favor of adopting the merger agreement. See “The Merger—Interests of certain persons in the merger” on page 37.

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Two Rivers shareholders will have dissenters’ rights in connection with the merger (See page 38)

Two Rivers shareholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the IBCA, receive cash in the amount of the “fair value” of their shares of Two Rivers common stock instead of the merger consideration. This “fair value” could be more than the merger consideration but could also be less. See “The Merger—Two Rivers shareholder dissenters’ rights” on page 38.

A copy of the applicable sections of the IBCA is attached as Appendix B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

The merger and the performance of the combined company are subject to a number of risks (See page 12)

There are a number of risks relating to the merger and to the businesses of First Mid, Two Rivers and the combined company following the merger. See the “Risk Factors” beginning on page 12 of this proxy statement/prospectus for a discussion of these and other risks relating to the merger. You should also consider the other information in this proxy statement/prospectus and the documents First Mid has filed with the SEC and which are incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain First Mid Documents by Reference” and “Where You Can Find More Information” beginning on page 55 of this proxy statement/prospectus.

Two Rivers shareholder approval will be required to complete the merger and approve the other proposals set forth in the notice (See page 18)

Approval by Two Rivers’ shareholders at Two Rivers’ special meeting of shareholders on February 24, 2026 is required to complete the merger. The presence, in person or by proxy, of a majority of the shares of Two Rivers common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Two Rivers common stock outstanding on the record date entitles its holder to one vote on the merger agreement and any other proposal listed in the notice. Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Two Rivers common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the merger proposal. Approval of the proposal to adjourn the special meeting requires the affirmative vote of a majority of the shares of Two Rivers common stock present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote against the proposal to adjourn the special meeting, while shares not voted and broker non-votes will have no effect on the outcome of the proposal to adjourn the special meeting. As of the record date of January 12, 2026, Two Rivers directors and executive officers held approximately 23.6% of the outstanding shares of Two Rivers common stock entitled to vote at the special meeting. As described on page 45, pursuant to a voting agreement entered into by certain of Two Rivers’ shareholders, directors and executive officers, beneficial owners of approximately 23.6% of the shares of Two Rivers common stock have agreed to vote in favor of the merger in accordance with the terms of that agreement.

Completion of the merger is subject to regulatory approvals (See page 36)

The merger cannot proceed without obtaining all requisite regulatory approvals. First Mid and Two Rivers have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Mid and Two Rivers is subject to prior approval of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”) and the Iowa Division of Banking (which we refer to as the “IDOB”). First Mid submitted applications with the Federal Reserve and the IDOB on November 13, 2025, seeking the necessary approvals. The approval of the Federal Reserve was received by First Mid on December 30, 2025. The approval of the IDOB was received by First Mid on December 23, 2025. The merger may not be consummated until at least 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.

At a date following the completion of the merger, First Mid intends to merge Two Rivers Bank with and into First Mid Bank, with First Mid Bank as the surviving bank. The bank merger will be subject to approval by the Office of the Comptroller of the Currency (which we refer to as the “OCC”). First Mid intends to file an application with the OCC seeking this approval in the near future.

While First Mid knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to consummate the merger and the bank merger will be obtained or obtained in a timely manner.

Conditions to the merger (See page 48)

Closing Conditions for the Benefit of First Mid. First Mid’s obligations to close the merger are subject to fulfillment of certain conditions, including:

accuracy of representations and warranties of Two Rivers in the merger agreement as of the closing date of the merger, except as otherwise set forth in the merger agreement;

•	performance by Two Rivers in all material respects of its obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of Two Rivers shareholders;

•	execution and delivery of the articles of merger, in form suitable for filing with the Iowa Secretary of State (the “ISOS”);

•	no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals;

•	the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	receipt of a certificate signed on behalf of Two Rivers certifying (i) the accuracy of the representations and warranties of Two Rivers in the merger agreement and (ii) performance by Two Rivers in all material respects of its obligations under the merger agreement;

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•	receipt of a tax opinion from its tax counsel that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and Two Rivers will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	receipt of a consolidated balance sheet for Two Rivers and its subsidiaries as of the last day of the month preceding the closing date of the merger (subject to certain timing changes); and

•	no material adverse change in Two Rivers or business conduct by Two Rivers and its subsidiaries, taken as a whole since October 29, 2025.

Closing Conditions for the Benefit of Two Rivers. Two Rivers’ obligations to close the merger are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement as of the closing date of the merger, except as otherwise set forth in the merger agreement;

•	performance by each of First Mid and Merger Sub in all material respects of their respective obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of Two Rivers shareholders;

•	execution and delivery of the articles of merger, in form suitable for filing with the ISOS;

•	no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals and certain third party consents;

•	the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	receipt of a certificate signed on behalf of First Mid certifying (i) the accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement and (ii) performance by each of First Mid and Merger Sub in all material respects of its respective obligations under the merger agreement;

•	receipt of a tax opinion from its tax advisor that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and Two Rivers will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

•	no material adverse change in First Mid since October 29, 2025.

How the merger agreement may be terminated by First Mid and Two Rivers (See page 49)

First Mid and Two Rivers may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Mid or Two Rivers may terminate the merger agreement as follows:

•	any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or issued a final nonappealable order that has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to perform or observe the covenants of the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•	the merger is not completed by August 31, 2026 (which we refer to as the “outside date”), provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date;

•	approval of the Two Rivers shareholders necessary for the merger is not obtained; or

•	any state or federal law, rule or regulation is adopted or issued and becomes effective and has the effect of prohibiting the merger.

In addition, Two Rivers may terminate the merger agreement as follows:

•	if Two Rivers is not in material breach of the merger agreement, and any of the representations or warranties of First Mid are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by First Mid of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to First Mid from Two Rivers;

•	prior to Two Rivers’ meeting of shareholders, in order to enter into an agreement with respect to an unsolicited superior proposal from a third party, provided that First Mid be provided with an opportunity, pursuant to procedures set forth in the merger agreement, to make an offer that is more favorable to the Two Rivers shareholders, and further provided that the termination fee is paid by Two Rivers to First Mid; or

•	if at any time during the five business day period commencing on the fifteenth business day immediately preceding the closing date of the merger, the average closing price of a share of First Mid common stock is less than $29.15 and decreases by more than 20% in relation to the Nasdaq Bank Index, Two Rivers will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section entitled “Description of the Merger Agreement—Merger Consideration.”

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In addition, First Mid may terminate the merger agreement as follows:

•	if First Mid is not in material breach of the merger agreement, and any of the representations or warranties of Two Rivers are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by Two Rivers of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to Two Rivers from First Mid; or

•	prior to Two Rivers’ shareholders meeting if Two Rivers’ board of directors (i) approves or recommends, or proposes publicly to approve or recommend, any acquisition of Two Rivers by a third-party, and/or permits Two Rivers to enter into an acquisition agreement with a third party or (ii) recommends that the shareholders of Two Rivers tender their shares of Two Rivers common stock in a tender offer or exchange offer for Two Rivers common stock has commenced (other than by First Mid or its affiliates) or fails to recommend rejection of such offer within ten business days after its commencement.

A termination fee may be payable by Two Rivers under some circumstances (See page 49)

Two Rivers has agreed to pay First Mid a termination fee of $3,625,000.00 if the merger agreement is terminated under certain circumstances, including if First Mid terminates the merger agreement because Two Rivers breaches its covenant not to solicit an acquisition proposal from a third party or if Two Rivers terminates the merger agreement in order to enter into an agreement for a superior proposal.

Voting agreement (See page 45)

On October 29, 2025, certain shareholders, directors and executive officers of Two Rivers agreed to vote all of their shares of Two Rivers common stock in favor of the merger agreement at the special meeting of Two Rivers shareholders. The voting agreement covers 490,148.5 shares of Two Rivers common stock, constituting approximately 23.6% of Two Rivers’ outstanding shares of common stock as of October 29, 2025. This voting agreement terminates if the merger agreement is terminated in accordance with its terms. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Appendix C.

Accounting treatment of the merger (See page 36)

For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”).

Certain differences in First Mid stockholder rights and Two Rivers shareholder rights (See page 52)

Because they will receive First Mid common stock, Two Rivers shareholders will become First Mid stockholders as a result of the merger. Their rights as stockholders after the merger will be governed by First Mid’s certificate of incorporation and bylaws. The rights of First Mid stockholders are different in certain respects from the rights of Two Rivers’ shareholders. The material differences are described later in this proxy statement/prospectus.

First Mid shares will be listed on Nasdaq (See page 50)

The shares of First Mid common stock to be issued pursuant to the merger will be listed on the Nasdaq Global Market under the symbol “FMBH.”

Risk Factors (See page 12)

You should consider all the information contained or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented. In particular, you should consider the factors described under “Risk Factors.”

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIRST MID

The following table summarizes selected historical consolidated financial data of First Mid for the periods and as of the dates indicated. This information has been derived from First Mid’s consolidated financial statements filed with the SEC. Historical financial data as of and for the nine months ended September 30, 2025 and September 30, 2024 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of First Mid. You should not assume the results of operations for past periods and for the nine months ended September 30, 2025 and September 30, 2024 indicate results for any future period.

You should read this information in conjunction with First Mid’s consolidated financial statements and related notes thereto included in First Mid’s Annual Report on Form 10-K for the year ended December 31, 2024, and in First Mid’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2025, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” beginning on page 55 of this proxy statement/prospectus.

	(Unaudited) As of and for nine months ended September 30,		As of and for year ended December 31,
(in thousands, except per share data)	2025	2024	2024	2023	2022	2021	2020
Results of Operations
Interest income	$277,095	$267,537	$357,379	$300,166	$215,891	$183,013	144,141
Interest expense	87,460	97,759	128,651	106,703	31,614	15,262	16,729
Net interest income	189,635	169,778	228,728	193,463	184,277	167,751	127,412
Provision for loan losses	7,572	1,992	5,635	6,104	4,806	15,151	16,103
Net interest income after provision for credit losses	182,063	167,786	223,093	187,359	179,471	152,600	111,309
Non-interest income	71,366	69,923	96,286	86,786	74,682	69,767	59,520
Non-interest expense	166,380	158,686	214,983	185,740	162,861	155,579	111,087
Income before income taxes	87,049	79,023	104,396	88,405	91,292	66,788	59,742
Income taxes	18,978	19,293	25,498	19,470	18,340	15,298	14,472
Net income	68,071	59,730	78,898	68,935	72,952	51,490	45,270
Preferred stock dividends	—	—	—	—	—	—
Net income available to common stockholders	68,071	59,730	78,898	68,935	72,952	51,490	45,270
Balance Sheet Items
Total assets	$7,830,368	$7,562,489	$7,519,734	$7,586,794	$6,744,215	$5,986,582	4,726,348
Total gross loans, including loans held for sale	5,824,038	5,614,591	5,672,462	5,580,565	4,826,212	3,995,523	3,138,419
Deposits	6,289,543	6,088,834	6,057,096	6,123,659	5,257,001	4,956,486	3,692,784
Total liabilities	6,898,189	6,703,992	6,673,343	6,793,590	6,111,060	5,352,688	4,158,120
Stockholders’ equity	932,179	858,497	846,391	793,204	633,155	633,894	568,228
Per Common Share Data
Basic earnings per common share	$2.85	$2.50	$3.31	$3.17	$3.62	$2.88	2.71
Diluted earnings per common share	2.84	2.49	3.30	3.15	3.60	2.87	2.70
Common dividends declared	0.73	0.70 4	0.94	0.92	0.90	0.85	0.81
Tangible book value (1)	28.21	24.82	24.46	22.20	22.65	27.24	26.29
Performance Ratios
Return on average assets	1.19%	1.05%	1.04%	0.97%	1.11%	0.90%	1.05%
Return on average common equity	10.32%	9.89%	9.67%	10.10%	11.38%	8.38%	8.24%
Net interest margin (TE) (2)(3)	3.71%	3.32%	3.34%	3.05%	3.13%	3.21%	3.27%

Total common equity less goodwill and intangible assets divided by shares outstanding as of period end.
(2) Presented on a full tax equivalent basis using the federal statutory rate of 21% for all periods presented.

(3) Non-GAAP financial measure. Refer to “Non-GAAP Financial Information” on page 16 for a reconciliation to the comparable GAAP measure.

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COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

First Mid Market Price and Dividend Information

First Mid common stock is listed on the Nasdaq Global Market under the symbol “FMBH.” First Mid has declared a quarterly cash dividend during each quarter since 2021. You should obtain current market quotations for First Mid common stock, as the market price of First Mid common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed, at times in between and thereafter. You can obtain these quotations from publicly available sources. The declaration of dividends, whether before or after the merger, is at the discretion of the First Mid Board. Any determination to pay dividends on First Mid common stock in the future will be at the discretion of the First Mid Board and dependent upon then-existing conditions, including First Mid’s operating results and financial condition, capital requirements, contractual restrictions, business prospects and other factors that the First Mid Board may deem relevant.

Two Rivers Market Price and Dividend Information

Two Rivers common stock is listed on the OTCQX Market under the ticker symbol “TRVR”. Two Rivers has declared an annual dividend each year since 1987. You should obtain current market quotations for Two Rivers common stock, as the market price of Two Rivers common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed. You can obtain these quotations from publicly available sources. Under the merger agreement, Two Rivers has agreed that, until the completion of the merger, it will not authorize or pay any dividend on or make any other distribution with respect to its outstanding shares of capital stock, except for ordinary course quarterly dividends consistent with past practice.

Comparison of First Mid and Two Rivers Market Prices and Implied Value of Share Value of the Stock Consideration

The following table sets for the closing sale price per share of First Mid common stock and of Two Rivers common stock as reported on the Nasdaq Global Market and the OTCQX Market, respectively, on October 29, 2025, the last trading day prior to the public announcement of the merger, and on January 12, 2026, the last practicable trading day before the filing of this proxy statement/prospectus with the SEC. The table also shows the estimated implied value of the stock consideration proposed for each share of Two Rivers as of the same two dates. This implied value was calculated by multiplying the closing price of a share of First Mid common stock on the relevant date by the exchange ratio of 1.225 shares of First Mid common stock for each share of Two Rivers common stock.

	First Mid Common Stock	Two Rivers Common Stock	Implied Per Share Value of Stock Consideration
October 29, 2025	$36.24	$36.50	$44.39
January 12, 2026	$39.67	$47.70	$48.60

The market prices of First Mid common stock and Two Rivers common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate prior to, and in the case of First Mid common stock, after the completion of the merger. No assurance can be given concerning the market prices of First Mid common stock or Two Rivers common stock before completion of the merger or of First Mid common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of First Mid common stock (and therefore the value of the stock consideration) when received by Two Rivers shareholders after the merger is completed could be greater than, less than, or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to Two Rivers shareholders in determining whether to approve the merger proposal. Two Rivers shareholders are encouraged to obtain current market quotations for First Mid common stock and Two Rivers common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference herein. For more information, see the section entitled, “Where You Can Find More Information” beginning on page 55 of this proxy statement/prospectus.

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Special Note Regarding Forward-Looking Statements” beginning on page 15 you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “References to Additional Information” in the forepart of this proxy statement/prospectus and the sections of this proxy statement/prospectus entitled “Incorporation of Certain First Mid Documents by Reference” beginning on page 55 and “Where You Can Find More Information” beginning on page 55.

Risks Related to the Merger and First Mid’s Business Upon Completion of the Merger

The Value of the Merger Consideration that Constitutes First Mid Common Stock will Fluctuate Based on the Price of First Mid Common Stock.

The merger consideration that Two Rivers shareholders will receive as First Mid common stock is a fixed number of shares of First Mid common stock; it is not a number of shares of First Mid common stock with a particular fixed market value. The market value of shares of First Mid common stock at the effective time of the merger may vary significantly from its value on the date the merger agreement was executed or at other dates, including the date on which Two Rivers shareholders vote on the adoption of the merger agreement. The market price of First Mid’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding First Mid’s operations or business prospects, including market sentiment regarding First Mid’s entry into the merger agreement. These risks may be affected by, among other things:

•	operating results that vary from the expectations of First Mid management or of securities analysts and investors;

•	operating and securities price performance of companies that investors consider to be comparable to First Mid;

•	announcements of strategic developments, acquisitions, dispositions, financings, and other material events by First Mid or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock price changes may also result from a variety of other factors, many of which are outside of the control of First Mid, including changes in the business, operations or prospects of First Mid, regulatory considerations, and general business, market, industry or economic conditions. Accordingly, at the time of the Two Rivers special meeting, Two Rivers shareholders will not know or be able to calculate the market value of the First Mid common stock they would receive upon the completion of the merger.

The Market Price of First Mid Common Stock after the Merger May be Affected by Factors Different from Those Affecting the Shares of Two Rivers or First Mid Currently.

Upon completion of the merger, holders of Two Rivers common stock will become holders of First Mid common stock. First Mid’s business differs in important respects from that of Two Rivers and they currently operate in different markets. Accordingly, the results of operations of the combined company and the market price of First Mid common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Mid and Two Rivers. For a discussion of the business and market of First Mid and of some important factors to consider in connection with its business, please see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Incorporation of Certain First Mid Documents by Reference.”

Two Rivers Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

Two Rivers shareholders currently have the right to vote in the election of the Two Rivers board of directors and on other matters requiring shareholder approval under Iowa law and Two Rivers’ articles of incorporation and bylaws. Upon the completion of the merger, each Two Rivers shareholder will become a stockholder of First Mid with a percentage ownership of First Mid that is smaller than such shareholder’s percentage ownership of Two Rivers. Based on the number of issued and outstanding shares of First Mid common stock and Two Rivers common stock on October 29, 2025, and the exchange ratio of 1.225, and assuming no adjustment in the number of shares of First Mid common stock to be issued as merger consideration pursuant to the merger agreement, shareholders of Two Rivers, as a group, will receive shares in the merger constituting approximately 9.6% of First Mid’s issued and outstanding common stock immediately after the merger (without giving effect to any First Mid common stock held by Two Rivers shareholders prior to the merger). Because of this, current Two Rivers shareholders, as a group, will have less influence on the board of directors, management and policies of First Mid (as the combined company following the merger) than they now have on the board of directors, management and policies of Two Rivers.

First Mid May Fail to Realize the Anticipated Benefits of the Merger.

First Mid and Two Rivers have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, First Mid’s ability to combine the businesses of First Mid and Two Rivers in a manner that permits growth opportunities, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and does not materially disrupt the existing customer relationships of First Mid or Two Rivers nor result in decreased revenues due to any loss of customers. If First Mid is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving company’s business, financial condition, operating results and prospects.

Certain employees may not be employed by First Mid after the merger. In addition, employees that First Mid wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of First Mid’s or Two Rivers’ ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of First Mid or Two Rivers to maintain relationships with customers and employees or to achieve the anticipated benefits and cost savings of the merger.

12

Among the factors considered by the boards of directors of First Mid and Two Rivers in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. In deciding whether to grant antitrust or regulatory clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay their receipt. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. First Mid and Two Rivers believe that the merger should not raise significant regulatory concerns and that First Mid will be able to obtain all requisite regulatory approvals in a timely manner. Despite the parties’ commitments to use their reasonable and diligent efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, First Mid and Two Rivers will not be required to take actions that would reasonably be expected to materially restrict or burden First Mid following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, neither First Mid nor Two Rivers can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of the merger.

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among other things: approval of the merger agreement and the transactions it contemplates by Two Rivers shareholders, receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval, or First Mid or Two Rivers may elect to terminate the merger agreement in certain other circumstances.

Termination of the Merger Agreement could Negatively Impact First Mid.

First Mid has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, First Mid would have to recognize these expenses without realizing the expected benefits of the merger and First Mid’s businesses may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, the market price of First Mid’s common stock could decline to the extent that the market prices since the announcement of the merger reflect a market assumption that the merger will be completed.

Termination of the Merger Agreement Could Negatively Impact Two Rivers.

If the merger is not completed for any reason, including as a result of Two Rivers shareholders declining to approve the merger agreement, the ongoing business of Two Rivers may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, Two Rivers would be subject to a number of risks, including the following:

•	Two Rivers may experience negative reactions from its customers, vendors and employees;

•	Two Rivers will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	The merger agreement places certain restrictions on the conduct of Two Rivers’ businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of First Mid (not to be unreasonably withheld, conditioned or delayed), may prevent Two Rivers from entering into certain transactions or taking certain other specified actions during the pendency of the merger; and

•	Matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Two Rivers management, which would otherwise have been devoted to other opportunities that may have been beneficial to Two Rivers as an independent company.

If the merger agreement is terminated and the Two Rivers board of directors seeks another merger or business combination, Two Rivers shareholders cannot be certain that Two Rivers will be able to find a party willing to offer equivalent or more attractive consideration than the consideration First Mid has agreed to provide in the merger, or that such other merger or business combination will be completed. Additionally, if the merger agreement is terminated and the Two Rivers board of directors seeks another merger or business combination, under certain circumstances Two Rivers may be required to pay First Mid a termination fee of $3,625,000.00.

Two Rivers Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Two Rivers and, consequently, on First Mid. These uncertainties may impair Two Rivers’ ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Two Rivers to seek to change existing business relationships with Two Rivers. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, First Mid’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Two Rivers from entering into certain transactions and taking other specified actions without the consent of First Mid until the merger occurs. These restrictions may prevent Two Rivers from pursuing attractive business opportunities that may arise prior to the completion of the merger.

13

Two Rivers Directors and Officers May Have Interests in the Merger Different From the Interests of Two Rivers Shareholders.

The interests of some of the directors and executive officers of Two Rivers may be different from those of Two Rivers shareholders, and the directors and officers of Two Rivers may be participants in arrangements that are different from, or are in addition to, those of Two Rivers shareholders. Two Rivers’ board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that Two Rivers’ common shareholders vote in favor of adopting the merger agreement.

These interests are more fully described in this proxy statement/prospectus under the heading “The Merger—Interests of certain persons in the merger” on page 37.

The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire Two Rivers for Greater Merger Consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Two Rivers that might result in greater value to Two Rivers’ shareholders than the proposed merger with First Mid or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Two Rivers than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Two Rivers from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by Two Rivers’ board of directors, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Two Rivers also has an unqualified obligation to submit the proposal to approve the merger to a vote by its shareholders, even if Two Rivers receives an alternative acquisition proposal that its board of directors believes is superior to the merger, unless the merger agreement has been terminated in accordance with its terms. In addition, Two Rivers may be required to pay First Mid a termination fee of $3,625,000.00 upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “Description of the Merger Agreement—Termination” beginning on page 49 and “Description of the Merger Agreement—Termination fee” beginning on page 49.

The Opinion of Two Rivers’ Financial Advisor Will Not Reflect Changes in Circumstances After the Date Thereof.

Two Rivers has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Two Rivers or First Mid, general market and economic conditions and other factors that may be beyond the control of Two Rivers and First Mid may significantly alter the value of Two Rivers or First Mid or the price of Two Rivers common stock or First Mid common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Two Rivers does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.

First Mid and Two Rivers Will Incur Transaction and Integration Costs in Connection with the Merger.

Each of First Mid and Two Rivers has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. In addition, First Mid will incur integration costs following the completion of the merger as First Mid integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “—First Mid May Fail to Realize the Anticipated Benefits of the Merger” on page 12. First Mid and Two Rivers may also incur additional costs to maintain employee morale and to retain key employees. First Mid and Two Rivers will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger.

The Shares of First Mid Common Stock to be Received by Two Rivers Common Shareholders as a Result of the Merger Will Have Different Rights from the Shares of Two Rivers Common Stock.

Upon completion of the merger, Two Rivers common shareholders will receive merger consideration constituting First Mid common stock and will become First Mid stockholders and their rights as stockholders will be governed by the DGCL and First Mid’s certificate of incorporation and bylaws. The rights associated with Two Rivers common stock are different from the rights associated with First Mid common stock. Please see “Comparison of Rights of First Mid Stockholders and Two Rivers Shareholders” beginning on page 52 for a discussion of the different rights associated with First Mid common stock.

This Proxy Statement/Prospectus Contains Limited Financial Information on which to Evaluate the Merger.

This proxy statement/prospectus contains limited historical financial information about Two Rivers and does not contain pro forma combined financial information about First Mid and Two Rivers after giving effect to the merger. The financial condition of the combined company following the merger will impact the price of First Mid’s common stock after the merger.

Lawsuits that May Be Filed against Two Rivers and First Mid Could Result in an Injunction Preventing the Completion of the Merger or a Judgment Resulting in the Payment of Damages.

Plaintiffs may file lawsuits against First Mid, Two Rivers and/or the directors and officers of either company in connection with the merger. The outcome of any such litigation is uncertain. If the cases are not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to First Mid, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect First Mid’s business, financial condition, results of operations and cash flows.

Risks Relating to First Mid’s Business

You should read and consider risk factors specific to First Mid’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First Mid’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the sections entitled “Incorporation of Certain First Mid Documents by Reference” and “Where You Can Find More Information” beginning on page 55 of this proxy statement/prospectus, for the location of information incorporated by reference into this proxy statement/prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents to which this proxy statement/prospectus refer, contain certain forward-looking statements, such as discussions of pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules of First Mid and Two Rivers. Such forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and Two Rivers, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things,

•	the possibility that any of the anticipated benefits of the proposed transactions between First Mid and Two Rivers will not be realized or will not be realized within the expected time period;

•	the risk that integration of the operations of Two Rivers with First Mid will be materially delayed or will be more costly or difficult than expected;

•	the inability to complete the proposed transactions due to the failure to obtain the required Two Rivers shareholder approval;

•	the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals;

•	the failure of the proposed transactions to close for any other reason;

•	the effect of the announcement of the transaction on customer relationships and operating results;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	changes in interest rates;

•	general economic conditions and those in the market areas of First Mid and Two Rivers;

•	legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve;

•	the quality or composition of First Mid’s and Two Rivers’ loan or investment portfolios and the valuation of those investment portfolios;

•	demand for loan products and deposit flows;

•	competition, demand for financial services in the market areas of First Mid and Two Rivers; and

•	accounting principles, policies and guidelines.

These risks and uncertainties should be considered in evaluations of forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

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NON-GAAP FINANCIAL INFORMATION

This proxy statement/prospectus contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by First Mid’s management, together with the related GAAP measures, in analysis of First Mid’s performance and in making business decisions. Management also uses these measures for peer comparisons.

The non-GAAP disclosures contained herein should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The table below represents a reconciliation from all non-GAAP disclosures contained herein and the comparable GAAP disclosure.

Reconciliation of Non-GAAP Financial Measures (in thousands, unaudited)
	As of and for nine months ended September 30,		As of and for year ended December 31,
	2025	2024	2024	2023	2022	2021	2020
Net interest income, GAAP	189,636	169,778	228,728	193,463	184,277	167,751	127,412
Net interest income, tax equivalent	191,939	172,074	231,791	196,523	187,441	170,375	129,635
Tax effect of tax-exempt income	2,303	2,296	3,063	3,060	3,164	2,624	2,223
Average earning assets	6,921,002	6,852,635	6,860,595	6,414,025	5,964,954	5,274,071	3,937,857
Net interest margin, tax equivalent	3.71%	3.32%	3.34%	3.05%	3.13%	3.21%	3.27%

16

INFORMATION ABOUT THE SPECIAL MEETING OF TWO RIVERS SHAREHOLDERS

Purpose

Two Rivers shareholders are receiving this proxy statement/prospectus because on January 12, 2026, the record date for a special meeting of shareholders to be held on February 24, 2026, at 5:00 p.m. local time, at the main lobby of Two Rivers Bank, 222 N. Main St., Burlington, IA 52601, they owned shares of the common stock of Two Rivers, and the board of directors of Two Rivers is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. Each copy of this proxy statement/prospectus was mailed to holders of Two Rivers common stock on January 23, 2026, and is accompanied by a proxy form for use at the meeting and at any adjournment(s) of the meeting.

At the special meeting, the Two Rivers board of directors will ask you to vote upon the following:

•	a proposal to approve the merger agreement and the transactions contemplated therein; and

•	a proposal to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

When you sign the enclosed proxy form or otherwise vote pursuant to the instructions set forth on the proxy form, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed on the proxy form, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting just in case your plans change.

If you have not already done so, please complete, date and sign the accompanying proxy form and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy form. If you do not vote your shares as instructed on the proxy form, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement and the transactions contemplated therein.

Record date, shares entitled to vote, required vote, quorum

The record date for the Two Rivers special meeting is January 12, 2026. Two Rivers’ shareholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were 2,073,371 shares of Two Rivers common stock outstanding and entitled to vote at the meeting. The outstanding shares are held by approximately 175 holders of record.

The presence, in person or by proxy, of a majority of the shares of Two Rivers common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Two Rivers common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the special meeting.

To determine the presence of a quorum at the meeting, Two Rivers will also count as present at the meeting broker non-votes, the shares of Two Rivers common stock present in person but not voting, and the shares of common stock for which Two Rivers has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions. Based on the number of shares of Two Rivers common stock outstanding as of the record date, at least 1,036,686 shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.

Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of Two Rivers common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement. Approval of the Two Rivers proposal to adjourn the special meeting requires the affirmative vote of a majority of the shares of Two Rivers common stock present in person or represented by proxy and entitled to vote on the adjournment. Abstentions will have the same effect as a vote against the proposal to adjourn the special meeting, while shares not voted and broker non-votes will have no effect on the outcome of the proposal to adjourn the special meeting.

As of the record date for the meeting, Two Rivers’ directors and executive officers beneficially owned a total of 490,148.5 shares, or approximately 23.6% of the outstanding shares, of Two Rivers common stock. We anticipate that these individuals will vote their shares in favor of the merger agreement. Certain of these individuals have entered into a written agreement with First Mid that they will vote their shares in favor of the merger agreement, except as may be limited by their fiduciary obligations.

How to vote your shares

You may vote your shares by signing and returning the proxy form or voting instruction form you receive, or by voting over the internet or by telephone.

If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger and the other proposals. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the Two Rivers board of directors recommends and will be voted “FOR” approval of the merger agreement and the transactions contemplated therein, and “FOR” the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. If you do not vote your shares as instructed on the proxy form, or if you do not attend and cast your vote at the special meeting, it will have no effect.

If you participate in the ESOP and Two Rivers common stock has been allocated to your ESOP account, you are entitled to instruct the Trustee, confidentially, as to how to vote such allocated shares pursuant to the instructions provided to ESOP participants. You will receive your ESOP account voting instruction form in a mailing separate from this proxy statement/prospectus. After all timely completed voting instruction forms are delivered to the Trustee, the Trustee will tabulate the results. Once the Trustee has tallied the votes, it will then use the voting instructions to vote the shares of Two Rivers common stock held by the ESOP.

Revocation of proxies

You may revoke your proxy at any time before it is voted by filing with the Secretary of Two Rivers a duly executed revocation of proxy, submitting a new proxy with a later date; or voting in person at the special meeting. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy.

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All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Two Rivers Financial Group, Inc., Corporate Secretary, 222 N. Main St., Burlington, Iowa 52601. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.

Solicitation of Proxies; Payment of Solicitation Expenses

Proxies are being solicited by the board of directors of Two Rivers from Two Rivers shareholders. Shares of Two Rivers common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies representing shares of Two Rivers common stock will be voted “FOR” the merger proposal and “FOR” the adjournment proposal, and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting.

On behalf of the board of directors of Two Rivers, Two Rivers has engaged Advantage Proxy, a proxy solicitation firm, to solicit proxies for the special meeting. Advantage Proxy will be paid a fixed fee of up to $10,000 for this service, and be reimbursed for out-of-pocket expenses for its services. Two Rivers has also agreed to indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses.

Two Rivers will pay for the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of Two Rivers or its affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation.

Questions and Additional Information

If you have any questions about the merger or how to submit your proxy form, or if you need additional copies of this proxy statement/prospectus, please contact: Two Rivers Financial Group, Inc. Attn: Attn: Stacey Meyer, 222 N. Main Street, Burlington, Iowa 52601 at (319) 753-9145 or Advantage Proxy, Two Rivers’ proxy solicitor, by calling toll-free at (877) 870-8565, or for banks and brokers, collect at (206) 870-8565, or by email at ksmith@advantageproxy.com.

THE TWO RIVERS PROPOSALS

Proposal 1—Approval of the Merger Agreement

At the Two Rivers special meeting, shareholders of Two Rivers will be asked to approve the merger agreement, pursuant to which Two Rivers will merge with and into Merger Sub, a wholly-owned subsidiary of First Mid, and the transactions contemplated therein. Merger Sub will be the surviving entity in the merger and continue its corporate existence as a wholly-owned subsidiary of First Mid. Shareholders of Two Rivers should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

For the reasons discussed in this proxy statement/prospectus, the board of directors of Two Rivers unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of Two Rivers and its shareholders, and unanimously adopted and approved the merger agreement.

The board of directors of Two Rivers unanimously recommends that Two Rivers shareholders vote “FOR” approval of the merger agreement and the transactions contemplated therein.

Proposal 2—Adjournment of the Special Meeting

If, at the Two Rivers special meeting, the number of shares of Two Rivers common stock cast in favor of the merger agreement is insufficient to approve the merger agreement and the transactions contemplated therein, Two Rivers intends to move to adjourn the Two Rivers special meeting in order to enable the board of directors of Two Rivers to solicit additional proxies for approval of the merger agreement and the transactions contemplated therein. In this proposal, Two Rivers is asking its shareholders to authorize the holder of any proxy solicited by the board of directors of Two Rivers, on a discretionary basis, to vote in favor of adjourning the Two Rivers special meeting to another time and place for the purpose of soliciting additional proxies.

The board of directors of Two Rivers unanimously recommends a vote “FOR” the proposal to adjourn the special meeting.

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THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. While First Mid and Two Rivers believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Appendices and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the merger. The merger agreement attached hereto as Appendix A, not this summary, is the legal document which governs the merger.

General

The board of directors of Two Rivers is using this proxy statement/prospectus to solicit proxies from the holders of Two Rivers common stock for use at the Two Rivers special meeting of shareholders at which Two Rivers shareholders will be asked to vote on approval of the merger agreement and thereby approve the merger. When the merger is consummated, Two Rivers will merge with and into Merger Sub, a wholly-owned subsidiary of First Mid, and Merger Sub will be the surviving entity. The separate corporate existence of Two Rivers will terminate as a result of the merger. The merger is anticipated to be completed in the first quarter of 2026. Following the completion of the merger, Merger Sub will be merged with and into First Mid, with First Mid as the surviving entity. At a time to be determined by First Mid, First Mid will cause the merger of Two Rivers Bank with and into First Mid Bank, with First Mid Bank being the surviving entity. At such time, Two Rivers Bank’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate Two Rivers Bank and First Mid Bank as separate bank subsidiaries. Under the merger agreement, the officers and directors of First Mid serving at the effective time of the merger will continue to serve as the officers and directors of First Mid after the merger is consummated.

If the merger is completed, each share of Two Rivers common stock which Two Rivers shareholders own immediately before the completion of the merger will be converted into the right to receive 1.225 shares, par value $4.00 per share, of First Mid, less any applicable taxes required to be withheld and subject to certain adjustments set forth in the merger agreement. Additionally, Two Rivers’ restricted stock awards will be fully vested upon consummation of the merger, and will be converted into the right to receive the same consideration pursuant to the terms of the merger agreement. Only whole shares of First Mid common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares in an amount, rounded to the nearest whole cent, determined by multiplying the Closing First Mid Common Stock Price by the fractional share of First Mid common stock to which such former holder would otherwise be entitled. Shares of Two Rivers common stock held by Two Rivers shareholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.

Background of the merger

First Mid’s board of directors and management regularly review and discuss acquisition opportunities and strategies for growth as part of its ongoing efforts to strengthen its businesses and improve its operations and performance in order and to create value for its shareholders, including reviewing strategic alternatives with its investment banking and financial advisors and its legal counsel, ArentFox Schiff LLP. Among other things, these discussions have included dialogue about possible strategic opportunities for growth available to First Mid and potential acquisitions or business combinations involving various other financial institutions.

The relationship between Two Rivers and First Mid began in May 2012 when William S. Rowland (former First Mid CEO) met with Jim H. Olson (former Two Rivers CEO & President) and Jeffrey L. Brotherson (former Two Rivers CFO) to learn more about each organization and discuss their common focus on community banking. Later in 2012, Joseph R. Dively, Chairman and CEO of First Mid, met with Mr. Olson to learn more about each company’s history, performance and strategic objectives. Mr. Dively maintained contact and met periodically with Mr. Olson and Mr. Kent M. Gaudian, former CEO of Two Rivers, who succeeded Mr. Olson. In 2016, Frank J. Delaney III was elected as Chairman of Two Rivers and met Mr. Dively. Mr. Dively and Mr. Delaney kept in contact over the course of several years and discussed community banking, strategy, and financial performance. In September 2019, Mr. Dively met with Mr. Delaney and Mr. Matt Shinn (former CEO and President of Two Rivers Bank). In January 2023 and January 2024, Mr. Dively met with Mr. Delaney and Cristy L. Schmidt, Board Secretary and director of Two Rivers, to discuss financial performance, banking industry changes, and opportunities to collaborate.

On December 23, 2024, Mr. Dively, Mr. Delaney, Ms. Schmidt met with Matthew K. Smith, President of First Mid. They discussed the history of First Mid, shared focus on community banking, and experience with the merger and integration process. Mr. Delaney and Ms. Schmidt expressed interest in having further discussions regarding strategic opportunities for the two companies.

The conversations Two Rivers had with First Mid were consistent with its historic assessment of strategic alternatives. In the past, Two Rivers has considered the performance of Two Rivers, how it compares to its competitors, market and branch expansion, divestitures of non-core operations and opportunities to improve Two Rivers’ performance through mergers and acquisitions. Over the past several years, Two Rivers has considered and pursued a few potential acquisitions of other banks and branch operations based on their geographic footprint, sources of income, asset and deposit composition, management structure and credit philosophies. At the same time, Two Rivers has evaluated the impacts of a sale of Two Rivers or the merger of Two Rivers with another financial institution. In connection with these strategic initiatives, Two Rivers has solicited the advice of financial advisors to provide Two Rivers with valuation information relating to Two Rivers and to model potential merger and acquisition opportunities.

Over the past 10 years, Two Rivers has worked primarily with D.A. Davidson as its financial advisor. Based on the historical discussions with First Mid and as part of its review and assessment of potential strategic alternatives, Two Rivers and D.A. Davidson identified First Mid as a potential strategic acquiror. From time to time, Two Rivers requested D.A. Davidson to prepare financial models illustrating Two Rivers’ potential acquisition of other financial institutions and illustrating the potential sale of Two Rivers to, or potential merger of Two Rivers with, other financial institutions, including First Mid. The discussions Two Rivers had with First Mid in late-2024 and 2025 were consistent with its ongoing assessment the operational and strategic review of Two Rivers.

On June 4, 2025, at Two Rivers’ request, D.A. Davidson contacted Mr. Dively regarding completing a confidentiality agreement and posting preliminary non-public information in an electronic data room. On June 10, 2025, Two Rivers and First Mid each executed confidentiality agreements. On June 11, 2025, First Mid was given access to the data room that contained a short list of non-public information regarding Two Rivers’ loans and deposits, securities portfolio, credit quality, significant vendor contracts, and operating expenses. First Mid conducted an initial due diligence review of Two Rivers.

On July 17, 2025, a videoconference was held with members of executive management from Two Rivers and First Mid to discuss 2025 financial results, recent trends in asset quality, top loan and deposit relationships, and the status of significant vendor contracts.

On July 22, 2025, First Mid, via its financial advisor Keefe, Bruyette & Woods (“KBW”), delivered to D.A. Davidson a preliminary, non-binding indication of interest that proposed an acquisition of Two Rivers by First Mid in which Two Rivers shareholders would receive stock consideration of 1.175 shares of First Mid common stock for each outstanding share of Two Rivers common stock. Based on the closing price of First Mid common stock on July 17, 2025, of $39.08, the consideration offered implied an aggregate deal value of approximately $96 million (2,462,620 shares of First Mid common stock). Two Rivers reviewed the indication of interest with its financial and legal advisors and directed representatives of D.A. Davidson to contact First Mid to determine whether terms of the indication of interest could be improved.

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On August 1, 2025, First Mid, via KBW, submitted a revised non-binding indication of interest to D.A. Davidson that proposed an acquisition of Two Rivers by First Mid in which Two Rivers shareholders would receive stock consideration of 1.225 shares of First Mid common stock for each outstanding share of Two Rivers common stock, an increase of 93,520 shares. Based on the closing price of First Mid common stock on July 31, 2025, of $37.97, the consideration offered implied an aggregate deal value of approximately $97 million (2,556,140 shares of First Mid common stock); however, based on the original July 17, 2025 closing price for First Mid of $39.08 the implied aggregate deal value would have been approximately $100 million, a $3.7 million increase from First Mid’s initial indication of interest.

On August 7, 2025, the Two Rivers’ board of directors met to discuss First Mid’s most recent non-binding indication of interest. During the meeting, the board held a detailed and lengthy discussion regarding First Mid’s revised non-binding indication of interest. Representatives from Dickinson, Bradshaw, Fowler & Hagen, P.C. (“Dickinson”) and D.A. Davidson participated in the meeting and led a discussion covering various legal and financial considerations regarding the indication of interest. Representatives from D.A. Davidson also provided a presentation of First Mid’s historical financial performance and metrics for comparable all-stock transactions involving financial institutions. The Two Rivers board of directors authorized management to execute the indication of interest with First Mid and to proceed with negotiating the terms of a definitive merger agreement.

On August 8, 2025, Two Rivers and First Mid agreed to the terms in the non-binding indication of interest. Mr. Delaney executed the indication of interest on behalf of Two Rivers. The indication of interest provided for a 60-day exclusivity period to allow First Mid to conduct confirmatory diligence, Two Rivers to conduct reverse diligence on First Mid, and the parties to negotiate a merger agreement, subject to the protections against disclosure of confidential information set forth in the confidentiality and nondisclosure agreement entered into by the parties.

On August 11, 2025, Two Rivers entered into an engagement letter with D.A. Davidson to serve as Two Rivers’ financial advisor to assist in its evaluation of strategic alternatives, including with respect to a proposed transaction with First Mid. KBW provided a confirmatory diligence request list regarding Two Rivers to D.A. Davidson requesting more detailed financial, business, and loan information on August 12, 2025.

On September 11, 2025, First Mid and ArentFox Schiff LLP provided Two Rivers and Dickinson with an initial draft merger agreement for the proposed transaction. Over the course of the following weeks, Two Rivers engaged special counsel, Barack Ferrazzano, a firm with experience counseling financial institutions in public transactions, and the parties and their respective legal advisors exchanged multiple drafts of the merger agreement and disclosure schedules thereto, the material terms of which were discussed with members of the board of directors of each of First Mid and Two Rivers, and the parties worked toward finalizing the terms of the transaction, including: the representations and warranties to be given by the parties; the operational covenants regarding Two Rivers’ actions between signing of the merger agreement and the closing of a transaction; a mechanism to adjust the level of merger consideration in the event that Two Rivers does not meet a certain level of adjusted minimum shareholder equity; the inclusion of a double-trigger termination provision and the different thresholds affecting termination; the treatment of various compensation arrangements for Two Rivers’ employees; and the provisions regarding a termination fee and Two Rivers’ ability to pursue other transactions if necessary to satisfy the fiduciary duties of Two Rivers’ board of directors. During this period of negotiation, the parties and their representatives continued to conduct ongoing, reciprocal, comprehensive due diligence.

On September 30, 2025, D.A. Davidson provided KBW with a reverse due diligence request list regarding First Mid. Two Rivers and its advisors conducted reverse due diligence regarding First Mid through review of First Mid’s publicly filed information and other documents and information provided by First Mid. On October 21, 2025, Two Rivers and representatives of D.A. Davidson, Dickinson and Barack Ferrazzano, engaged in a reverse diligence conference call with First Mid and its financial advisor, covering topics such as documents previously provided to Two Rivers by First Mid, the strategic plan and future growth prospects for First Mid, integration of Two Rivers into First Mid, financial performance, strategic plans specific to Two Rivers’ markets, shareholder liquidity, and existing lines of business.

On October 15, 2025, representatives from Barack Ferrazzano reviewed with the Two Rivers board of directors their fiduciary duties in connection with their consideration of Two Rivers’ strategic options, including a transaction with First Mid. The Two Rivers board of directors was also provided with an update of the merger agreement negotiations by Barack Ferrazzano and D.A. Davidson.

On October 16, 2025, a joint meeting with executive teams for Two Rivers and First Mid was held. Information discussed at that meeting included a history of First Mid, the merger and integration process, bank system conversion requirements, contacts for coordinating communications, and coordinating responses to human resources questions.

Between mid-September and October 28, 2025, First Mid, Two Rivers, and their respective legal and financial advisors continued to discuss and negotiate the final aspects of the merger agreement and its exhibits and schedules. This process included the management teams of First Mid and Two Rivers having various discussions with their respective advisors.

On October 28, 2025, the First Mid board of directors was provided with an update on the terms of the proposed transaction and the status of the merger agreement by First Mid’s management team and First Mid’s financial advisor, KBW.

On October 29, 2025, the Two Rivers board held a special meeting to discuss the proposed transaction, proposed final version of the merger agreement and the exhibits and schedules thereto, and the proposed final version of the voting agreement, with representatives of D.A. Davidson, Dickinson and Barack Ferrazzano in attendance. As an initial matter, representatives of Barack Ferrazzano reviewed with the directors their fiduciary duties in connection with their review and consideration of the transaction and the terms of the proposed merger with First Mid. Two Rivers’ board of directors was reminded that this information regarding the board of directors’ fiduciary duties had been provided and discussed at prior board meetings. Representatives of Barack Ferrazzano then reviewed in detail the final terms of the merger agreement with the Two Rivers board, including a description of the changes since the previous draft provided to the board. Prior to the meeting, the directors were provided a substantially final version of the merger agreement. At the meeting, representatives of Barack Ferrazzano also provided the board an opportunity to ask questions regarding the legal aspects of the merger agreement. Representatives of D.A. Davidson reviewed with the Two Rivers board its financial analysis of the proposed transaction, and rendered D.A. Davidson’s oral opinion (subsequently delivered in writing at the conclusion of the meeting), as described in the section titled “Opinion of Two Rivers’ Financial Advisor” beginning on page 22, to the effect that, as of October 29, 2025, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the Two Rivers common shareholders pursuant to the merger was fair, from a financial point of view, to those shareholders. The board discussed the attributes of First Mid’s common stock, including its recent market performance and its trading volume. The Two Rivers board of directors also reviewed First Mid’s recent financial performance, stock performance and trading volume. The Two Rivers board of directors discussed the transaction at length, including the pricing and the exchange ratio, the necessary regulatory approval requirements, the possible termination fees that may be incurred, and certain rights provided to Two Rivers in the event of a substantial decrease in the price of First Mid’s common stock prior to closing. Barack Ferrazzano also provided the board with a resolution of the board to be adopted approving the terms of the proposed transaction and the merger agreement, which was reviewed in detail by the board members. During the meeting, D.A. Davidson and Barack Ferrazzano reported on, and the Two Rivers board of directors discussed in detail, the reverse due diligence process undertaken by Two Rivers and its advisors with respect to First Mid. Following extensive discussion, review of the merger agreement and related documents, and questions and answers, including consideration of the factors described under “Two Rivers’ Reasons for the Merger”, the Two Rivers board determined that the merger agreement and the transactions contemplated thereby was advisable and in the best interests of Two Rivers and its shareholders. The Two Rivers board of directors then unanimously approved the merger agreement and the transactions contemplated thereby.

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On October 29, 2025, after the closing of the market and following Two Rivers’ special meeting of the board of directors, First Mid and Two Rivers executed the merger agreement and voting agreement. On October 30, 2025, before the opening of the market, First Mid and Two Rivers issued a joint press release announcing the execution of the merger agreement.

Two Rivers’ reasons for the merger and recommendation of the board of directors

The Two Rivers board of directors have unanimously determined that the merger agreement and the transactions contemplated therein, including the merger, are in the best interests of Two Rivers and its shareholders and recommend that Two Rivers’ shareholders vote “FOR” the merger proposal. In deciding to approve the merger agreement and the transactions contemplated therein, the Two Rivers board of directors consulted with its financial advisors and its legal counsel and considered a number of factors. While all of the reasons considered were of importance, the board of directors of Two Rivers determined that First Mid’s commitment to the community and the opportunity to provide Two Rivers’ customers with access to a larger banking network and an expanded array of services were particularly important. In addition, First Mid’s size offered greater opportunities to meet customer expectations related to technology, address increasing regulatory requirements and effectively compete in an environment with changing marketplace demographics and untaxed credit union competition.

Other material factors supporting the determination of the board of directors of Two Rivers include, in no certain order:

•	the combined company may have a sufficient size and scale to more efficiently compete in a highly competitive industry;

•	the combined company’s potential to increase shareholder value and to create opportunities for enhanced earnings and potential dividends, along with mitigating long-term business and execution risks by diversifying the footprint and revenue sources of the combined company;

•	the continuity of First Mid’s dividends and stock value;

•	increased liquidity for Two Rivers’ shareholders resulting from the merger, due to the fact that Two Rivers’ shares are traded on the OTCQX Market, which is a more cumbersome trading process than an exchange-listed security; by contrast, First Mid’s common shares are traded on the Nasdaq Global Market;

•	the current and prospective business and economic environment in which Two Rivers operates, including local and regional economic conditions;

•	the continuing consolidation in the financial services industry;

•	the uncertainties in the economic climate going forward;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of First Mid;

•	the form and amount of merger consideration as compared to Two Rivers’ trading value, price to tangible book value multiple, price to net income multiple, and the ability of Two Rivers’ shareholders to participate in the future performance of the combined company;

•	Two Rivers’ board of directors’ belief that First Mid is a high-quality financial services company with a compatible business culture and shared approach to customer service and increasing shareholder value;

•	First Mid’s history of paying quarterly dividends relative to Two Rivers’ practice of paying annual dividends;

•	economies of scale with respect to overhead and operating expenses of the combined company;

•	the effect of the merger on Two Rivers’ employees, including the prospects for continued employment and the other benefits agreed to be provided by First Mid to Two Rivers’ employees;

•	the belief that First Mid’s management team will provide long-term continuity for shareholders and customers;

•	the effect of the merger on Two Rivers’ customers and the communities in which they conduct business;

•	the economic efficiencies and synergies resulting from Two Rivers and First Mid sharing the same core processor;

•	First Mid’s track record of accomplishing mergers successfully, including its acquisition of Blackhawk Bancorp, Inc. in August 2023, Delta Bancshares Company in February 2022 and LINCO Bancshares, Inc. in February 2021; and

•	the financial analyses of D.A. Davidson, Two Rivers’ independent financial advisor, and its written opinion, dated as of October 29, 2025, delivered to the Two Rivers board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Two Rivers common stock.

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The Two Rivers board of directors also considered a variety of potential risks and uncertainties in its deliberations concerning the merger agreement and the transactions contemplated therein, including the following, which are not presented in order of priority:

•	Two Rivers would lose the autonomy associated with being an independent financial institution;

•	the fact that, while Two Rivers expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the risks that necessary regulatory or shareholder approvals might not be obtained and, as a result, the merger may not be consummated;

•	the risk that any potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the two companies;

•	the restrictions on the conduct of Two Rivers’ business prior to the completion of the merger, which are customary for merger agreements such as the merger agreement between Two Rivers and First Mid, but which, subject to specific exceptions, could delay or prevent Two Rivers from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Two Rivers absent the pending completion of the merger;

•	the significant risks and costs involved in entering into and completing the merger, of failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships;

•	the fact that Two Rivers would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement, and the possibility that the $3,625,000.00 termination fee payable by Two Rivers upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Two Rivers;

•	the possibility of litigation in connection with the merger; and

•	the possibility that the market value of the First Mid common stock that constitutes merger consideration may decline between the date of the merger agreement (when the share ratios were fixed) and the date of closing.

The Two Rivers board of directors was also aware that some Two Rivers officers and directors may have financial interests in the merger that are different from, or are in addition to, the interests of Two Rivers shareholders and took those interests into consideration in its review of the merger. See “The Merger—Interests of certain persons in the merger” on page 37.

The above discussion of the information and factors considered by Two Rivers’ board of directors is not intended to be exhaustive but includes a description of material factors considered by the Two Rivers board of directors. In view of the wide variety of factors considered by the Two Rivers board of directors in connection with its evaluation of the merger, the Two Rivers board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Two Rivers’ board of directors unanimously made its determination with respect to the merger based on the conclusion reached by its members based on the factors that each of them considered appropriate, that the merger is in the best interests of Two Rivers’ shareholders.

After considering the foregoing and other relevant factors and risks, and their overall impact on the shareholders and other constituencies of Two Rivers, the Two Rivers board of directors concluded that the anticipated benefits of the merger outweighed the anticipated risks of the transaction. Accordingly, Two Rivers’ board of directors unanimously approved the merger agreement and the merger, and the board of directors unanimously recommends that Two Rivers shareholders vote “FOR” approval of the merger agreement and the transactions contemplated therein.

Opinion of Two Rivers’ Financial Advisor

On August 11, 2025, Two Rivers entered into an engagement agreement with D.A. Davidson on an exclusive basis to render financial advisory and investment banking services to Two Rivers in connection with Two Rivers’ review of its financial and strategic alternatives. As part of its engagement, D.A. Davidson agreed to assist Two Rivers in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Two Rivers and another person, corporation or business entity. D.A. Davidson also agreed to provide Two Rivers’ board of directors with an opinion as to the fairness, from a financial point of view, of the Exchange Ratio in the merger to the holders of Two Rivers common stock. Two Rivers engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Two Rivers and its business. As part of its investment banking business, D.A. Davidson continually engages in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On October 29, 2025, Two Rivers’ board of directors held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to Two Rivers’ board of directors that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the Exchange Ratio was fair, from a financial point of view, to the holders of Two Rivers common stock.

The full text of D.A. Davidson’s written opinion, dated October 29, 2025, is attached as Appendix D to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. This description of D.A. Davidson’s opinion is qualified in its entirety by reference to the full text of such opinion. The holders of Two Rivers common stock are urged to read the opinion in its entirety.

D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to Two Rivers’ board of directors and addresses only the fairness of the merger, from a financial point of view, of the Exchange Ratio in the merger agreement to the holders of Two Rivers common stock. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (i) the underlying business decision of Two Rivers to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transaction or strategies that may be or may have been available to or contemplated by Two Rivers or Two Rivers’ board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Two Rivers, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the financial terms of the merger. Two Rivers and First Mid each determined to execute the merger agreement and engage in the merger through a negotiated process. The opinion does not express any view as to the amount or nature of the compensation to any of Two Rivers’ or First Mid’s officers, directors or employees, or any class of such persons, relative to the merger, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

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D.A. Davidson has reviewed the registration statement on Form S-4 of which this proxy statement/prospectus is a part and consented to the inclusion of its opinion to Two Rivers’ board of directors as Appendix D to this proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Appendix D to the registration statement on Form S-4.

In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:

•	a draft of the merger agreement, dated October 28, 2025;

•	certain publicly available business and financial information about Two Rivers and First Mid and the industry in which each operates, public filings by First Mid including its previously filed Forms 10-K, Forms 10-Q, press releases and certain publicly available research analysts’ reports for First Mid, in each case as D.A. Davidson deemed relevant;

•	certain internal projections and other financial and operating data concerning the business, operations, and prospects of Two Rivers and First Mid prepared by or at the direction of management of Two Rivers and First Mid, respectively, and relied upon by D.A. Davidson at the direction of Two Rivers management and with the consent of Two Rivers’ board of directors;

•	information relating to certain strategic, financial, tax, and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the merger, prepared by or at the direction of management of Two Rivers and First Mid, and relied upon by D.A. Davidson at the direction of Two Rivers management and with the consent of Two Rivers’ board of directors;

•	the past and current business, operations, financial condition, and prospects of Two Rivers and First Mid, and other matters D.A. Davidson deemed relevant, and relied upon by D.A. Davidson at the direction of Two Rivers management and with the consent of Two Rivers’ board of directors;

•	the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular, in each case as D.A. Davidson deemed relevant;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available and that D.A. Davidson deemed relevant;

•	the current and historical market prices and trading activity of Two Rivers common stock and the First Mid common stock with that of certain other publicly-traded companies that D.A. Davidson deemed relevant;

•	the pro forma financial effects of the merger, taking into consideration the amounts and timing of merger costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the merger, as provided by or at the direction of the senior management of First Mid and relied upon by D.A. Davidson at the direction of Two Rivers management and with the consent of Two Rivers’ board of directors;

•	the valuation derived by discounting future cash flows and a terminal value of Two Rivers and First Mid’s businesses based upon financial forecasts prepared by or at the direction of management of Two Rivers and First Mid, and relied upon by D.A. Davidson at the direction of Two Rivers management and with the consent of Two Rivers’ board of directors; and

•	other such financial studies, analyses, investigations, economic and market information that D.A. Davidson considered relevant including discussions with management and other representatives and advisors of Two Rivers concerning the business, financial condition, results of operations and prospects of Two Rivers and First Mid.

In arriving at its opinion, D.A. Davidson has, with Two Rivers’ consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson has not independently verified (nor has it assumed responsibility for independently verifying) such information or its accuracy or completeness. D.A. Davidson has relied on the assurances of management of Two Rivers that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. D.A. Davidson has not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Two Rivers. In addition, D.A. Davidson has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Two Rivers and have not been provided with any reports of such physical inspections. D.A. Davidson has assumed that there has been no material change in Two Rivers’ business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to D.A. Davidson.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, D.A. Davidson has been advised by management of Two Rivers, and have assumed with Two Rivers’ consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Two Rivers as to the future financial performance of Two Rivers and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. D.A. Davidson assumes no responsibility for and expresses no opinion as to these projections and estimates or the assumptions on which they were based. D.A. Davidson has relied on the assurances of management of Two Rivers that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

D.A. Davidson does not specialize in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and D.A. Davidson did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Two Rivers or First Mid or any of their respective subsidiaries. D.A. Davidson has not reviewed any individual loan or credit files relating to Two Rivers or First Mid. D.A. Davidson has assumed, with Two Rivers’ consent, that the respective allowances for loan and lease losses for both Two Rivers and First Mid are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of Two Rivers’ or First Mid’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of Two Rivers or First Mid. D.A. Davidson did not make an independent evaluation of the quality of Two Rivers’ or First Mid’s investment securities portfolio, nor has D.A. Davidson independently evaluated potential concentrations in the investment securities portfolio of Two Rivers or First Mid.

23

D.A. Davidson has assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to D.A. Davidson’s analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to the analysis. D.A. Davidson also has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on Two Rivers or the contemplated benefits of the merger. Further, D.A. Davidson has assumed that the executed merger agreement will not differ in any material respect from the draft merger agreement, dated October 28, 2025, reviewed by D.A. Davidson.

D.A. Davidson has assumed in all respects material to the analysis that Two Rivers and First Mid will remain as a going concern for all periods relevant to D.A. Davidson’s analysis. D.A. Davidson expresses no opinion regarding the liquidation value of Two Rivers and First Mid or any other entity.

D.A. Davidson’s opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio in the merger to the holders of Two Rivers common stock. D.A. Davidson does not express any view on, and the opinion does not address, any other term or aspect of the merger agreement or merger (including, without limitation, the form or structure of the merger) or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into in connection with the merger, or as to the underlying business decision by Two Rivers to engage in the merger. Furthermore, D.A. Davidson expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Two Rivers or First Mid, or any class of such persons, relative to the Exchange Ratio to be paid to the holders of Two Rivers common stock in the merger, or with respect to the fairness of any such compensation. D.A. Davidson’s opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

D.A. Davidson expresses no view as to, and the opinion does not address, the relative merits of the merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, D.A. Davidson’s opinion does not address any legal, regulatory, tax or accounting matters, as to which D.A. Davidson understands that Two Rivers obtained such advice as it deemed necessary from qualified professionals.

D.A. Davidson expresses no opinion as to the actual value of First Mid common stock when issued in the merger or the prices at which the First Mid common stock will trade following announcement of the merger or at any future time.

D.A. Davidson has not evaluated the solvency or fair value of Two Rivers or First Mid under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Two Rivers or First Mid. D.A. Davidson is not expressing any opinion as to the impact of the merger on the solvency or viability of Two Rivers or First Mid or the ability of Two Rivers or First Mid to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on pricing and market data as of October 24, 2025, and is not necessarily indicative of market conditions after such date. Unless otherwise indicated, financial information is as of September 30, 2025. Note all dollars are in thousands, except per share values, unless otherwise noted.

Summary of Implied Merger Consideration

D.A. Davidson reviewed a summary of the merger consideration in the form of stock consideration for Two Rivers shareholders, the Exchange Ratio, shares to be issued to Two Rivers shareholders and pro forma ownership amounts for Two Rivers and First Mid.

Implied Valuation Multiples for Company based on Implied Merger Consideration

D.A. Davidson reviewed the financial terms of the proposed merger. As described in the merger agreement, each outstanding share of Two Rivers common stock will be converted into the right to receive 1.225 (the Exchange Ratio) shares of common stock of First Mid. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of First Mid common stock on October 24, 2025, of $37.39, the Exchange Ratio represented an implied value of $45.80 per share of Two Rivers common stock and aggregate deal consideration of $95.6 million based on the closing price of First Mid common stock on October 24, 2025. In addition, D.A. Davidson analyzed the merger based on the 30-day volume weighted average price of First Mid’s Common Stock on October 24, 2025, of $37.71. The Exchange Ratio represented an implied value of $46.20 per share of Two Rivers common stock and aggregate deal consideration of $96.4 million based on the 30-day volume weighted average price of First Mid’s Common Stock on October 24, 2025. Based upon financial information as of or for the twelve-months period ended September 30, 2025, and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:

24

Implied Valuation Multiples - Company	Stock Price as of (10/24/2025)				30-Day VWAP as of (10/24/2025)
	Aggregate		Per Share		Aggregate		Per Share
Price / Reported Tangible Book Value	106.0%		106.0%		106.9%		106.9%
Price / Adj. Tangible Book Value(1)	107.3%		107.3%		108.2%		108.2%
Premium / (Discount) to Market Price as of (10/24/2025)			25.5%				26.6%
Premium / (Discount) to TRVR 30-day VWAP as of (10/24/2025)			27.9%				29.0%
Price / Earnings (LTM)	10.1	x	10.1	x	10.1	x	10.2	x
Price / Earnings (2025E)(2)	9.6	x	9.6	x	9.6	x	9.7	x
Core Deposit Premium	0.6%				0.7%
Adj. Core Deposit Premium(1)	0.7%				0.8%

(1) Includes impact of unaccrued Company common dividends year-to-date of $1.1 million

(2) Financial projections for Company based on senior management guidance in 2025, as discussed with and confirmed by senior management of the Company

Sensitivity Analysis on First Mid Stock Price – Implied Merger Consideration

D.A. Davidson analyzed the sensitivity of the aggregate consideration based on movement in First Mid’s stock price of +/- 20.00% vs. First Mid’s closing stock price on October 24, 2025, of $37.39. Assuming First Mid’s stock price of $37.39, Two Rivers’ per share merger consideration value was $45.80 per share, or $95.6 million on an aggregate basis. Assuming First Mid’s stock price increased by 20.00%, Two Rivers’ per share merger consideration value increased to $54.96 per share or $114.7 million on an aggregate basis. Conversely, assuming First Mid’s stock price decreased by 20.00%, Two Rivers’ Per Share Merger Consideration value decreased to $36.64 per share or $76.5 million on an aggregate basis. Additionally, D.A. Davidson analyzed the sensitivity of the aggregate consideration based on First Mid’s 52-week high stock price, 52-week low stock price and VWAPs over two-day, five-day, ten-day, 15-day, 20-day, 30-day, 60-day and 90-day periods.

Implied Two Rivers Per Share Merger Consideration

D.A. Davidson analyzed the implied Two Rivers per share consideration based on First Mid’s reported trading stock prices and Exchange Ratio over the last twelve months and last ten-year periods.

Market Performance of First Mid

D.A. Davidson reviewed First Mid’s current market profile, along with the historical trading prices and volume of First Mid common stock. In addition, D.A. Davidson reviewed certain stock indices, including the S&P 500, the NASDAQ Bank Index, KRX Bank Index and the S&P Bank Index. D.A. Davidson compared the stock price performance of First Mid with the performance of the S&P 500, the NASDAQ Bank Index, KRX Bank Index and the S&P Bank Index as follows:

Market Performance
	Beginning Index Value	5-Day on 10/20/2025	10-Day on 10/13/2025	20-Day on 9/29/2025	30-Day on 9/15/2025	Year-To-Date on 12/31/2024	Last Twelve Months on 10/25/2024	Since 2024 Election on 11/5/2024
Parent	0.00%	2.66%	3.95%	-2.12%	-5.05%	1.55%	-1.22%	-1.76%
S&P 500	0.00%	0.84%	2.06%	1.96%	2.67%	15.47%	16.93%	17.45%
NASDAQ Bank	0.00%	1.63%	0.62%	-3.27%	-4.62%	-1.68%	1.93%	-0.19%
KRX Bank Index	0.00%	0.42%	-1.47%	-3.93%	-4.62%	-2.24%	2.46%	-0.09%
S&P U.S. Bank Index(1)	0.00%	2.76%	3.58%	0.28%	-2.15%	2.29%	6.07%	3.15%

(1) Includes banks between $250 million and $1.0 billion in market capitalization that are constituents of the S&P United States BMI in the Banks GICS industry group per S&P Capital IQ Pro

Historical Performance of First Mid

D.A. Davidson reviewed the historical trading prices of First Mid common stock and certain stock indices, including the S&P 500, the NASDAQ Bank Index, KRX Bank Index and the S&P Bank Index over the last three months, six months, two-year, five-year and ten-year periods. D.A. Davidson compared the stock price performance of First Mid with the performance of the S&P 500, the NASDAQ Bank Index, KRX Bank Index and the S&P Bank Index as follows:

Market Performance - Last Three Months
	Beginning Index Value on 7/26/2025	Ending Index Value on 10/24/2025
Parent	0.00%	-3.58%
S&P 500	0.00%	6.31%
NASDAQ Bank	0.00%	-2.34%
KRX Bank Index	0.00%	-1.75%
S&P U.S. Bank Index(1)	0.00%	1.92%

Market Performance - Last Six Months
	Beginning Index Value on 4/27/2025	Ending Index Value on 10/24/2025
Parent	0.00%	11.68%
S&P 500	0.00%	22.92%
NASDAQ Bank	0.00%	8.83%
KRX Bank Index	0.00%	9.19%
S&P U.S. Bank Index(1)	0.00%	12.17%

Market Performance - Last Two Years
	Beginning Index Value on 10/25/2023	Ending Index Value on 10/24/2025
Parent	0.00%	43.20%
S&P 500	0.00%	62.22%
NASDAQ Bank	0.00%	52.50%
KRX Bank Index	0.00%	44.38%
S&P U.S. Bank Index(1)	0.00%	49.32%

25

Market Performance - Last Five Years
	Beginning Index Value on 10/24/2020	Ending Index Value on 10/24/2025
Parent	0.00%	27.83%
S&P 500	0.00%	95.99%
NASDAQ Bank	0.00%	47.10%
KRX Bank Index	0.00%	54.12%
S&P U.S. Bank Index(1)	0.00%	62.76%

Market Performance - Last Ten Years
	Beginning Index Value on 10/24/2015	Ending Index Value on 10/24/2025
Parent	0.00%	69.95%
S&P 500	0.00%	227.29%
NASDAQ Bank	0.00%	50.50%
KRX Bank Index	0.00%	38.44%
S&P U.S. Bank Index(1)	0.00%	79.42%

(1) Includes banks between $250 million and $1.0 billion in market capitalization that are constituents of the S&P United States BMI in the Banks GICS industry group per S&P Capital IQ Pro

Trading Volume Analysis of First Mid

D.A. Davidson reviewed the average daily trading volume and average daily dollar volume of First Mid common stock over one week, one month, three month and one-year periods ($ amounts in thousands):

Trading Volume - Parent
	Shares	Volume
One Week	50,410	$1,885
One Month	52,989	$1,981
Three Month	63,468	$2,373
One Year	63,542	$2,376

Stock Price and Volume History of First Mid

D.A. Davidson reviewed First Mid’s closing stock prices, one-day stock price changes and trading volume for the prior sixty trading days from August 1, 2025, to October 24, 2025.

First Mid Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for First Mid and a group of 31 financial institutions selected by D.A. Davidson which: (i) were headquartered in the Midwest including the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin; (ii) had their common stock listed on the NASDAQ or NYSE; (iii) had assets between $5.0 billion and $20.0 billion; (iv) had a core return on average assets greater than 0.00% (core return on average assets excludes the impact of one-time gains and losses from net income); and (v) and were not pending merger targets. These 31 financial institutions were as follows:

Merchants Bancorp

First Busey Corporation

First Merchants Corporation**

First Financial Bancorp.**

Enterprise Fin. Services Corp

Northwest Bancshares, Inc.

Park National Corporation

Byline Bancorp, Inc.**

Capitol Federal Financial

Peoples Bancorp Inc.**

QCR Holdings, Inc.**

Stock Yards Bancorp, Inc.

1st Source Corporation**

Nicolet Bankshares, Inc.**

German American Bancorp

Republic Bancorp, Inc.**

Old Second Bancorp, Inc.**

Lakeland Financial Corp.

Northpointe Bancshares, Inc.**

Horizon Bancorp, Inc.**

Community Trust Bancorp**

Equity Bancshares, Inc.**

Mercantile Bank Corporation**

Great Southern Bancorp, Inc.**

First Financial Corporation

Independent Bank Corp.

Bridgewater Bancshares, Inc.**

Alerus Financial Corporation

Farmers Nat. Banc Corp.**

Southern Missouri Bancorp**

HBT Financial, Inc.**

**Indicates company financials are as of 9/30/25, and all other company financials are as of 6/30/2025

The analysis compared the financial condition and market performance of First Mid and the 31 financial institutions identified above based on publicly available financial information for First Mid and the 31 financial institutions, along with internal financial information for First Mid, as of and for the twelve months ended June 30, 2025 or September 30, 2025, if available at the time of the analysis. The market trading information for First Mid and the 31 financial institutions identified above is as of October 24, 2025. The analysis also compared the 2025 and 2026 earnings per share multiples for First Mid and the 31 financial institutions identified above based on publicly available analyst earnings estimates for First Mid and the peer companies. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after October 24, 2025. The table below shows the results of this analysis.

26

Financial Condition and Performance
		Comparable Companies
	Parent	Median	Average	Low	High
Total Assets (in millions)	$7,830	$7,015	$9,251	$5,035	$19,141
Loans / Deposits	92.6%	91.3%	92.1%	75.8%	125.1%
Non-Performing Assets / Total Assets(1)	0.30%	0.41%	0.47%	0.14%	1.35%
Loan Loss Reserve / Loans	1.25%	1.27%	1.23%	0.20%	2.32%
Texas Ratio	3.14%	4.58%	5.23%	1.22%	15.06%
Tangible Common Equity Ratio	8.99%	9.32%	9.51%	5.54%	14.95%
Net Interest Margin	3.55%	3.44%	3.48%	1.89%	5.02%
Cost of Deposits	1.62%	2.10%	2.20%	0.99%	4.33%
Non Interest Income / Average Assets	1.26%	0.82%	0.87%	0.18%	2.30%
Efficiency Ratio	63.2%	55.3%	55.5%	39.4%	69.5%
Core Return on Average Assets	1.28%	1.34%	1.31%	0.64%	1.86%
Core Return on Average Equity	11.02%	11.75%	11.64%	5.97%	14.47%

Market Performance Multiples
			Comparable Companies
	Parent		Median		Average		Low		High
Market Capitalization (in millions)	$897.3		$1,051.9		$1,243.2		$481.1		$2,564.0
Price Change (LTM)	-1.2%		2.4%		3.6%		-23.5%		31.3%
Price Change (YTD)	1.5%		-1.8%		1.2%		-10.4%		29.1%
Price / LTM EPS	10.3	x	10.5	x	11.6	x	7.2	x	21.0	x
Price / EPS 2025E	9.6	x	9.9	x	10.5	x	7.7	x	15.8	x
Price / EPS 2026E	9.2	x	9.5	x	9.9	x	6.2	x	14.8	x
Price / Tangible Book Value	131.6%		134.6%		147.6%		82.5%		250.9%
Core Deposit Premium	4.18%		4.27%		5.26%		-3.10%		17.39%
Dividend Yield (Most Recent Quarter)	2.59%		2.95%		2.92%		0.00%		6.36%
Average Daily Trading Volume (in thousands)(2)	$2,373		$4,798		$5,493		$822		$12,122

Note: Income statement as of last twelve months from most recent quarter and balance sheet as of most recent quarter

Note: Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter

Note: Future period P/E multiples based on street estimates

(1) Non-Performing Assets /Assets includes troubled debt restructuring (TDRs)

(2) Total value of average daily volume based on current stock price

Market Performance of Two Rivers

D.A. Davidson reviewed Two Rivers’ current market profile, along with the historical trading prices and volume of Two Rivers common stock. In addition, D.A. Davidson reviewed certain stock indices, including the S&P 500, the NASDAQ Bank Index, KRX Bank Index and the S&P Bank Index. D.A. Davidson compared the stock price performance of Two Rivers with the performance of the S&P 500, the NASDAQ Bank Index, KRX Bank Index and the S&P Bank Index as follows:

Market Performance
	Beginning Index Value	5-Day on 10/20/2025	10-Day on 10/13/2025	20-Day on 9/29/2025	30-Day on 9/15/2025	Year-To-Date on 12/31/2024	Last Twelve Months on 10/25/2024	Since 2024 Election on 11/5/2024
Company	0.00%	0.00%	1.78%	2.46%	4.29%	-1.35%	21.67%	21.87%
S&P 500	0.00%	0.84%	2.06%	1.96%	2.67%	15.47%	16.93%	17.45%
NASDAQ Bank	0.00%	1.63%	0.62%	-3.27%	-4.62%	-1.68%	1.93%	-0.19%
KRX Bank Index	0.00%	0.42%	-1.47%	-3.93%	-4.62%	-2.24%	2.46%	-0.09%
S&P U.S. Bank Index(1)	0.00%	2.76%	3.58%	0.28%	-2.15%	2.29%	6.07%	3.15%

(1) Includes banks between $250 million and $1.0 billion in market capitalization that are constituents of the S&P United States BMI in the Banks GICS industry group per S&P Capital IQ Pro

Historical Performance of Two Rivers

D.A. Davidson reviewed the historical trading prices of Two Rivers common stock and certain stock indices, including the S&P 500, the NASDAQ Bank Index, KRX Bank Index and the S&P Bank Index over the last three months, six months, two-year, five-year and ten-year periods. D.A. Davidson compared the stock price performance of Two Rivers with the performance of the S&P 500, the NASDAQ Bank Index, KRX Bank Index and the S&P Bank Index as follows:

Market Performance - Last Three Months
	Beginning Index Value on 7/26/2025	Ending Index Value on 10/24/2025
Company	0.00%	0.00%
S&P 500	0.00%	6.31%
NASDAQ Bank	0.00%	-2.34%
KRX Bank Index	0.00%	-1.75%
S&P U.S. Bank Index(1)	0.00%	1.92%

Market Performance - Last Six Months
	Beginning Index Value on 4/27/2025	Ending Index Value on 10/24/2025
Company	0.00%	1.39%
S&P 500	0.00%	22.92%
NASDAQ Bank	0.00%	8.83%
KRX Bank Index	0.00%	9.19%
S&P U.S. Bank Index(1)	0.00%	12.17%

27

Market Performance - Last Two Years
	Beginning Index Value on 10/25/2023	Ending Index Value on 10/24/2025
Company	0.00%	-8.75%
S&P 500	0.00%	62.22%
NASDAQ Bank	0.00%	52.50%
KRX Bank Index	0.00%	44.38%
S&P U.S. Bank Index(1)	0.00%	49.32%

Market Performance - Last Five Years
	Beginning Index Value on 10/24/2020	Ending Index Value on 10/24/2025
Company	0.00%	46.00%
S&P 500	0.00%	95.99%
NASDAQ Bank	0.00%	47.10%
KRX Bank Index	0.00%	54.12%
S&P U.S. Bank Index(1)	0.00%	62.76%

Market Performance - Last Ten Years
	Beginning Index Value on 10/24/2015	Ending Index Value on 10/24/2025
Company	0.00%	47.47%
S&P 500	0.00%	227.29%
NASDAQ Bank	0.00%	50.50%
KRX Bank Index	0.00%	38.44%
S&P U.S. Bank Index(1)	0.00%	79.42%

(1) Includes banks between $250 million and $1.0 billion in market capitalization that are constituents of the S&P United States BMI in the Banks GICS industry group per S&P Capital IQ Pro

Trading Volume Analysis of Two Rivers

D.A. Davidson reviewed the average daily trading volume and average daily dollar volume of Two Rivers common stock over the last week, month, three months and one-year periods ($ amounts in thousands):

Trading Volume - Company
	Shares	Volume
One Week	80	$3
One Month	247	$9
Three Month	335	$12
One Year	418	$15

Stock Price and Volume History of Two Rivers

D.A. Davidson reviewed Two Rivers’ closing stock prices, one-day stock price changes and trading volume for the prior sixty trading days from August 1, 2025, to October 24, 2025.

Two Rivers Comparable Companies Analysis

D.A. Davidson used publicly available information to compare selected financial and market trading information for Two Rivers and a group of 26 financial institutions selected by D.A. Davidson which: (i) were headquartered in the Midwest including the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin; (ii) had assets between $750.0 million and $2.5 billion; (iii) had their common stock listed on the NASDAQ, NYSE or OTC exchanges; (iv) core return on average assets greater than 0.00%; (v) a ratio of non-performing assets to total assets greater than 0.25%; (vi) had average daily trading volume greater than $5,000 and (vii) were not pending merger targets. These 26 financial institutions were as follows:

Waterstone Financial, Inc.**

CF Bankshares Inc.

Ames National Corporation**

Finward Bancorp

Tri City Bankshares Corp.**

First Ottawa Bancshares, Inc.

Citizens Community Bancorp

Foresight Financial Group**

Landmark Bancorp, Inc.

Richmond Mutual Bancorp.**

Ohio Valley Banc Corp.

PSB Holdings, Inc.

SB Financial Group, Inc.

Main Street Fin. Services

Security National Corp.

CNB Community Bancorp, Inc.**

FS Bancorp**

First Capital, Inc.

First Bankers Trustshares, Inc.

United Bancshares, Inc.

University Bancorp, Inc.

Keweenaw Financial Corp

Sturgis Bancorp, Inc.**

Boyle Bancorp, Inc.

Oxford Bank Corporation

United Bancorp, Inc.

**Indicates company financials are as of 9/30/25, and all other company financials are as of 6/30/2025

The analysis compared the financial condition and market performance of Two Rivers and the 26 financial institutions identified above based on publicly available financial information for Two Rivers and the 26 financial institutions, along with internal financial information for Two Rivers, as of and for the twelve-months ended June 30, 2025 or September 30, 2025, if available. The market trading information for Two Rivers and the 26 financial institutions identified above is as of October 24, 2025. The analysis also compared the last-twelve-months earnings per share multiples for Two Rivers and the 26 financial institutions identified above. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after October 24, 2025. The table below shows the results of this analysis:

28

Financial Condition and Performance
		Comparable Companies
	Company	Median	Average	Low	High
Total Assets (in millions)	$1,149	$1,468	$1,474	$848	$2,269
Loans / Deposits	91.2%	86.9%	86.0%	59.3%	123.7%
Non-Performing Assets / Total Assets(1)	0.94%	0.70%	0.75%	0.30%	2.08%
Loan Loss Reserve / Loans	1.29%	1.23%	1.22%	0.48%	2.03%
Texas Ratio	10.82%	7.54%	8.16%	2.31%	17.31%
Tangible Common Equity Ratio	8.02%	8.30%	8.56%	5.58%	15.02%
Net Interest Margin	2.96%	3.38%	3.33%	2.37%	5.14%
Cost of Deposits	1.98%	1.83%	1.93%	0.34%	3.65%
Non Interest Income / Average Assets	0.99%	0.65%	1.09%	0.27%	7.01%
Efficiency Ratio	69.8%	69.7%	68.7%	50.9%	87.5%
Core Return on Average Assets	0.81%	0.93%	0.96%	0.25%	1.57%
Core Return on Average Equity	8.78%	10.83%	10.46%	3.37%	16.96%

Market Performance Multiples
			Comparable Companies
	Company		Median		Average		Low		High
Market Capitalization (in millions)	$76.2		$130.1		$135.4		$43.9		$341.7
Price Change (LTM)	21.7%		14.8%		16.1%		-35.3%		64.8%
Price Change (YTD)	-1.4%		13.1%		11.7%		-8.3%		48.4%
Price / LTM EPS	8.0	x	9.9	x	10.9	x	5.9	x	26.8	x
Price / EPS 2025E	NA		9.9	x	12.1	x	7.5	x	22.7	x
Price / EPS 2026E	NA		8.4	x	9.7	x	6.4	x	15.9	x
Price / Tangible Book Value	84.5%		100.9%		106.3%		72.7%		192.4%
Core Deposit Premium	-1.53%		0.10%		0.76%		-3.84%		16.94%
Dividend Yield (Most Recent Quarter)	1.92%		2.41%		2.20%		0.00%		5.76%
Average Daily Trading Volume (in thousands)(2)	$12		$52		$214		$8		$1,367

Note: Income statement as of last twelve months from most recent quarter and balance sheet as of most recent quarter

Note: Operating data for peers does not include impact from acquisitions pending as of or completed after the most recent quarter

Note: Future period P/E multiples based on street estimates

(1) Non-Performing Assets /Assets includes troubled debt restructuring (TDRs)

(2) Total value of average daily volume based on current stock price

Historical Performance of First Mid and Two Rivers

D.A. Davidson reviewed the historical trading prices of First Mid common stock, Two Rivers common stock and certain stock indices, including the S&P 500, the NASDAQ Bank Index, KRX Bank Index and the S&P Bank Index over the last three months, six months, two-year, five-year and ten-year periods. D.A. Davidson compared the stock price performance of First Mid and Two Rivers with the performance of the S&P 500, the NASDAQ Bank Index, KRX Bank Index and the S&P Bank Index as follows:

Market Performance - Last Three Months
	Beginning Index Value on 7/26/2025	Ending Index Value on 10/24/2025
Parent	0.00%	-3.58%
Company	0.00%	0.00%
S&P 500	0.00%	6.31%
NASDAQ Bank	0.00%	-2.34%
KRX Bank Index	0.00%	-1.75%
S&P U.S. Bank Index(1)	0.00%	1.92%

Market Performance - Last Six Months
	Beginning Index Value on 4/27/2025	Ending Index Value on 10/24/2025
Parent	0.00%	11.68%
Company	0.00%	1.39%
S&P 500	0.00%	22.92%
NASDAQ Bank	0.00%	8.83%
KRX Bank Index	0.00%	9.19%
S&P U.S. Bank Index(1)	0.00%	12.17%

Market Performance - Last Two Years
	Beginning Index Value on 10/25/2023	Ending Index Value on 10/24/2025
Parent	0.00%	43.20%
Company	0.00%	-8.75%
S&P 500	0.00%	62.22%
NASDAQ Bank	0.00%	52.50%
KRX Bank Index	0.00%	44.38%
S&P U.S. Bank Index(1)	0.00%	49.32%

Market Performance - Last Five Years
	Beginning Index Value on 10/24/2020	Ending Index Value on 10/24/2025
Parent	0.00%	27.83%
Company	0.00%	46.00%
S&P 500	0.00%	95.99%
NASDAQ Bank	0.00%	47.10%
KRX Bank Index	0.00%	54.12%
S&P U.S. Bank Index(1)	0.00%	62.76%

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Market Performance - Last Ten Years
	Beginning Index Value on 10/24/2015	Ending Index Value on 10/24/2025
Parent	0.00%	69.95%
Company	0.00%	47.47%
S&P 500	0.00%	227.29%
NASDAQ Bank	0.00%	50.50%
KRX Bank Index	0.00%	38.44%
S&P U.S. Bank Index(1)	0.00%	79.42%

(1) Includes banks between $250 million and $1.0 billion in market capitalization that are constituents of the S&P United States BMI in the Banks GICS industry group per S&P Capital IQ Pro

Dividend Analysis

D.A. Davidson reviewed First Mid’s dividend yield over the last twelve months, dividend payout ratio over the last five quarters, dividends per share over last five quarters and dividends per share over the next three quarters using publicly available analyst estimates. In addition, D.A. Davidson analyzed the amount of pro forma dividends per share holders of Two Rivers common stock will receive per current Two Rivers share owned on a quarterly and annual basis using the Exchange Ratio.

Precedent Transaction Analysis

D.A. Davidson reviewed a set of precedent transactions and acquisitions on a nationwide basis, including 17 transactions where:

•	The selling company was a bank or bank holding company headquartered in the United States;

•	The transaction was announced since the beginning of 2023;

•	The selling company had total assets between $100 million and $3.0 billion, ROAA greater than 0.0%, had a loan to deposit ratio greater than 90.0% and had a nonperforming assets to total assets ratio greater than 0.25%,

•	The transaction was not a merger of equals;

•	The acquiring company was not an investor group;

•	The acquiring company was not a credit union; and,

•	The transaction’s pricing information was publicly available.

The following table sets forth the transactions included in the analysis and are sorted by announcement date:

Announcement Date	Acquirer	Target
10/22/2025* 9/25/2025* 9/02/2025* 8/19/2025* 7/23/2025* 7/14/2025* 7/01/2025* 6/05/2025* 3/31/2025 1/10/2025 9/10/2024 9/09/2024 7/25/2024 7/24/2024 4/25/2024 3/28/2024 11/29/2023

Farmers National Banc Corp.

First Merchants Corporation

Equity Bancshares, Inc.

TowneBank

Colony Bankcorp, Inc.

First Community Corporation

Investar Holding Corporation

NB Bancorp, Inc.

FB Financial Corporation

CNB Financial Corporation

Camden National Corporation

NBT Bancorp Inc.

ChoiceOne Fin. Services, Inc.

ACNB Corporation

Business First Bancshares, Inc.

Capital Bancorp, Inc.

LCNB Corp.

Middlefield Banc Corp.

First Savings Fin. Group

Frontier Holdings, LLC

Dogwood State Bank

TC Bancshares, Inc.

Signature Bank of Georgia

Wichita Falls Bancshs, Inc.

Provident Bancorp, Inc.

Southern States Bancsh, Inc.

ESSA Bancorp, Inc.

Northway Financial Inc.

Evans Bancorp, Inc.

Fentura Financial, Inc.

Traditions Bancorp, Inc.

Oakwood Bancshares, Inc.

Integrated Financial Holdings

Eagle Financial Bancorp, Inc.

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:

•	Transaction price compared to tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	Transaction price compared to net income for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	Core deposit premium, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and,

•	Premium or discount to market price, comparing seller stock price prior to announcement of the transaction to deal value per share.

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As illustrated in the following table, D.A. Davidson compared the proposed merger multiples to the multiples of the comparable transaction group and other operating financial data where relevant. The table below sets forth the data for the comparable transaction group as of the last twelve months ended prior to the transaction announcement and Two Rivers data for the last twelve months ended September 30, 2025.

Financial Condition and Performance
		Nationwide
	Company	Median	Average	Low	High
Total Assets (in millions)	$1,149.2	$1,554.0	$1,457.4	$175.8	$2,851.1
Return on Average Assets	0.81%	0.72%	0.77%	0.06%	2.32%
Return on Average Equity	8.71%	7.58%	7.55%	0.36%	14.34%
Tangible Common Equity Ratio	8.02%	9.01%	9.50%	4.92%	14.95%
Core Deposits / Deposits	92.7%	86.7%	83.6%	67.7%	94.3%
Loans / Deposits	91.2%	95.8%	100.7%	91.7%	119.8%
Non-Interest Income / Average Assets	0.99%	0.38%	0.71%	0.17%	4.43%
Efficiency Ratio	69.8%	71.8%	72.6%	46.1%	97.9%
Non-Performing Assets / Total Assets (1)	0.94%	0.56%	0.90%	0.25%	3.00%
Loan Loan Reserves / Non-Performing Assets	107.5%	125.2%	156.8%	42.3%	402.5%

Transaction Multiples
			Nationwide
	Company		Median		Average		Low		High
Transaction Price / Tangible Book Value	106.0%		120.3%		126.6%		90.9%		223.7%
Transaction Price / LTM Earnings	10.1	x	14.2	x	14.4	x	5.8	x	24.4	x
Core Deposit Premium	0.59%		2.85%		3.21%		-2.05%		15.36%
Premium / (Discount) to Market	25.5%		19.9%		29.5%		3.0%		90.6%

Note: Operating financials for target Company based on quarter-end prior to announcement; performance ratios measured over last twelve-month period

(1) Non-Performing Assets /Assets includes troubled debt restructuring (TDRs)

Net Present Value Analysis for Standalone Two Rivers

D.A. Davidson performed an analysis that estimated the net present value of Two Rivers under various circumstances. The analysis assumed Two Rivers performed in accordance with Two Rivers’ financial forecasts, prepared by or at the direction of management of Two Rivers and approved for D.A. Davidson’s use by Two Rivers, for the years ended December 31, 2025, through December 31, 2030. To approximate the terminal value of Two Rivers at December 31, 2030, D.A. Davidson applied price to earnings multiples ranging from 7.0x to 15.0x and tangible book value multiples ranging from 80.0% to 120.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.12% to 18.12% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Two Rivers. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield as of October 24, 2025, plus the published Kroll Cost of Capital Navigator Equity Risk Premium and the published Kroll Cost of Capital Navigator Size Premium.

At the October 29, 2025, meeting of Two Rivers’ board of directors, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values for Two Rivers of $23.24 to $66.60 when applying price to earnings multiples to the financial forecasts and $29.41 to $61.01 when applying tangible book value multiples to the financial forecasts.

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	Earnings Multiple
Discount Rate	7.0x	9.0x	11.0x	13.0x	15.0x
10.12%	$32.85	$41.29	$49.73	$58.17	$66.60
12.12%	$30.04	$37.72	$45.40	$53.07	$60.75
14.12%	$27.53	$34.52	$41.52	$48.51	$55.51
16.12%	$25.27	$31.65	$38.04	$44.42	$50.81
18.12%	$23.24	$29.07	$34.91	$40.75	$46.59

	Tangible Book Value Multiple
Discount Rate	80.0%	90.0%	100.0%	110.0%	120.0%
10.12%	$41.78	$46.59	$51.39	$56.20	$61.01
12.12%	$38.16	$42.54	$46.91	$51.28	$55.66
14.12%	$34.93	$38.91	$42.90	$46.88	$50.87
16.12%	$32.02	$35.66	$39.30	$42.94	$46.57
18.12%	$29.41	$32.74	$36.06	$39.39	$42.71

Net Present Value Analysis for Standalone First Mid

D.A. Davidson performed an analysis that estimated the net present value of First Mid under various circumstances. The analysis assumed: (i) First Mid performed in accordance with publicly available consensus analyst estimates for the years ending December 31, 2025, and December 31, 2026; and (ii) First Mid performed in accordance with assumed growth rates based on First Mid management guidance for the years ended December 31, 2027, through December 31, 2030. To approximate the terminal value of First Mid at December 31, 2030, D.A. Davidson applied price to earnings multiples ranging from 8.0x to 16.0x and tangible book value multiples ranging from 110.0% to 150.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 6.53% to 14.53% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Mid common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield as of October 24, 2025, plus the published Kroll Cost of Capital Navigator Equity Risk Premium and the published Kroll Cost of Capital Navigator Size Premium.

At the October 29, 2025, meeting of Two Rivers’ board of directors, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates an imputed range of values for First Mid of $22.51 to $59.60 when applying price to earnings multiples to the financial forecasts and $29.16 to $55.36 when applying tangible book value multiples to the financial forecasts.

	Earnings Multiple
Discount Rate	8.0x	10.0x	12.0x	14.0x	16.0x
6.53%	$32.10	$38.97	$45.85	$52.72	$59.60
8.53%	$29.29	$35.52	$41.76	$47.99	$54.23
10.53%	$26.78	$32.44	$38.11	$43.77	$49.44
12.53%	$24.53	$29.68	$34.84	$40.00	$45.15
14.53%	$22.51	$27.21	$31.91	$36.61	$41.31

	Tangible Book Value Multiple
Discount Rate	110.0%	120.0%	130.0%	140.0%	150.0%
6.53%	$41.82	$45.20	$48.59	$51.97	$55.36
8.53%	$38.10	$41.17	$44.24	$47.31	$50.38
10.53%	$34.79	$37.58	$40.36	$43.15	$45.94
12.53%	$31.82	$34.36	$36.90	$39.43	$41.97
14.53%	$29.16	$31.47	$33.79	$36.10	$38.41

Contribution Analysis

D.A. Davidson analyzed the relative contribution of Two Rivers and First Mid to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) market capitalization based on closing stock prices for Two Rivers and First Mid as of October 24, 2025; (ii) Two Rivers’ net income for the twelve months ended September 30, 2025 and Two Rivers’ estimated net income for the twelve months ended December 31, 2025 and December 31, 2026 based on Two Rivers’ financial forecasts, prepared by or at the direction of management of Two Rivers and approved for D.A. Davidson’s use by Two Rivers’ board of directors; (iii) First Mid’s net income for the twelve months ended September 30, 2025 and First Mid’s estimated net income for the twelve months ended December 31, 2025 and December 31, 2026 based on publicly available consensus analyst estimates; (iv) total assets; (v) gross loans; (vi) total deposits and (vii) tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of Two Rivers’ or First Mid’s shareholders in the combined company:

Contribution Analysis
	Parent Standalone	Company Standalone	Parent % of Total	Company % of Total
Market Information
Market Capitalization (10/24/2025) (in millions)	$897	$76	92.2%	7.8%

Income Statement(1)(2)
Net Income (LTM)	$87,239	$9,506	90.2%	9.8%
Net Income (2025E)	$93,066	$10,000	90.3%	9.7%
Net Income (2026E)	$97,493	$11,512	89.4%	10.6%

Balance Sheet (9/30/2025)
Total Assets	$7,830,368	$1,149,152	87.2%	12.8%
Gross Loans	$5,824,038	$900,614	86.6%	13.4%
Deposits	$6,289,543	$987,739	86.4%	13.6%
Tangible Common Equity	$681,785	$90,166	88.3%	11.7%

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Implied Pro Forma Ownership
Implied Pro Forma Ownership (Based on a 1.225x Exchange Ratio)	90.4%	9.6%

(1) Financial projections for Company based on senior management guidance in 2025-2026, as discussed with and confirmed by senior management

(2) Financial projections for Parent based on consensus estimates in 2025-2026

Financial Impact Analysis

D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Two Rivers and First Mid. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact the merger would have on certain projected financial results of First Mid. In the course of this analysis, D.A. Davidson assumed First Mid performed in accordance with publicly available consensus analyst estimates for the years ending December 31, 2025, and December 31, 2026, and First Mid performed in accordance with assumed growth rates based on First Mid management guidance for the years ended December 31, 2027, through December 31, 2030. D.A. Davidson assumed Two Rivers performed in accordance with Two Rivers’ financial forecasts, prepared by or at the direction of management of Two Rivers and approved for D.A. Davidson’s use by Two Rivers’ board of directors, for the years ended December 31, 2025, through December 31, 2030. This analysis indicated that the merger is expected to be accretive to First Mid’s estimated earnings per share beginning in 2026, after excluding non-recurring merger-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for First Mid and that First Mid would maintain capital ratios in excess of those required for First Mid to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Two Rivers and First Mid prior to and following the merger will vary from the projected results, and the variations may be material.

D.A. Davidson prepared its analyses for the purposes of providing Two Rivers’ board of directors with an opinion as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of Two Rivers common stock and to assist Two Rivers’ board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Two Rivers, First Mid or D.A. Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

D.A. Davidson’s opinion was one of many factors considered by Two Rivers’ board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Two Rivers’ board of directors or management with respect to the merger.

D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to Two Rivers in connection with and participated in certain parts of the negotiations leading to the merger. D.A. Davidson is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to Two Rivers, First Mid and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Two Rivers and First Mid for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Please be advised that during the two years preceding the date of this letter, neither D.A. Davidson nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Two Rivers or First Mid.

Two Rivers selected D.A. Davidson as its financial advisor because it is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on August 11, 2025, Two Rivers engaged D.A. Davidson as its financial advisor in connection with the contemplated merger. Pursuant to the terms of the engagement letter, Two Rivers agreed to pay D.A. Davidson a cash fee of $175,000 concurrently with the rendering of its opinion. Two Rivers agreed to pay D.A. Davidson at the time of closing of the merger a contingent cash fee equal to 1.25% of the aggregate consideration. Two Rivers has also agreed to reimburse D.A. Davidson for reasonable out-of-pocket expenses, including fees of counsel, up to an aggregate amount of $25,000, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

First Mid Unaudited Prospective Financial Information

First Mid does not, as a matter of course, make long-term projections as to future performance available to the public. First Mid avoids making public projections due to, among other things, the unpredictability of the underlying assumptions and estimates.

In connection with a possible transaction, the First Mid forecasts were provided by First Mid management to the First Mid board, Two Rivers, and First Mid’s and Two Rivers’ respective financial advisors. The First Mid forecasts were provided by First Mid management to the First Mid board and Two Rivers in connection with their evaluation of the transactions and also were provided to Two Rivers’ financial advisor, D.A. Davidson, in connection with its analysis and opinion described in the section “The Merger— Opinion of Two Rivers’ Financial Advisor”.

The First Mid forecasts were prepared by First Mid management and are based on numerous estimates and assumptions, including assumptions regarding industry growth, strategic initiatives, foreign exchange rates, inflation and other macro-economic factors. The First Mid forecasts were based on information and market factors known to First Mid management as of the date of such forecasts. The First Mid forecasts (other than the Transaction Estimates) were developed on a standalone basis without giving effect to the transactions, and therefore do not give effect to the merger or any changes to the operations or strategy of the combined company that may be implemented after the effective time of the merger if the merger is completed, including potential cost synergies to be realized as a result of the merger or any costs incurred in connection with the merger. Furthermore, the First Mid forecasts do not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.

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The First Mid forecasts were not prepared for public disclosure. The inclusion of the First Mid forecasts in this proxy statement/prospectus does not constitute an admission or representation by First Mid or Two Rivers that the information is material, particularly in light of the inherent risks and uncertainties associated with such forecasted financial information. You should note that the First Mid forecasts constitute forward-looking statements. The First Mid forecasts reflect numerous estimates and assumptions made by the management of First Mid, taking into account information available at the time such information was prepared. The estimates and assumptions underlying the First Mid forecasts involve judgments with respect to, among other things, economic, competitive, financial, market and industry conditions and future business decisions and contingencies that may not be realized and that are inherently subject to significant business, economic, competitive, financial, market and industry uncertainties and risks, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which First Mid and Two Rivers operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus and in the reports that First Mid files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of First Mid and Two Rivers and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions, expected contingencies or estimated results will be realized, and actual results could differ materially from those reflected in the First Mid forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the managements of First Mid or Two Rivers could or might have taken during these time periods. The First Mid forecasts are not fact and should not be relied upon as being necessarily indicative of actual future results.

The financial projections have been prepared by, and are the responsibility of, First Mid’s senior management. The financial projections were not prepared by First Mid with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board for preparation and presentation of prospective financial information. Neither First Mid’s independent registered public accounting firm, Two Rivers’ independent registered public accounting firm nor any other independent accountants have audited, reviewed, compiled, examined or applied any agreed-upon procedures with respect to these financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to First Mid contained in the Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this proxy statement/prospectus, relates to historical financial information of First Mid, and such report does not extend to the projections included below and should not be read to do so.

No assurances can be given that if the First Mid forecasts and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar variables, expectations or assumptions would be used and similar forecasted financial information would be prepared. In addition, the First Mid forecasts may not reflect the manner in which the combined company would operate after the merger. Neither First Mid nor Two Rivers has updated the First Mid forecasts included in this proxy statement/prospectus, and neither First Mid nor Two Rivers undertakes any obligation to update or otherwise revise the First Mid forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated circumstances or events, even in the event that any or all of the underlying variables, expectations, assumptions or information are shown to be inappropriate, or to reflect changes in economic, competitive, financial, market or industry conditions.

The summary of the First Mid forecasts is included in this proxy statement/prospectus to give Two Rivers shareholders access to non-public information that was provided to the First Mid board, Two Rivers and First Mid’s and Two Rivers’ respective financial advisors in connection with evaluating the transactions contemplated by the merger agreement, including the merger. It is not being included in this proxy statement/prospectus in order to influence any Two Rivers shareholder as to whether or how such shareholder should vote or act with respect to any of the proposals to be presented at the special meeting or any other matter.

First Mid uses certain financial measures in the First Mid forecasts that are not in accordance with GAAP as supplemental measures to evaluate operational performance. While First Mid believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of First Mid’s competitors and may not be directly comparable to similarly titled measures of First Mid’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the First Mid forecasts) provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the First Mid forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the First Mid board, Two Rivers, or First Mid’s or Two Rivers’ respective financial advisors in connection with the transactions. Accordingly, no reconciliation of the financial measures included in the First Mid forecasts is provided in this proxy statement/prospectus.

First Mid Management Forecasts for First Mid and Two Rivers

The following table presents a summary of the First Mid projections prepared by First Mid’s management for the fiscal years ending December 31, 2026 through December 31, 2028.

	Fiscal Year
	2026E	2027E	2028E
Earnings per share (i)	$4.32	$4.65	$4.89
Dividends per share (ii)	$1.00	$1.00	$1.00

(i) Assumes 25.9 million average diluted shares outstanding for 2026 and 26.6 million average diluted shares outstanding for all periods thereafter. The earnings per share calculation for 2026 includes applicable purchase accounting adjustments and excludes $14.5 million of one-time transaction expenses.

(ii) Assumes 25.9 million average diluted shares outstanding for 2026 and 26.6 million average diluted shares outstanding for all periods thereafter.

With respect to First Mid, for fiscal years 2026, 2027 and 2028, First Mid management estimated balance sheet growth of 3% per year.

With respect to Two Rivers, for fiscal year 2026 First Mid management estimated earnings per share of $5.31 and balance sheet growth of 4% for each year through 2028.

With respect to the merger, First Mid estimated (i) $14.5 million of one-time transaction expenses, (ii) cost savings of 27% of Two River’s non-interest expense (50% of which is expected to be phased in for 2026 and 100% in 2027), and (iii) a gross credit mark of $11.6 million.

Two Rivers Unaudited Prospective Financial Information

Two Rivers does not, as a matter of course, make long-term projections as to future performance available to the public. Two Rivers avoids making public projections due to, among other things, the unpredictability of the underlying assumptions and estimates.

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In connection with a possible transaction, the Two Rivers forecasts were provided by Two Rivers management to the Two Rivers board, First Mid, and Two Rivers’ and First Mid’s respective financial advisors, and were used by Two Rivers’ financial advisor, in connection with its analysis and opinion described in the section “The Merger— Opinion of Two Rivers’ Financial Advisor”.

The Two Rivers forecasts were prepared by Two Rivers management and are based on numerous estimates and assumptions, including assumptions regarding industry growth, strategic initiatives, foreign exchange rates, inflation and other macro-economic factors. The Two Rivers forecasts were based on information and market factors known to Two Rivers management as of the date of such forecasts. The Two Rivers forecasts were developed on a standalone basis without giving effect to the transactions, and therefore do not give effect to the merger or any changes to the operations or strategy of the combined company that may be implemented after the effective time of the merger if the merger is completed, including potential cost synergies to be realized as a result of the merger or any costs incurred in connection with the merger. Furthermore, the Two Rivers forecasts do not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.

The Two Rivers forecasts were not prepared for public disclosure. The inclusion of the Two Rivers forecasts in this proxy statement/prospectus does not constitute an admission or representation by Two Rivers or First Mid that the information is material, particularly in light of the inherent risks and uncertainties associated with such forecasted financial information. You should note that the Two Rivers forecasts constitute forward-looking statements. The Two Rivers forecasts reflect numerous estimates and assumptions made by the management of Two Rivers, taking into account information available at the time such information was prepared. The estimates and assumptions underlying the Two Rivers forecasts involve judgments with respect to, among other things, economic, competitive, financial, market and industry conditions and future business decisions and contingencies that may not be realized and that are inherently subject to significant business, economic, competitive, financial, market and industry uncertainties and risks, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Two Rivers and First Mid operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus, all of which are difficult to predict and many of which are outside the control of Two Rivers and First Mid and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions, expected contingencies or estimated results will be realized, and actual results could differ materially from those reflected in the Two Rivers forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the managements of Two Rivers or First Mid could or might have taken during these time periods. The Two Rivers forecasts are not fact and should not be relied upon as being necessarily indicative of actual future results.

The financial projections have been prepared by, and are the responsibility of, Two Rivers’ senior management. The financial projections were not prepared by Two Rivers with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the Public Company Accounting Oversight Board for preparation and presentation of prospective financial information. Neither Two Rivers’ independent registered public accounting firm, First Mid’s independent registered public accounting firm nor any other independent accountants have audited, reviewed, compiled, examined or applied any agreed-upon procedures with respect to these financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

No assurances can be given that if the Two Rivers forecasts and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar variables, expectations or assumptions would be used and similar forecasted financial information would be prepared. In addition, the Two Rivers forecasts may not reflect the manner in which the combined company would operate after the merger. Neither Two Rivers nor First Mid has updated the Two Rivers forecasts included in this proxy statement/prospectus, and neither Two Rivers nor First Mid undertakes any obligation to update or otherwise revise the Two Rivers forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated circumstances or events, even in the event that any or all of the underlying variables, expectations, assumptions or information are shown to be inappropriate, or to reflect changes in economic, competitive, financial, market or industry conditions.

The summary of the Two Rivers forecasts is included in this proxy statement/prospectus to give Two Rivers shareholders access to non-public information that was provided to the Two Rivers board, First Mid and Two Rivers’ and First Mid’s respective financial advisors in connection with evaluating the transactions contemplated by the merger agreement, including the merger. It is not being included in this proxy statement/prospectus in order to influence any Two Rivers shareholder as to whether or how such shareholder should vote or act with respect to any of the proposals to be presented at the special meeting or any other matter.

Two Rivers uses certain financial measures in the Two Rivers forecasts that are not in accordance with GAAP as supplemental measures to evaluate operational performance. While Two Rivers believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Two Rivers’ competitors and may not be directly comparable to similarly titled measures of Two Rivers’ competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in forecasts (including the Two Rivers forecasts) provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Two Rivers forecasts are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Two Rivers board, First Mid, or Two Rivers’ or First Mid’s respective financial advisors in connection with the transactions. Accordingly, no reconciliation of the financial measures included in the Two Rivers forecasts is provided in this proxy statement/prospectus.

Two Rivers Management Forecasts for Two Rivers

The following table presents a summary of the Two Rivers projections prepared by Two Rivers’ management for the fiscal years ending December 31, 2026, through December 31, 2030.

Fiscal Year
	2026E	2027E	2028E	2029E	2030E
Earnings per share (i)	$5.51	$6.07	$6.34	$6.63	$7.00
Dividends per share (ii)	$0.70	$0.72	$0.72	$0.72	$0.72

(i) Assumes 2,090,510 average diluted shares outstanding for all periods presented.

(ii) Assumes 2,086,645 shares outstanding for all periods presented.

First Mid’s reasons for the merger

First Mid’s board of directors believes that the merger is in the best interests of First Mid and its stockholders. In deciding to approve the agreement and the transactions contemplated therein, including the issuance of First Mid common stock in connection with the merger, First Mid’s board of directors after consulting with its management as well as its legal and financial advisors, considered a number of factors, including the following, which are not presented in order of priority:

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•	its knowledge of First Mid’s business, operations, financial condition, earnings and prospects and of Two Rivers’ business, operations, financial condition, earnings and prospects, taking into account the results of First Mid’s comprehensive due diligence process and loan review of Two Rivers;

•	the opportunity for First Mid to expand its presence in the growing Iowa markets;

•	management’s view that Two Rivers’ business, operations and commitment to community banking complement those of First Mid’s and provide an opportunity to leverage existing operations for greater efficiencies and cost-savings and enhanced earnings per share;

•	management’s belief that the combined institution will strengthen First Mid’s ability to serve large customers and provide opportunities for loan growth;

•	the likelihood of a successful integration of Two Rivers’ business operations and workforce with those of First Mid and management’s view that the integration will be facilitated by the similarities between the cultures and business philosophies of First Mid and Two Rivers;

•	management’s expectations regarding cost synergies, earnings accretion and internal rate of return;

•	the financial and other terms of the merger agreement, including the tax treatment, the split between stock and cash consideration and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Two Rivers’ business, operations and workforce with those of First Mid;

•	the potential risk of diverting management attention and resources from the operation of First Mid’s business and towards the completion of the merger; and

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The above discussion of the information and factors considered by First Mid’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by the First Mid board of directors. In view of the wide variety of factors considered by the First Mid board of directors in connection with its evaluation of the merger, the First Mid board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. First Mid’s board of directors unanimously made its determination with respect to the merger based on the conclusion reached by its members based on the factors that each of them considered appropriate, that the merger is in the best interests of First Mid’s stockholders.

Accounting treatment of the merger

For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Two Rivers as of the effective time of the merger will be recorded at their respective fair values and added to those of First Mid. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of First Mid issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Two Rivers.

Regulatory approvals

The merger cannot proceed without obtaining all requisite regulatory approvals. First Mid and Two Rivers have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Mid and Two Rivers is subject to prior approval of the Federal Reserve and the IDOB. First Mid submitted applications with the Federal Reserve and the IDOB on November 13, 2025, seeking the necessary approvals.

In reviewing that application, the Federal Reserve is required to consider the following:

•	competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade;

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of First Mid, including its subsidiaries, and of Two Rivers, and the effect of the proposed transaction on these resources;

•	management expertise;

•	internal control and risk management systems;

•	the capital of Two Rivers;

•	the convenience and needs of the communities to be served; and

•	the effectiveness of Two Rivers and First Mid in combating money laundering activities.

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The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended (which we refer to as the “Community Reinvestment Act”). The merger may not be consummated until at least 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.

At a date following the completion of the merger, First Mid intends to merge Two Rivers Bank with and into First Mid Bank, with First Mid Bank as the surviving bank. The bank merger will be subject to approval by the OCC. First Mid Bank intends to file an application with the OCC seeking approval in the near future. Regulatory approval of the bank merger is not required to complete the merger of First Mid and Two Rivers.

While First Mid knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to consummate the merger and the bank merger will be obtained or obtained in a timely manner.

Interests of certain persons in the merger

General. In considering the recommendations of the Two Rivers board of directors, Two Rivers shareholders should be aware that certain directors and executive officers of Two Rivers and Two Rivers Bank may have interests in the merger that are different from, or are in addition to, the interests of Two Rivers shareholders generally. The Two Rivers board of directors was aware of these interests to the extent these interests existed at the time the Two Rivers board of directors approved the merger agreement and considered them, among other matters, in approving the merger agreement and determining to recommend to Two Rivers shareholders to vote for approval of the merger agreement.

For purposes of this compensation-related disclosure, Two Rivers’ executive officers are Shane Zimmerman (President & Chief Executive Officer), Andrea Gerst (Chief Financial Officer), and Rhonda Carlston (Senior Vice President, Human Resources).

Stock Ownership. As of January 12, 2026, Two Rivers’ directors controlled, in the aggregate, 490,148.5 shares of Two Rivers’ common stock, representing approximately 23.6% of Two Rivers’ outstanding shares of common stock.

Restricted Stock Awards. Certain executive officers of Two Rivers hold outstanding restricted shares of Two Rivers common stock (“Restricted Stock”) that were granted to them by Two Rivers under its 2023 Restricted Stock Award Plan. At the effective time of the merger, all of Two Rivers’ outstanding Restricted Stock will be accelerated and fully vested. Pursuant to the Restricted Stock award agreements, if permitted by applicable law, Two Rivers will gross up and pay any federal, state, or local income or employment taxes that are required by law to be withheld with respect to the Restricted Stock (and such gross-up). If not permitted by applicable law, Two Rivers will have the right to require the grantee to remit to Two Rivers, or to withhold from other amounts payable to the grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state, and local income or employment tax withholding requirements.

The Restricted Stock held by the executive officers of Two Rivers under its 2023 Restricted Stock Award Plan, as of January 12, 2026, the latest practicable date before the printing of this proxy statement/prospectus, are:

Executive Officer	Number of Restricted Shares under 2023 Plan
Rhonda Carlston	2,000
Andrea Gerst	2,000

Continued Director and Officer Liability Coverage. Pursuant to the terms of the merger agreement, First Mid agreed to provide each continuing director and officer, for six years following the effective time, substantially the same insurance coverage against personal liability for actions and omissions prior to the effective time of the merger, which such coverage shall be no less favorable than that which is provided to current directors and officers of First Mid. The cost of such insurance coverage shall not exceed 250% of the premiums Two Rivers paid for its current policy term. Following the effective time, to the extent permitted by applicable law, First Mid has agreed to indemnify and hold harmless the current and former directors and officers of Two Rivers and its subsidiaries for all actions taken by them prior to the effective time of the merger.

Employment-Related Agreement with Certain Executives. Two Rivers and Two Rivers Bank have previously entered into employment-related agreements with Mr. Zimmerman, Ms. Gerst, and Ms. Carlston, which provide for payments in certain circumstances in connection with the merger, as described below.

•	Shane Zimmerman. Two Rivers Bank previously entered into an employment agreement with Mr. Zimmerman. Under the agreement, if Mr. Zimmerman’s employment is terminated without “cause” or if Mr. Zimmerman resigns for “good reason” after Mr. Zimmerman has completed twelve (12) months of full-time employment with Two Rivers Bank, Two Rivers or its successor must pay to Mr. Zimmerman, subject to Mr. Zimmerman’s execution and non-revocation of a general release of claims, a lump sum amount equal to his annual base salary as of the date of his termination plus a pro-rated portion of Mr. Zimmerman’s bonus for the calendar year in which his termination occurs. Under Mr. Zimmerman’s employment agreement, such estimated amounts owed to Mr. Zimmerman would total approximately $320,000 as of January 7, 2026.

•	Retention Agreements. Two Rivers and Two Rivers Bank previously entered into retention agreements with Mr. Zimmerman, Ms. Gerst, and Ms. Carlston. Under the agreements, upon the merger, provided each such executive officer remains actively employed through the merger, Two Rivers must pay Mr. Zimmerman $299,750, Ms. Gerst $194,800, and Ms. Carlston $340,000.

Internal Revenue Code Section 280G. Pursuant to the merger agreement, if any amounts owed to any of the executive officers, individually or in the aggregate, constitute an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, Two Rivers will use commercially reasonable efforts to reduce such payments to $1.00 less than the maximum amount that the applicable executive officer may receive without becoming subject to the excise tax under Internal Revenue Code Section 4999 or resulting in a disallowance of a deduction of the payment of such amount under Internal Revenue Code Section 280G.

Post-Merger Compensation Arrangements with First Mid.

Since execution of the merger agreement, First Mid has engaged, and it expects to continue to engage, in discussions with certain of Two Rivers executive officers regarding potential roles with the combined company after the consummation of the merger. In particular, following the execution of the merger agreement First Mid discussed with Shane Zimmerman, the president of Two Rivers, him serving post-closing as an executive vice president and divisional president. On October 30, 2025, First Mid announced that Mr. Zimmerman will serve in such role following the effectiveness of the merger. As of the date of this proxy statement/prospectus, none of the executive officers and directors of Two Rivers have entered into agreements or arrangements with First Mid or its affiliates regarding continued service with First Mid, or its affiliates after the effective time of the merger. However, prior to the effective time of the merger, such agreements or arrangements may be entered into, which could amend, terminate or otherwise modify the existing Two Rivers arrangements with the executive officers that are described in this section and/or provide for the payment (or the right to future payment) of all or a portion of the benefits provided under such arrangements.

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Severance Plan. The merger agreement provides that employees of Two Rivers and Two Rivers Bank, other than employees eligible to receive severance benefits under an employment or other agreement, who incurs an involuntary termination of employment within 12 months after the closing date of the merger will be eligible to receive severance equal to one week of base salary for each year of service, with a maximum payout of 26 weeks of base salary.

Restrictions on resale of First Mid common stock

The shares of First Mid common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any stockholder who may be deemed to be an “affiliate” of First Mid for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of First Mid include individuals or entities that control, are controlled by, or are under common control with First Mid and may include the executive officers, directors and significant stockholders of First Mid.

Two Rivers shareholder dissenters’ rights

The following discussion is not a complete description of the law relating to dissenters’ rights available to holders and beneficial holders of Two Rivers common stock under Iowa law. This description is qualified in its entirety by the full text of the relevant provisions of the IBCA, which are reprinted in their entirety as Appendix B. If you desire to exercise dissenters’ rights, you should review carefully the IBCA and consult a legal advisor before electing or attempting to exercise these rights.

General

Pursuant to sections 490.1301 through 490.1331 of the IBCA, holders and beneficial holders of Two Rivers common stock have the right to dissent from the merger and to receive the fair value of their shares in cash. Holders and beneficial holders of Two Rivers common stock who fulfill the requirements of the IBCA summarized below and set forth in Appendix B will be entitled to assert dissenters’ rights in connection with the merger. Shareholders or beneficial shareholders considering initiation of a dissenters’ proceeding should review this section and should also review Appendix B in its entirety. A dissenters’ proceeding may involve litigation.

Preliminary Procedural Steps

Pursuant to the provisions of the IBCA, if the merger is consummated, in order to exercise dissenter’s rights you must have:

•	given to Two Rivers, prior to the vote at the special meeting with respect to the approval of the merger, written notice of your intent to demand payment for your shares of common stock (hereinafter referred to as “shares”);

•	not voted in favor of the merger; and

•	complied with the other statutory requirements summarized below.

If you have perfected your dissenters’ rights as described below, within 30 days Two Rivers (or First Mid as its successor) will pay to you the amount it estimates to be the fair value of your shares, plus accrued interest. A shareholder or beneficial shareholder who fails to deliver written notice of his, her or its intent to demand payment for his, her or its shares if the merger is consummated in accordance with the requirements of the IBCA is not entitled to payment for his, her or its shares pursuant to the provisions of the IBCA and will only be entitled to receive the merger consideration as provided in the merger agreement.

Brokers or others who hold shares in their name that are beneficially owned by others may assert dissenters’ rights as to fewer than all of the shares registered in your name only if they dissent with respect to all shares beneficially owned by any one person and notify Two Rivers in writing of the name and address of each person on whose behalf they are asserting dissenters’ rights. The rights of a shareholder who asserts dissenters’ rights as to fewer than all of the shares registered in his, her or its name are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders. A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if the beneficial shareholder submits a written consent to Two Rivers to the dissent not later than the time that the beneficial shareholder asserts dissenters’ rights, and the beneficial shareholder submits the consent with respect to all shares of which he, she or it is the beneficial shareholder.

Written Dissent Demand

Voting against the merger will not independently satisfy the written demand requirement and failure to vote against the merger (including abstaining or not voting) will not independently waive dissenters’ rights. In addition to not voting in favor of the merger, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the merger is effected. Any written notice of intent to dissent to the merger, satisfying the requirements discussed above, should be addressed to Two Rivers Financial Group, Inc., 222 N. Main St., Burlington, Iowa 52601, Attn: Stacey Meyer. The written notice must be delivered to Two Rivers before the vote is taken at the special meeting.

Dissenters’ Notice

If the shareholders of Two Rivers approve the merger at the special meeting, Two Rivers (or First Mid as its successor) must deliver a written dissenters’ notice (also known as an “appraisal notice”) (the “Dissenters’ Notice”) to all Two Rivers shareholders who satisfy the foregoing requirements. The Dissenters’ Notice must be sent no later than ten days after the effective date of the merger and must:

•	state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

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•	inform holders of uncertificated shares as to what extent transfer of these shares will be restricted after the demand for payment is received;

•	include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires the shareholder or beneficial shareholder asserting dissenters’ rights to certify whether he, she or it acquired beneficial ownership of the shares prior to that date;

•	set a date by which Two Rivers (or First Mid as its successor) must receive the demand for payment (which date may not be fewer than 40 nor more than 60 days after the Dissenters’ Notice is sent); and

•	be accompanied by a copy of sections 490.1301 through 490.1331 of the IBCA.

A shareholder or beneficial shareholder who receives the Dissenters’ Notice or a beneficial shareholder whose shares are held by a nominee who is sent a Dissenters’ Notice must demand payment and certify as to his or her ownership of the shares in accordance with the Dissenters’ Notice. A shareholder or beneficial shareholder who holds certificated shares must also deposit his, her or its share certificates with Two Rivers (or First Mid as its successor) in accordance with the terms of the Dissenters’ Notice.

A dissenting shareholder or beneficial shareholder who demands payment and deposits his, her or its share certificate in accordance with the terms of the Dissenters’ Notice loses all rights as a shareholder, unless the shareholder withdraws from the appraisal process. Two Rivers may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the merger is effected or the restrictions released, in the event that it does not consummate the merger.

A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 490.1301 through 490.1331 of the IBCA. A shareholder or beneficial shareholder with certificated shares who does not deposit his, her or its share certificates where required and by the date set forth in the Dissenters’ Notice is not entitled to payment for his, her or its shares under sections 490.1301 through 490.1331 of the IBCA. Two Rivers (or First Mid as its successor) may elect to withhold payment from a dissenter and instead make an offer of payment if that dissenter was not the beneficial owner of his, her or its shares prior to the date specified in the Dissenters’ Notice as the date on which the first announcement of the merger was made to the news media or to Two Rivers’ shareholders.

Payment

Except as described below, Two Rivers (or First Mid as its successor) must, within 30 days after the form required by Iowa Code 490.1322 is due, pay each shareholder who has complied with the payment demand and deposit requirements described above the amount Two Rivers (or First Mid as its successor) estimates to be the fair value of the shares, plus accrued interest. The offer of payment must be accompanied by:

•	recent financial statements of Two Rivers;

•	a statement of the estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under section 490.1326 of the IBCA if the dissenter is dissatisfied with the payment; and

•	a copy of sections 490.1301 through 490.1331 of the IBCA.

Section 490.1326 of the IBCA provides that a dissenter may notify Two Rivers (or First Mid as its successor) in writing of his, her or its own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate, less any payment received from Two Rivers (or First Mid as its successor), if:

•	he or she believes that the amount paid or offered by Two Rivers (or First Mid as its successor) is less than the fair value of his or her shares or that Two Rivers (or First Mid as its successor) has calculated incorrectly the interest due; or

•	Two Rivers (or First Mid as its successor) fails to make payment within 30 days after the date set in the Dissenters’ Notice for demanding payment.

A dissenting shareholder waives his, her or its right to demand payment of his, her or its own estimate of fair value and interest under section 490.1326 unless such dissenting shareholder provides Two Rivers (or First Mid as its successor) with notice of his, her or its demand, in conformance with the notice requirements of the IBCA, within 30 days after Two Rivers (or First Mid as its successor) makes or offers payment for the dissenting shareholder’s shares.

Litigation

If a demand for payment under section 490.1326 of the IBCA remains unsettled, Two Rivers (or First Mid as its successor) must commence a nonjury equity valuation proceeding in the District Court of Des Moines County, Iowa, within 60 days after receiving the payment demand under section 490.1330 of the IBCA and must petition the court to determine the fair value of the shares and accrued interest. If Two Rivers (or First Mid as its successor) does not commence the proceeding within those 60 days, the IBCA requires Two Rivers (or First Mid as its successor) to pay each dissenting shareholder whose demand remains unsettled the amount demanded. Two Rivers (or First Mid as its successor) is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them.

The jurisdiction of the court in which the proceeding is brought is plenary and exclusive. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. An appraiser has the powers delegated to such appraiser in the court order appointing him or her or in any amendment to the order. Dissenters are entitled to the same discovery rights as parties in other civil proceedings.

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Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such holder’s shares, plus interest, exceeds the amount paid or offered, as applicable, by Two Rivers (or First Mid as its successor).

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Two Rivers (or First Mid as its successor), except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1326 of the IBCA. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Two Rivers (or First Mid as its successor) if the court finds Two Rivers (or First Mid as its successor) did not substantially comply with the requirements of the IBCA, or against either Two Rivers (or First Mid as its successor) or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the IBCA.

If the court finds that the services of attorneys or experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award those attorneys’ reasonable fees out of the amounts awarded the dissenters who were benefited.

This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to the applicable portions of the IBCA, which are included as Appendix B to this proxy statement/prospectus. If you intend to dissent from approval of the merger, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of the corporate files of First Mid or Two Rivers, except as may be required by the IBCA, or to obtain legal counsel or appraisal services at the expense of Two Rivers (or First Mid as its successor).

Any dissenting shareholder who perfects his, her or its right to be paid the “fair value” of his, her or its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger” at page 41.

You must do all of the things described in this section and as set forth in the IBCA in order to preserve your dissenters’ rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided in the IBCA and you will only be entitled to receive the merger consideration as provided in the merger agreement. In view of the complexity of these provisions of Iowa law, shareholders of Two Rivers who are considering exercising their dissenters’ rights should consult their legal advisors.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Two Rivers common stock. The summary is based upon the Internal Revenue Code, applicable U.S. Treasury regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those U.S. holders of Two Rivers common stock that hold their Two Rivers common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Two Rivers common stock in light of their individual circumstances or to holders of Two Rivers common stock that are subject to special rules, such as non-U.S. holders (as defined below) (except to the extent discussed under the subheading “Tax Implications to Non-U.S. Stockholders” below); financial institutions; qualified insurance plans; qualified retirement plans and individual retirement accounts; investors in pass-through entities; persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; dealers or brokers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Two Rivers common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; U.S. expatriates or certain former citizens or long-term residents of the United States; and holders who acquired their shares of Two Rivers common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Two Rivers common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. Each of Barack Ferrazzano and ArentFox Schiff LLP have delivered opinions, December 23, 2025, and filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, to the effect that, subject to the exceptions, qualifications and limitations set forth therein, (i) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) Two Rivers and First Mid will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Additionally, it is a condition to Two Rivers’ obligation to complete the merger that Two Rivers receive an opinion from Barack Ferrazzano dated the closing date of the merger, and it is a condition to First Mid’s obligation to complete the merger that First Mid receive an opinion from ArentFox Schiff LLP, dated the closing date of the merger, each to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and First Mid and Two Rivers undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by First Mid and Two Rivers, in each case in form and substance reasonably satisfactory to such counsel, and upon customary factual assumptions, including, but not limited to, the assumption that the merger will be consummated in accordance with the merger agreement.  If any of these facts, assumptions, representations and warranties or covenants underlying the tax opinions described above is or becomes incorrect, incomplete, inaccurate or is violated, the validity of, and the conclusions reached in, such tax opinions may be affected, no longer accurate or jeopardized. In addition, the opinions will be subject to certain qualifications and limitations as set forth therein. Neither First Mid nor Two Rivers has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of First Mid or Two Rivers. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders, assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Tax Consequences of the merger for U.S. holders of Two Rivers common stock. Except as discussed below in “—Cash in Lieu of Fractional Shares of First Mid Common Stock” and “—Shareholders Exercising Dissenters’ Rights,” a U.S. holder of Two Rivers common stock will generally not recognize any gain or loss as a result of the merger. Pursuant to the merger, a U.S. holder of Two Rivers common stock will receive shares of First Mid common stock in exchange for its shares of Two Rivers common stock. Generally, a U.S. holder’s aggregate tax basis in the First Mid common stock received by such U.S. holder in the merger in exchange for its Two Rivers common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of First Mid Common Stock,” will equal such U.S. holder’s aggregate tax basis in the Two Rivers common stock surrendered in the merger. The holding period for the shares of First Mid common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of First Mid Common Stock,” generally will include the holding period for the shares of Two Rivers common stock exchanged therefor. If a U.S. holder acquired different blocks of Two Rivers common stock at different times or at different prices, the adjusted tax basis and holding period for First Mid common stock such holder receives in the merger would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of Two Rivers common stock surrendered in exchange therefor. U.S. holders should consult their tax advisors regarding the manner in which shares of First Mid common stock should be allocated among different blocks of their Two Rivers common stock surrendered in the merger.

Cash in Lieu of Fractional Shares of First Mid Common Stock. A U.S. holder who receives cash instead of a fractional share of First Mid common stock will be treated as having received the fractional share of First Mid common stock pursuant to the merger and then as having exchanged the fractional share of First Mid common stock for cash in a redemption by First Mid. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Two Rivers common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Two Rivers common stock exchanged by such U.S. Holder is greater than one year as of the effective time of the merger. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized by non-corporate taxpayers may be subject to the net investment income tax. See “—Medicare Tax on Unearned Income” below.

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Shareholders Exercising Dissenters’ Rights. Upon its exercise of dissenters’ rights, a U.S. holder of Two Rivers common stock would exchange all of its Two Rivers common stock for cash. Accordingly, such U.S. holder would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Two Rivers common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Two Rivers common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. In addition, gain recognized by non-corporate taxpayers may be subject to the net investment income tax. See “—Medicare Tax on Unearned Income” below.

Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the merger.

Backup Withholding and Information Reporting. Payments of cash instead of a fractional share of First Mid common stock to a U.S. holder of Two Rivers common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption satisfactory to First Mid and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of Two Rivers common stock, as a result of having received First Mid common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of Two Rivers common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth the fair market value and such holder’s basis in the Two Rivers common stock surrendered in the merger. A “significant holder” is a holder of Two Rivers common stock who, immediately before the merger, owned at least 5% of the vote or value of the outstanding stock of Two Rivers or securities of Two Rivers with a basis for federal income taxes of at least $1 million.

Tax Implications to Non-U.S. Shareholders. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Two Rivers common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder (as defined herein). The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes in connection with receiving cash instead of a fractional share of First Mid common stock generally will not be subject to U.S. federal income taxation unless (a) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (b) in the case of a non-U.S. holder who is an individual, such shareholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (a) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (b) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.

If any gain a non-U.S. holder recognizes on the receipt of cash instead of a fractional share of First Mid common stock in the merger is effectively connected with the conduct of such trade or business, then the gain will be subject to U.S. federal income tax at graduated rates for non-U.S. holders other than corporations and the flat corporate rate (currently 21%) for non-U.S. holders that are corporations (including, if applicable, special lower rates that may be applicable to certain gain and dividends). If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the non-U.S. holder’s country of residence, any effectively connected gain or dividend income would generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the United States. To claim exemption from withholding for any effectively connected dividend or gain, the non-U.S. holder must certify its qualification, which can be done by providing Form W-8ECI. In addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty), referenced above, on their effectively connected earnings and profits for the taxable year, which would include such gain.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any U.S. or non-U.S. tax consequences of the bank merger, or non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences to you as a result of the merger.

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DESCRIPTION OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties that First Mid and Two Rivers made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General

Subject to the terms and conditions of the merger agreement and in accordance with the Iowa Business Corporation Act, as amended (the “IBCA”) and the Iowa Uniform Limited Liability Company Act (the “IULLCA”), Two Rivers will merge with and into Merger Sub, a wholly-owned subsidiary of First Mid, and Merger Sub will be the surviving entity. The separate corporate existence of Two Rivers will terminate as a result of the merger. The merger is anticipated to be completed later in the first quarter of 2026. Following the completion of the merger, Merger Sub will be merged with and into First Mid, with First Mid as the surviving entity. At a time to be determined by First Mid, First Mid will cause the merger of Two Rivers Bank with and into First Mid Bank, with First Mid Bank being the surviving entity. At such time, Two Rivers Bank’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate Two Rivers Bank and First Mid Bank as separate bank subsidiaries.

Closing and effective time

Closing. The closing of the merger will take place on the fifth business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon. See “—Conditions to completion of the merger” for a more complete description of the conditions that must be satisfied prior to closing. The date of the completion of the merger sometimes is referred to in this proxy statement/prospectus as the “closing date.”

Completion of the Merger. The merger will become effective as of the date and time specified in the articles of merger that will be filed with the ISOS. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time.”

Merger consideration

If the merger is completed, each share of Two Rivers common stock which Two Rivers shareholders own immediately before the completion of the merger will be converted into the right to receive 1.225 shares of common stock, par value $4.00 per share, of First Mid, less any applicable taxes required to be withheld and subject to certain adjustments set forth in the merger agreement. Additionally, Two Rivers’ restricted stock awards will be fully vested upon consummation of the merger, and all provisions of the merger agreement applicable to Two Rivers’ common stock shall apply in equal measure to each share of Two Rivers common stock subject to a restricted stock award which vests as of the closing date.

Based on the closing price of First Mid’s common stock of $36.24 on October 29, 2025, and the 2,086,645 shares of Two Rivers common stock outstanding, including restricted stock awards, as of October 29, 2025, the date of the merger agreement and the last trading day preceding the public announcement of the merger, Two Rivers shareholders are expected to receive total aggregate merger consideration from First Mid of approximately $92.6 million in the form of First Mid common stock, subject to receipt of cash in lieu of fractional shares. Shares of Two Rivers common stock held by Two Rivers shareholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.

The merger consideration is subject to the following adjustments:

•	Two Rivers Consolidated Shareholders’ Equity is Less than $115,501,230. If the closing consolidated balance sheet delivered by Two Rivers to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated shareholders’ equity (as computed and adjusted in accordance with the merger agreement) less than $115,501,230, the merger consideration shall be reduced dollar for dollar by an amount equal to the amount of such shortfall. As of September 30, 2025, Two Rivers’ consolidated shareholders’ equity as computed in accordance with GAAP was $115,501,230. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated shareholders’ equity included in the closing consolidated balance sheet to be less than $115,501,230. For the purposes of this potential adjustment, the consolidated shareholders’ equity of Two Rivers reflected on the closing consolidated balance sheet shall be computed and adjusted in accordance with the terms of the merger agreement to reflect that the following amounts (which amounts cannot be known until the date of the closing consolidated balance sheet) shall be disregarded, and not be taken into account or otherwise reduce such consolidated shareholders’ equity reflected on the closing consolidated balance sheet: (A) any changes to the valuation of the Two Rivers’ investment portfolio attributed to ASC 320, whether upward or downward, from September 30, 2025 until the date of the closing consolidated balance sheet, (B) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Two Rivers and its subsidiaries in connection with the merger agreement or the transactions contemplated thereby, (C) any amounts paid or payable to any director, officer or employee of Two Rivers or any of its subsidiaries under any contract, severance arrangement, benefit plan or employment practice of Two Rivers or any of its subsidiaries and all other payroll and non-payroll related costs and expenses incurred by Two Rivers or any of its subsidiaries in connection with the merger agreement or the transactions contemplated thereby, (D) costs associated with the termination of Two Rivers’ employee benefit plans, (E) any costs associated with the termination of Two Rivers’ agreements with any of its vendors, including Two Rivers’ data processing agreement, (F) any negative provisions for loan losses taken by Two Rivers from the date of the merger agreement until the date of the closing consolidated balance sheet, (G) any costs and expenses associated with the ESOP borne by Two Rivers, including the engagement of the independent fiduciary, the termination of the ESOP and the preparation and receipt of an IRS determination letter in connection with such termination, (H) the write down of the Two Rivers’ goodwill and intangibles prior to closing in an amount to be agreed to by the parties, and (I) any other expenses incurred solely in connection with the transactions contemplated by the merger agreement, in each case incurred or to be incurred by Two Rivers or any of its subsidiaries through the effective time of the merger in connection with the merger agreement and the transactions contemplated thereby.

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•	Decrease in Market Price of First Mid Common Stock. If at any time during the five business day period commencing on the fifteenth business day preceding the closing date of the merger (which we refer to as the “determination date”), the 10 trading day average closing price of a share of First Mid common stock (we refer to such average closing price as the “First Mid market value”) is less than $29.15 and decreases by more than 20% in relation to the Nasdaq Bank Index, Two Rivers will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio within five business days of Two Rivers’ notice of termination. First Mid may elect to increase the exchange ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of (A) $29.15, (B) the exchange ratio and (C) the quotient of the average daily closing value of the Nasdaq Bank Index for the ten consecutive trading days immediately preceding the determination date divided by the average daily closing value of the Nasdaq Bank Index for the ten consecutive trading days immediately preceding October 29, 2025 minus 0.20 and the denominator of which is equal to the average daily closing sales price of First Mid for the ten consecutive trading days immediately preceding the determination date; or (ii) the quotient determined by dividing $29.15 by the First Mid market value on the determination date, and multiplying the quotient by the product of the exchange ratio and 0.80. If First Mid elects to increase the exchange ratio, the merger agreement will remain in effect in accordance with its terms, except that the consideration for the merger will be increased to reflect the revised exchange ratio. If First Mid declines to increase the exchange ratio, the merger will be abandoned. If First Mid or any company belonging to the Nasdaq Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between October 29, 2025 and the determination date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of adjusting the exchange ratio pursuant to this paragraph.

•	Reclassification, Recapitalization or other Readjustment to First Mid Common Stock. If, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares because of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of Two Rivers common stock with the same economic effect as contemplated by the merger agreement prior to such event.

The market price of First Mid common stock will fluctuate before the completion of the merger and may also fluctuate between the completion of the merger and the time holders of Two Rivers common stock receive any First Mid common stock. Holders of Two Rivers common stock should obtain current stock price quotations for First Mid common stock before voting on the merger.

No fractional shares of First Mid common stock will be issued in the merger. Instead, First Mid will pay to each holder of Two Rivers common stock who would otherwise be entitled to a fractional share of First Mid common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the weighted average of the daily closing sales prices of a share of First Mid common stock as reported on the Nasdaq Global Market for the ten consecutive trading days immediately preceding the closing date of the merger by the fractional share of First Mid common stock to which such former holder would otherwise be entitled.

Treatment of Two Rivers Equity Awards

All of Two Rivers’ outstanding equity awards are restricted stock and all restricted stock awards will become 100% vested upon the effective time of the merger, and all provisions of the merger agreement applicable to Two Rivers’ common stock shall apply in equal measure to each share of Two Rivers common stock subject to a restricted stock award which vests as of the closing date.

Dissenting Shares

Holders of Two Rivers common stock who perfect their appraisal rights (also referred to as dissenters’ rights) under the IBCA (who we refer to as “dissenting shareholders”) will have the right to receive “fair value” of their shares of Two Rivers common stock, determined as of the date of the meeting at which the merger is approved. This “fair value” could be more than the merger consideration but could also be less. Dissenting shareholders will not have the right to receive merger consideration in the merger and will only be entitled to their rights as dissenting shareholders under the IBCA. If any dissenting shareholder effectively withdraws or loses his, her or its right to dissenters’ rights of appraisal, such holder will have the right to receive merger consideration in the merger. See “The Merger – Two Rivers shareholder dissenters’ rights.”

Exchange Procedures

First Mid has engaged Computershare to act as its exchange agent to handle the exchange of Two Rivers common stock for the merger consideration and the payment of cash for any fractional share interest.

Within two business days after the closing date, the exchange agent will mail to each holder of record of Two Rivers common stock, other than dissenting shareholders, a letter of transmittal containing instructions for surrendering Two Rivers common stock certificates to the exchange agent and obtaining the aggregate merger consideration that the shareholder is entitled to receive pursuant to the merger.

You must carefully follow the instructions in the letter of transmittal and return a properly executed letter of transmittal and your Two Rivers stock certificates, if any, to the exchange agent in order to receive the merger consideration for your shares. Two Rivers stock certificates submitted for exchange must be in a form that is acceptable for transfer (as explained in the letter of transmittal). Neither First Mid nor its exchange agent will be under any obligation to notify any person of any defects in the letter of transmittal.

Holders of Two Rivers common stock who cannot locate their stock certificates, should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. Holders of Two Rivers common stock who hold their shares in book-entry form should follow the instructions set forth in the letter of transmittal with respect to shares of Two Rivers common stock held in book-entry form.

As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying Two Rivers stock certificates, First Mid’s exchange agent will issue by book-entry transfer shares of First Mid common stock and the cash representing the merger consideration, together with cash in lieu of fractional share interests. No interest will be paid on any cash payment.

Until the certificates representing Two Rivers common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the First Mid common stock into which such Two Rivers common stock have been converted. When the certificates are surrendered to First Mid’s exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will First Mid, the exchange agent, or any other person be liable to any former holder of shares of Two Rivers common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

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Holders of Two Rivers common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent. Please do not include your stock certificates with your proxy mailing.

Voting agreement

On October 29, 2025, certain shareholders, directors and executive officers of Two Rivers entered into a voting agreement with First Mid. Under this agreement, these shareholders have each agreed to vote, subject to their fiduciary duties, their respective shares of Two Rivers common stock:

•	in favor of the transactions contemplated by the merger agreement;

•	against any action or agreement which would result in a breach of any term of, or any other obligation of Two Rivers under the merger agreement; and

•	against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the merger agreement.

Furthermore, subject to certain limited exceptions, each of these shareholders agreed not to sell, assign or transfer any shares of Two Rivers common stock that they own without the prior written consent of First Mid. The shares of Two Rivers common stock subject to the voting agreement represent approximately 23.6% of Two Rivers’ outstanding shares of common stock as of October 29, 2025. The voting obligations under the voting agreement will automatically terminate upon the earliest of the effective time, the termination of the merger agreement in accordance with its terms or October 31, 2026. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Appendix C.

Conduct of business pending the merger

Conduct of Business of Two Rivers. Under the merger agreement, Two Rivers has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Two Rivers and its subsidiaries are required to conduct their business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.

The following is a summary of the more significant restrictions imposed upon Two Rivers, subject to the exceptions set forth in the merger agreement. Two Rivers will not, and will not permit its subsidiaries to, without First Mid’s prior written consent:

•	effect a change in the capitalization of Two Rivers (other than such changes resulting from shares that are issued or redeemed in connection with the ESOP) or issue, grant, or sell any options, equity appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating Two Rivers to issue, sell or register any equity securities, or any securities or obligations convertible into, or exercisable or exchangeable for, any equity securities;

•	pay any dividends or other distributions on any equity securities, except Two Rivers is permitted to pay customary, ordinary course quarterly dividends on shares of Two Rivers common stock and Two Rivers Bank is permitted to pay dividends to Two Rivers for payment of reasonable and necessary business and operating expenses, expenses related to the merger and expenses with respect to the ESOP;

•	amend the material terms of, waive any rights under, terminate, knowingly violate the terms of or enter into any contract material to Two Rivers;

•	amend its articles of incorporation or by-laws, the certificate of incorporation or by-laws of certain of its subsidiaries, the charter or by-laws of Two Rivers Bank, or any other governing document;

•	increase the compensation of the officers or key employees of Two Rivers and its subsidiaries except in the ordinary course of business, pay any bonuses except in the ordinary course of business, or hire any employee with an annual salary in excess of $100,000;

•	terminate or discontinue any employee benefit plan;

•	fail to use commercially reasonable efforts to maintain present insurance coverage in respect of their properties and business;

•	incur or guarantee any indebtedness for borrowed money, except with respect to indebtedness to the Federal Home Loan Bank, trade payables and similar liabilities and obligations incurred in the ordinary course of business;

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•	maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding (including accrued interest receivable);

•	enter into any new credit or lending relationships in an amount over $1,500,000 that would require an exception to Two Rivers Bank’s formal loan policy or to extend additional credit to any person unless within exceptions provided in the merger agreement;

•	apply or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•	make any expenditure for fixed assets in excess of $100,000 for any single item, or $250,000 in the aggregate, or enter into leases of fixed assets having an annual rental in excess of $100,000 in the aggregate;

•	incur any liabilities or obligations, make any commitments or disbursements, acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the ordinary course of business consistent with prudent banking practices and the current policies of Two Rivers and its subsidiaries;

•	enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

•	settle any action, suit, claim or proceeding against it or any of its subsidiaries in excess of $100,000 or, if less than $100,000 that would impose a material restriction of the business of Two Rivers or any of its subsidiaries or create precedent for claims that are reasonably likely to be material to Two Rivers;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•	enter into any employment, consulting or similar agreements that are not terminable by 30 days’ or fewer notice without penalty or obligation;

•	become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee (or newly hired employees), director or shareholder; accelerate the vesting of or lapsing of restrictions with respect to any long-term incentive compensation under any benefit plans; cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any company benefit plan; or materially change any actuarial assumptions used to calculate funding obligations with respect to any company benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable law;

•	engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act or any transactions of the kind referred to in Section; or

•	agree to take, make an agreement to take or adopt any resolutions in support of the actions described above.

Conduct of Business of First Mid. Under the merger agreement, First Mid has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, First Mid is required to conduct its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.

The following is a summary of the more significant restrictions imposed upon First Mid, subject to the exceptions set forth in the merger agreement. First Mid will not (and neither it nor its subsidiaries will agree to take, make any commitment to take or adopt any resolutions in support of any action to), without Two Rivers’ prior written consent:

•	amend its certificate of incorporation or by-laws or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the merger to the shareholders of Two Rivers;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements; or

•	agree to take, make any commitment to take or adopt any resolutions in support of the actions described above.

Certain covenants of the parties

In addition to the restrictions noted above, the merger agreement contains certain other covenants and agreements, including, among other things, the following:

•	First Mid agreed to file its applications with the Federal Reserve and the IDOB and take all other appropriate actions necessary to obtain the regulatory approvals required for the merger as soon as practicable after the execution of the merger agreement and Two Rivers and Two Rivers Bank agreed to use all reasonable and diligent efforts to assist in obtaining such approvals.

•	First Mid agreed, to the extent necessary, to file a notification form for the listing of the shares of First Mid common stock issuable pursuant to the merger agreement on the Nasdaq Global Market.

•	First Mid and Two Rivers each agreed to use their respective commercially reasonable efforts in good faith to satisfy the conditions required to close the merger and to consummate the merger as soon as practicable and not to intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of the merger agreement (including any action that would impair or impede the timely obtainment of the required regulatory approvals) or that would cause any of the representations contained in the merger agreement to be or become untrue.

•	First Mid and Two Rivers each agreed to coordinate with the other the declaration of record date and payment date for any dividends on either party’s common stock.

•	Two Rivers will engage a qualified independent fiduciary and agree upon a process, which the independent fiduciary will oversee, for the shares of Two Rivers held by the ESOP to be voted at the meeting of the shareholders of Two Rivers in accordance with directions provided by each participant or beneficiary in the ESOP;

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•	Two Rivers will arrange for the independent fiduciary to engage an independent financial advisor to opine that the merger consideration to be received by the ESOP is not less than “adequate consideration” as defined in Section 3(18) of ERISA, and the merger is fair to the ESOP participants and beneficiaries from a financial point of view;

•	Two Rivers will cause the Two Rivers board to adopt resolutions and an amendment to the ESOP providing for the termination of the ESOP no later than the closing date of the merger;

•	Two Rivers will on or as soon as administratively practicable following the closing date of the merger file an application requesting a favorable determination letter on the ESOP relating to its termination;

•	First Mid will assume and discharge all of Two Rivers and obligations under and relating to the Two Rivers’ trust preferred securities, subordinate debt instruments and secured indebtedness for borrowed money, including the due and punctual payment of interest and principal relating to such debt;

•	Two Rivers agreed to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining approval of the merger agreement and the transactions contemplated therein.

•	First Mid and Two Rivers each agreed to coordinate any public statement regarding the transactions contemplated by the merger agreement to the media.

The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger—Interests of certain persons in the merger” on page 37.

No solicitation of or discussions relating to an acquisition proposal

Except as described below, Two Rivers has agreed in the merger agreement that it will not, and will cause its subsidiaries to not, solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, an acquisition proposal. Two Rivers also agreed to cause each of its each of its officers, directors, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors and other representatives to cease immediately and cause to be immediately terminated all soliciting activities, discussions and negotiations and access to nonpublic information with, to or by any person (other than First Mid) regarding any proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal.

Notwithstanding the foregoing restrictions, prior to obtaining approval of the merger from the Two Rivers shareholders, in the event that the Two Rivers board of directors determines in good faith and after consultation with outside counsel, that in light of an acquisition proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with its fiduciary duties, Two Rivers’ board of directors may, in response to an unsolicited acquisition proposal that constitutes or is reasonably expected to result in a superior acquisition proposal, subject to certain conditions, including notice to First Mid, (i) furnish information with respect to Two Rivers or Two Rivers Bank to such person making such acquisition proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions or negotiations regarding such acquisition proposal and/or (iii) terminate the merger agreement in order to concurrently enter into an agreement with respect to such superior acquisition proposal. However, prior to terminating the merger agreement pursuant to this provision, Two Rivers must provide First Mid at least five business days’ notice thereof and provide First Mid with an opportunity, pursuant to procedures set forth in the merger agreement, to make an offer that is more favorable to the Two Rivers shareholders.

Under the merger agreement, “superior acquisition proposal” means an acquisition proposal containing terms that the board of directors of Two Rivers determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to Two Rivers’ shareholders than the merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Two Rivers board of directors, is reasonably capable of being obtained by such third party.

If First Mid terminates the merger agreement because Two Rivers breaches its covenant not to solicit an acquisition proposal from a third party or if Two Rivers terminates the merger agreement in order to enter into an agreement for a superior proposal, Two Rivers will pay to First Mid a termination fee equal to $3,625,000.00. See “—Termination fee.”

Representations and warranties

The merger agreement contains representations and warranties made by Two Rivers and First Mid. These include, among other things, representations relating to:

•	valid corporate organization and existence;

•	ownership of their respective subsidiaries;

•	corporate power and authority to enter into the merger and the merger agreement;

•	absence of any breach of organizational documents or law as a result of the merger;

•	capitalization;

•	consents and approvals;

•	financial statements;

•	filing of necessary reports with regulatory authorities;

•	loans and reserves for loan losses;

•	compliance with the Community Reinvestment Act;

•	compliance with laws; and

•	broker/finder fees.

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Two Rivers made additional representations and warranties to First Mid in the merger agreement relating to, among other things:

•	books of minutes and stock records;

•	undisclosed liabilities;

•	real property, personal property and other material assets;

•	compliance with, absence of default under and information regarding, material contracts;

•	affiliate transactions;

•	environmental matters;

•	employee matters;

•	employee benefit plans;

•	intellectual property;

•	certain tax matters; and

•	investment securities.

Conditions to completion of the merger

Closing Conditions for the Benefit of First Mid and Merger Sub. The obligations of First Mid and Merger Sub are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of Two Rivers in the merger agreement as of the closing date of the merger, except as otherwise set forth in the merger agreement;

•	performance by Two Rivers in all material respects of its obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of Two Rivers shareholders;

•	execution and delivery of the articles of merger, in form suitable for filing with the ISOS;

•	no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals;

•	the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	receipt of a certificate signed on behalf of Two Rivers certifying (i) the accuracy of the representations and warranties of Two Rivers in the merger agreement and (ii) performance by Two Rivers in all material respects of its obligations under the merger agreement;

•	receipt of a tax opinion from its tax counsel that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and Two Rivers will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	receipt of a FIRPTA Certificate from Two Rivers which meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h); and

•	no material adverse change shall have occurred with respect to Two Rivers and its subsidiaries, taken as a whole, since October 29, 2025.

Closing Conditions for the Benefit of Two Rivers. Two Rivers’ obligations are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement as of the closing date of the merger, except as otherwise set forth in the merger agreement;

•	performance by each of First Mid and Merger Sub in all material respects of its respective obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of Two Rivers shareholders;

•	execution and delivery of the articles of merger, in form suitable for filing with the ISOS;

•	no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals;

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•	the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	receipt of a certificate signed on behalf of First Mid certifying (i) the accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement and (ii) performance by each of First Mid and Merger Sub in all material respects of its respective obligations under the merger agreement;

•	receipt of a tax opinion from its tax advisor that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and Two Rivers will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

•	no material adverse change in First Mid since October 29, 2025.

Termination

First Mid and Two Rivers may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Mid or Two Rivers may terminate the merger agreement as follows:

•	any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or issued a final nonappealable order that has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to perform or observe the covenants of the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•	the merger is not completed by August 31, 2026 (which we refer to as the “outside date”), provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date;

•	approval of the Two Rivers shareholders necessary for the merger is not obtained; or

•	any state or federal law, rule or regulation is adopted or issued and becomes effective and has the effect of prohibiting the merger.

In addition, Two Rivers may terminate the merger agreement as follows:

•	if Two Rivers is not in material breach of the merger agreement, and any of the representations or warranties of First Mid are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by First Mid of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to First Mid from Two Rivers;

•	prior to Two Rivers’ meeting of shareholders, in order to enter into an agreement with respect to an unsolicited superior proposal from a third party, provided that First Mid be provided with an opportunity, pursuant to procedures set forth in the merger agreement, to make an offer that is more favorable to the Two Rivers shareholders, and further provided that the termination fee is paid by Two Rivers to First Mid; or

•	if at any time during the five business day period commencing on the fifteenth business day immediately preceding the closing date of the merger, the average closing price of a share of First Mid common stock is less than $29.15 and decreases by more than 20% in relation to the Nasdaq Bank Index, Two Rivers will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section entitled “Description of the Merger Agreement—Merger Consideration.”

In addition, First Mid may terminate the merger agreement as follows:

•	if First Mid is not in material breach of the merger agreement, and any of the representations or warranties of Two Rivers are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by Two Rivers of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to Two Rivers from First Mid; or

•	prior to Two Rivers’ shareholders meeting if Two Rivers’ board of directors (i) approves or recommends, or proposes publicly to approve or recommend, any acquisition of Two Rivers by a third-party, and/or permits Two Rivers to enter into an acquisition agreement with a third party or (ii) recommends that the shareholders of Two Rivers tender their shares of Two Rivers common stock in a tender offer or exchange offer for Two Rivers common stock has commenced (other than by First Mid or its affiliates) or fails to recommend rejection of such offer within ten business days after its commencement.

Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.

Termination fee

Two Rivers has agreed to pay First Mid a termination fee of $3,625,000.00 if the merger agreement is terminated:

•	by First Mid or Two Rivers if the merger has not been consummated by August 31, 2026 because of a breach by Two Rivers of its covenant not to solicit acquisition proposals and, prior to such termination, an alternative proposal (substituting 50% for the 15% thresholds in the definition thereof, which we refer to as a “qualifying transaction”) was publicly announced or otherwise communicated to First Mid and is not withdrawn or otherwise abandoned and such qualifying transaction is consummated within 12 months following the termination of the merger agreement;

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•	by First Mid or Two Rivers if the Two Rivers shareholder approval has not been obtained because of a breach by Two Rivers of its covenant not to solicit acquisition proposals and prior to the special meeting a qualifying transaction was publicly announced or otherwise communicated to First Mid and is not withdrawn or otherwise abandoned and such qualifying transaction is consummated within 12 months following the termination of the merger agreement;

•	by First Mid if Two Rivers has breached its covenant not to solicit acquisition proposals and prior to such termination an alternative proposal was publicly announced or otherwise communicated to First Mid and is not withdrawn or otherwise abandoned and such alternative offer is consummated within 12 months following the termination of the merger agreement;

•	by First Mid if Two Rivers is in material breach of its representations or warranties or unable to materially perform its covenants prior to closing, provided that First Mid is not similarly in breach.

•	by Two Rivers in connection with accepting a superior proposal; or

•	by First Mid if (i) the Two Rivers board of directors fails to include in the proxy statement/prospectus the recommendation that the shareholders approve the merger agreement and the transactions contemplated thereby, including the merger, or makes a company recommendation change, (ii) the Two Rivers board of directors approves or recommends an alternative proposal or superior proposal and/or permits Two Rivers to enter into an alternative acquisition agreement related to an alternative proposal or a superior proposal, (iii) Two Rivers fails to call a special meeting of its shareholders or to deliver the proxy statement/prospectus to its shareholders in material breach of specified provisions of the merger agreement, or (iv) a tender offer or exchange offer for the outstanding shares of Two Rivers common stock is commenced and the Two Rivers board of directors recommends that the Two Rivers shareholders tender their shares in connection with such offer or within ten business days after the commencement of such tender or exchange offer, or the Two Rivers board of directors fails to recommend rejection of such offer.

Nasdaq stock listing

First Mid common stock currently is listed on the Nasdaq Global Market under the symbol “FMBH.” Two Rivers’ common stock trades on the OTCQX Market under the symbol “TRVR”. The shares to be issued to Two Rivers’ shareholders as merger consideration also will be eligible for trading on the Nasdaq Global Market.

Amendment

The merger agreement may be amended in writing by the parties.

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SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS OF TWO RIVERS

The following table sets forth, as of January 12, 2026, the shares of Two Rivers common stock beneficially owned by (i) each director, the chief executive officer, the chief financial officer and the next other most-highly compensated executive officer of Two Rivers and (ii) all directors and executive officers as a group, and (iii) each person known by Two Rivers to beneficially own more than 5% of the issued and outstanding Two Rivers common stock.

Name and Address of Beneficial Owner	Amount of Shares Owned and Nature of Beneficial Ownership (1)	Percent of Shares of Common Stock Outstanding
Directors, Named Executive Officers and 5% Shareholders: (2)

Frank J. Delaney(3)	190,000.00	9.2%
Cristy L. Schmidt(4)	78,681.00	3.8%
David L. Baker(5)	59,431.00	2.9%
John W. Reiher(6)	153,777.00	7.4%
Ned L. Skinner(7)	43,927.00	2.1%
Donald C. Wiley(8)	28,410.00	1.4%
Douglas G. Martin(9)	5,000.00	*
Brian J. Helling	2,600.00	*
Robert G. Riley, Jr.(10)	2,500.00	*
Sadhna B. Jani	2,372.00	*
Andrea Gerst(11)	5,386.65	*
Rhonda S. Carlston(12)	6,366.16	*
Shane W. Zimmerman(13)	5,074.69	*

All Directors and Executive Officers as a Group (13 persons)	583,525.50	28.1%

*	Less than 1%
(1)	In accordance with Rule 13d-3 of the Exchange Act, for purposes of this table, a person is deemed to be the beneficial owner of our common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from January 12, 2026. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of the shares. The shares set forth in this table include all shares held directly, as well as by spouses and minor children, in trust and in other forms of indirect ownership. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power. Amount of shares includes restricted shares.
(2)	The business address of each director and executive officer is 222 N. Main St., Burlington, Iowa 52601.
(3)	Includes (a) 85,000 shares held pursuant to the Frank J Delaney III Revocable Trust Agreement dated October 18, 2011; (b) 85,000 shares held pursuant to the Gretchen F Delaney Revocable Trust Agreement Dated October 18, 2011; and (c) 20,000 shares held pursuant to the Frank J Delaney III Revocable Trust Dated November 18, 2011.
(4)	Includes 13,000 shares held jointly with Mrs. Schmidt’s spouse.
(5)	Includes (a) 33,996 shares held in Mr. Baker’s 401(k) account; (b) 19,285 shares held jointly with Mr. Baker’s spouse; (c) 150 shares held in Mr. Baker’s Roth individual retirement trust account and (d) 6,000 shares held in Mr. Baker’s individual retirement custodial trust account.
(6)	Includes (a) 5,103 shares held by Mr. Reiher’s spouse; (b) 5,000 shares held pursuant to the Brenda Stine Reiher Revocable Trust Dated January 12, 2007; and (c) 81,774 shares held by Brenda Stine Reiher, as trustee.
(7)	Shares held in Mr. Skinner’s individual retirement custodial trust account.
(8)	Shares held by M & K Investments, of which Mr. Wiley is the managing member.
(9)	Shares held jointly with Mr. Martin’s spouse.
(10)	Shares held pursuant to the Robert G. Riley, Jr. Revocable Trust dated June 30, 2005.
(11)	Includes 386.65 shares held in the ESOP and 2,000 restricted stock units.
(12)	Includes 1,366.16 shares held in the ESOP and 2,000 restricted stock units.
(13)	Includes 74.69 shares held in the ESOP.

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COMPARISON OF RIGHTS OF FIRST MID STOCKHOLDERS AND
TWO RIVERS SHAREHOLDERS

As a shareholder of Two Rivers, your rights are governed by Two Rivers’ articles of incorporation and its bylaws, each as amended and currently in effect. Upon completion of the merger, Two Rivers shareholders who receive shares of First Mid common stock in exchange for their shares of Two Rivers common stock will become stockholders of First Mid and their rights will be governed by First Mid’s restated certificate of incorporation and amended and restated bylaws, each as amended and currently in effect, as well as the rules and regulations applying to public companies. First Mid is incorporated in Delaware and subject to the Delaware Statutory Code and Two Rivers is incorporated in Iowa and is subject to the Iowa Statutes.

The following discussion summarizes material similarities and differences between the rights of Two Rivers shareholders and First Mid stockholders and is not a complete description of all of the differences or of the specific provisions referred to in this summary. This discussion is qualified in its entirety by reference to the Delaware Statutory Code and the Iowa Statutes, and First Mid’s restated certificate of incorporation, Two Rivers’ articles of incorporation and First Mid’s and Two Rivers’ respective bylaws, each as amended and restated from time to time.

	First Mid Stockholder Rights	Two Rivers Shareholder Rights
Authorized Capital Stock:

First Mid is authorized to issue 45,000,000 shares of common stock, par value $4.00 per share, and one million shares of preferred stock, no par value per share.

As of January 12, 2026, First Mid had 23,993,274.192 shares of common stock outstanding, 685,669.699 shares of common stock held in treasury and zero shares of preferred stock outstanding.

Two Rivers is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, and 100,000 shares of preferred stock, $1,000 par value per share.

As of January 12, 2026, Two Rivers had 2,073,371 shares of common stock outstanding, 485,064 shares of common stock held in treasury and zero shares of preferred stock outstanding.

Dividends:	First Mid’s board of directors may declare dividends at any regular or special meeting, pursuant to law.	Two Rivers’ board of directors may declare dividends at any regular or special meeting, pursuant to law.
Number of Directors; Classification:

First Mid’s board of directors currently consists of 10 members. First Mid’s amended and restated certificate of incorporation provides that the number of directors constituting the entire board of directors shall be determined by resolution of the board of directors or by First Mid’s stockholders at an annual meeting and shall be not less than one nor more than twenty-one.

First Mid’s board of directors is divided into three classes. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of stockholders.

Two Rivers’ board of directors currently consists of 10 members. Two Rivers’ amended and restated articles of incorporation provide that the number of directors constituting the entire board of directors shall be not less than five nor more than fifteen. Two Rivers’ amended and restated bylaws provide that the board of directors may be increased or decreased in size by resolution of the board of directors.

Two Rivers’ board of directors is divided into three classes. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of shareholders.

Election of Directors; Vacancies:

Each First Mid stockholder is entitled to one vote for each share of capital stock having voting power held by such stockholder.

First Mid’s amended and restated certificate of incorporation and bylaws do not provide for cumulative voting.

First Mid’s amended and restated certificate of incorporation provide that any vacancy on the board of directors may be filled by a majority of the directors then in office, or by a sole remaining director.

Each Two Rivers’ shareholder is entitled to one vote for each share of common stock having voting power held by such shareholder.

Two Rivers’ amended and restated articles of incorporation and amended and restated bylaws do not provide for cumulative voting.

Two Rivers’ amended and restated articles of incorporation provide that any vacancy on the board of directors may be filled by a majority of the directors then in office.

Removal of Directors:

First Mid’s amended and restated certificate of incorporation provides that any director, whether elected by the stockholders, or appointed by the directors, may be removed from office only for cause and by the affirmative vote or written consent of the holders of shares having at least 66.66% of the voting power of all outstanding capital stock of First Mid entitled to vote thereon.

Pursuant to Iowa law, any director, whether elected by the shareholders, or appointed by the directors, may be removed from office with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. Two Rivers’ amended and restated articles of incorporation do not require cause for removal.
Call of Special Meeting of Directors:

First Mid’s amended and restated bylaws provide that a special meeting of the board of directors may be called by the president on two days’ notice to each director, or called by the president or corporate secretary on the written request of two directors.

Two Rivers’ amended and restated bylaws provide that a special meeting of the board of directors of directors may be called by the president, the chief executive officer, the chair of the board of directors, or any three directors on three days’ notice to each director.
Limitation on Director Liability:	First Mid’s amended and restated certificate of incorporation provides that no director shall be personally liable to First Mid or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that liability is not eliminated or limited with respect to: (i) any breach of the director’s duty of loyalty to First Mid or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.	Two Rivers’ amended and restated articles of incorporation provide that no director shall be personally liable to Two Rivers or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that liability is not eliminated or limited with respect to: (i) a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 490.833 of the IBCA, or (iv) an intentional violation of criminal law.

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Indemnification:	First Mid’s amended and restated certificate of incorporation provides that First Mid shall indemnify all persons whom it may indemnify to the fullest extent permitted by Section 145 of the DGCL.

Two Rivers’ amended and restated articles of incorporation provide that Two Rivers shall indemnify any person who is made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee, or agent of Two Rivers against expenses, judgments, fines, and amounts paid in settlement, reasonably incurred by him or her in connection with such action suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Two Rivers; provided that no indemnification shall be made for (i) receipt of a financial benefit to which a person is not entitled, (ii) an intentional infliction of harm on Two Rivers or its shareholders, (iii) for violation of Section 833 of the IBCA, (iv) an intentional violation of criminal law, or (v) as otherwise prohibited by law.

Call of Special Meetings of Stockholders:

First Mid’s amended and restated bylaws provide that a special meeting of the stockholders may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in an amount of the entire capital stock of First Mid issued and outstanding and entitled to vote.

Such request must state the purpose or purposes of the proposed meeting.

Written notice stating the place, date, and hour of the meeting and the purposes for which the meeting is called must be given not less than 10 days nor more than 50 days before the date of the meeting, to each stockholder entitled to vote at such meeting. Only business set forth in the notice shall be addressed at the special meeting.

Two Rivers’ amended and restated bylaws provide that a special meeting of the shareholders may be called by the chair of the board of directors, the president, the chief executive officer, by the board of directors, or by the holders of not less than one-tenth of all the shares entitled to vote at the meeting by delivery of one or more written demands stating the purpose or purposes for which it is to be held.

Two Rivers shall notify shareholders of the date, time and place of such special meeting no fewer than 10 nor more than 60 days before the meeting date. Two Rivers is required to give notice only to shareholders entitled to vote at the meeting. Notice of the special meeting must include the purpose or purposes for which it is to be held.

Quorum of Stockholders:

First Mid’s amended and restated bylaws provide that the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute.

Two Rivers’ amended and restated bylaws provide that a majority of the shares of each class entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.
Advance Notice Regarding Stockholders Nomination of Candidates for Election to the Board of Directors:

First Mid’s amended and restated certificate of incorporation provides that nominations, other than those made by or on behalf of the existing First Mid board of directors shall be made pursuant to timely notice in proper written form to First Mid’s corporate secretary.

To be timely, a stockholder’s nomination shall be delivered or mailed by first class United States mail, postage prepaid, to the corporate secretary of First Mid not fewer than 14 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors

Each written nomination shall set forth (1) the name, age, business address and, if known, residence address of each nominee proposed in such written nomination, (2) the principal occupation or employment of each such nominee for the past five years and (3) the number of shares of stock of First Mid beneficially owned by each such nominee and by the nominating stockholder.

Two Rivers’ amended and restated articles of incorporation and amended and restated bylaws do not provide provisions with respect to advance notice regarding shareholders nomination of candidates for election to the board of directors.

53

Stockholder Action by Written Consent:

First Mid’s amended and restated bylaws provide that any action required to be taken at any annual or special meeting of First Mid stockholders, or any action which may be taken at any annual or special meeting of First Mid stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to First Mid stockholders who have not consented in writing.

Two Rivers’ amended and restated bylaws provide that any action that may be taken at a shareholders’ meeting may be taken without a meeting or vote, if one or more written consents describing the action taken are signed by the holders of outstanding shares having not less than 90% of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted, and are delivered to Two Rivers’ for inclusion in the minutes or filing with the corporate records.

Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented to the corporate action in writing.

Appointment and Removal of Officers:

First Mid’s amended and restated bylaws provide that each officer shall be chosen by the board of directors and shall hold their office for such terms as determined from time to time by the board of directors and until his or her successor is chosen and qualified.

Any officer may be removed by the affirmative vote of a majority of the board of directors.

Two Rivers’ amended and restated bylaws provide that each officer shall be elected by the board of directors and each officer shall hold office until his or her successor shall have been duly elected and qualified or until his or her death, resignation or removal. Any officer may be removed by the board of directors with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
Mergers, Consolidations and Similar Transactions	Under Delaware law, subject to limited exceptions, the board of directors and the holders of a majority of the outstanding shares entitled to vote must approve a merger, consolidation, or sale of all or substantially all of a corporation’s assets.

Two Rivers’ amended and restated articles of incorporation provide that the vote or consent of at least 66 2/3% of all common stock and preferred stock (if any) outstanding is required to effect a share exchange, merger or consolidation.

Amendment to Charter and Bylaws:

Under its amended and restated certificate of incorporation, First Mid reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation.

Pursuant to First Mid’s amended and restated bylaws and certificate of incorporation, the bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors at any regular meeting of the board of directors or of the stockholders or at any special meeting of the board of directors or of the stockholders, if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting of the stockholders

Under its amended and restated articles of incorporation, Two Rivers reserves the right to amend, alter, change or repeal any provision contained in its articles of incorporation.

Pursuant to Two Rivers’ amended and restated bylaws and certificate of incorporation, the bylaws may be altered, amended or repealed or new bylaws may be adopted by the board of directors at any regular or special meeting of the board of directors.

54

STOCKHOLDER PROPOSALS

First Mid. First Mid’s 2025 annual meeting of stockholders was held on April 30, 2025. First Mid generally holds its annual meeting of the stockholders in April of each year and it is anticipated that its 2026 annual meeting of stockholders will be held in April of 2026. In order to be eligible for inclusion in First Mid’s proxy materials for the 2026 annual meeting of stockholders, any stockholder proposal to take action at such meeting must have been received at First Mid’s main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 18, 2025. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act. Any stockholder wishing to nominate an individual for election as a director at the 2026 annual meeting must comply with certain provisions in First Mid’s certificate of incorporation. First Mid’s certificate of incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of First Mid’s board of directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the annual meeting. Generally, such notice must be delivered to or mailed to and received by the corporate secretary of First Mid not fewer than 14 days nor more than 60 days before a meeting at which directors are to be elected. To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of First Mid beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in First Mid’s certificate of incorporation relating to the nomination of an individual for election as a director. In addition, if First Mid does not receive notice of a stockholder proposal for the 2026 annual meeting of stockholders at least 45 days before the one-year anniversary of the date that First Mid’s proxy statement was released to the stockholders for its previous year’s annual meeting, proxies solicited by the management of First Mid will confer discretionary authority upon the management of First Mid to vote upon any such proposal.

Two Rivers. If the merger occurs, there will be no Two Rivers annual meeting of shareholders for 2026. In that case, holders of Two Rivers common stock will become holders of First Mid common stock and must submit any shareholder proposals to First Mid in accordance with the procedures described above. Two Rivers will hold its 2026 annual meeting of shareholders only if the merger is not completed.

LEGAL MATTERS

The validity of the First Mid common stock to be issued in connection with the merger will be passed upon for First Mid by ArentFox Schiff LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for First Mid by ArentFox Schiff LLP and for Two Rivers by Barack Ferrazzano Kirschbaum & Nagelberg LLP.

EXPERTS

The consolidated financial statements of First Mid appearing in its Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of its internal control over financial reporting as of December 31, 2024, have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

First Mid filed a registration statement on Form S-4 with the SEC to register the shares of First Mid common stock to be issued to Two Rivers’ shareholders upon completion of the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of First Mid in addition to being a proxy statement of Two Rivers for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement.

First Mid files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public, free of charge, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any materials filed with the SEC by First Mid at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. First Mid’s Internet address is www.firstmid.com. The information on First Mid’s website is not part of this proxy statement/prospectus. You may obtain copies of the information that First Mid files with the SEC, free of charge, by accessing First Mid’s website at www.firstmid.com under the tab “About First Mid” then “Investor Relations” and then under “SEC Filings”. Alternatively, these documents, when available, can be obtained free of charge from First Mid upon written request to First Mid Bancshares, Inc., Corporate Secretary, 1421 Charleston Avenue, Mattoon, Illinois 61938 or by calling (217) 234-7454.

Two Rivers does not file periodic reports or proxy statements with the SEC. You can find additional information about Two Rivers upon written request to Two Rivers Financial Group, Inc., 222 N. Main St., Attn: Andrea Gerst, or by calling (319) 753-9118.

If you would like to request documents, please do so by February 17, 2026 to receive them before the Two Rivers special meeting.

First Mid has supplied all of the information contained in, or incorporated by reference in, this proxy statement/prospectus relating to First Mid and its subsidiary bank. Two Rivers has supplied all of the information relating to Two Rivers and its subsidiary bank.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to Two Rivers shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated January 16, 2026. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this proxy statement/prospectus nor the issuance by First Mid of shares of First Mid common stock in connection with the merger will create any implication to the contrary.

INCORPORATION OF CERTAIN FIRST MID DOCUMENTS BY REFERENCE

The SEC allows First Mid to “incorporate by reference” the information that it files with the SEC, which means that First Mid can disclose important information to you by referring to its filings with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, and certain information that First Mid files later with the SEC will automatically update and supersede the information in this proxy statement/prospectus.

First Mid incorporates by reference the following documents First Mid has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

•	First Mid’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed with the SEC on February 28, 2025);

55

•	First Mid’s Quarterly Reports on Form 10-Q for the period ended March 31, 2025 (filed with the SEC on May 9, 2025); for the period ended June 30, 2025 (filed with the SEC on August 8, 2025); and for the period ended September 30, 2025 (filed with the SEC on November 7, 2025);

•	First Mid’s Current Reports on Form 8-K and any amendments on form 8-K/A filed with the SEC on April 4, 2025; May 6, 2025; May 16, 2025; June 25, 2025; June 30, 2025 (other than Item 7.01 thereof); October 30, 2025 (other than Item 7.01 thereof); October 30, 2025; November 3, 2025; December 19, 2025; December 30, 2025; and January 2, 2026;

•	First Mid’s Proxy Statement on Schedule 14A; Definitive Additional Materials for the 2025 annual meeting of stockholders, each filed with the SEC on March 18, 2025; and

•	The description of First Mid’s common stock contained in First Mid’s registration statement on Form 8-A filed with the SEC on April 30, 2014, as amended, and any amendment or report filed for the purposes of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, First Mid is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meetings of the First Mid stockholders, provided, however, that First Mid not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

56

TWO RIVERS FINANCIAL GROUP, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited financial statements of Two Rivers Financial Group, Inc. are provided pursuant to Section 490.1320 of the IBCA. Pursuant to the IBCA, when a corporate action is subject to appraisal rights, as is the case here, notice of such appraisal rights must be accompanied by a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of the notice, an income statement for that year, and a cash flow statement for that year as well as the latest interim financial statements of such corporation. The required unaudited financial statements are provided below.

57

TWO RIVERS FINANCIAL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2024 and 2023
(Dollars in thousands, except share amounts)
(unaudited)

ASSETS	2024	2023
Cash and due from banks	$18,818	$20,741
Federal funds sold	309	—
Total cash and cash equivalents	19,127	20,741
Certificates of deposit in other financial institutions	248	5,689
Securities available-for-sale (amortized cost 2024 - $167,362; 2023 - $190,675)	145,080	169,926
Securities held to maturity (fair value 2024 - $13,886; 2023 - $14,257)	16,302	16,354
Federal Home Loan Bank stock, at cost	1,709	2,801
Loans, net of allowance of $12,039 in 2024 and $12,041 in 2023	919,453	917,065
Accrued interest receivable	5,167	5,024
Premises and equipment, net	13,871	14,769
Goodwill	20,657	20,657
Intangible assets, net	5,674	7,105
Cash surrender value of life insurance	9,517	9,304
Other real estate owned	476	30
Other assets	9,639	8,802

Total assets	$1,166,920	$1,198,267

LIABILITIES
Deposits
Non-interest-bearing	$155,858	$190,687
Interest-bearing	851,998	831,015
Total deposits	1,007,856	1,021,702

Federal Home Loan Bank advances	19,944	43,194
Notes payable	20,990	21,801
Subordinated debentures	10,310	10,310
Accrued interest payable	780	599
Other liabilities	3,854	2,250

Total liabilities	1,063,734	1,099,856

Stockholders' equity
Common stock, $1 par value; authorized 10,000,000 shares; issued 2,549,435 and 2,545,435 shares in 2024 and 2023, respectively; outstanding 2,086,645 and 2,107,475 shares in 2024 and 2023, respectively	2,549	2,545
Additional paid-in capital	23,170	23,023
Retained earnings	108,191	101,330
Accumulated other comprehensive loss	(16,981)	(15,812)
Treasury stock, at cost (2024 - 471,790 shares; 2023 - 450,960 shares)	(13,743)	(12,675)
Total stockholders' equity	103,186	98,411

Total liabilities and stockholders' equity	$1,166,920	$1,198,267

F-1

TWO RIVERS FINANCIAL GROUP, INC.
STATEMENTS OF INCOME
December 31, 2024 and 2023
(Dollars in thousands, except share amounts)
(unaudited)

Interest income	2024	2023
Loans, including fees	$49,772	$44,237
Investment securities:
Taxable	2,639	3,715
Exempt from federal income tax	1,395	1,454
Federal funds sold and other	78	611
Total interest income	53,884	50,017
Interest expense
Deposits	20,120	14,295
Federal Home Loan Bank advances	1,641	1,377
Notes payable	817	871
Securities sold under agreements to repurchase	-	70
Subordinated debentures	757	732
Federal funds purchased and other	22	89
Total interest expense	23,357	17,434

Net interest income	30,527	32,583
Provision (credit) for credit losses	(127)	796
Net interest income after provision (credit) for credit losses	30,654	31,787
Other income
Trust fees	3,355	2,895
Service fees	4,591	4,603
Insurance commissions	-	22
Brokerage commissions, net of commissions paid to brokers of $463 in 2024 and $461 in 2023	1,089	1,025
Brokered fees on loans	403	300
Earnings on life insurance contracts	213	203
Other	930	730
Total other income	10,581	9,778
Other expenses
Salaries, wages and employee benefits	14,533	15,794
Occupancy	2,486	2,222
Data processing	4,427	5,184
Equipment depreciation and maintenance	998	1,183
Office supplies and postage	444	506
Professional fees	1,581	1,714
Insurance	960	1,120
Amortization of intangible assets	1,431	1,572
Other	3,152	3,372
Total other expenses	30,012	32,667

Income before income taxes	11,223	8,898

Provision for income taxes	2,887	1,809

Net income	$8,336	$7,089

Basic and diluted income per share for common stockholders	$3.96	$3.37

Basic and diluted weighted average common shares outstanding	2,105,739	2,105,780

F-2

TWO RIVERS FINANCIAL GROUP, INC.
STATEMENTS OF CASH FLOWS
December 31, 2024 and 2023
(Dollars in thousands, except share amounts)
(unaudited)

Cash flows from operating activities	2024	2023
Net income	$8,336	$7,089
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,377	1,538
Provision (credit) for credit losses	(127)	796
Net amortization of securities	243	294
Unrealized (gain)/loss on equity securities	(6)	(79)
Deferred income tax expense (benefit)	(712)	75
Valuation allowance	6	(143)
Write down on other real estate owned	20	-
(Gain)/loss on the sale of other real estate owned	(20)	-
Stock award expense	151	151
Amortization of intangible assets	1,431	1,572
Earnings on cash surrender value of life insurance	(213)	(189)
Effects of changes in assets and liabilities:
Change in accrued interest receivable and other assets	97	399
Change in accrued interest payable and other liabilities	1,785	(866)
Net cash provided by operating activities	12,368	10,637

Cash flows from investing activities
Net change in certificates of deposit in other financial institutions	5,441	9,179
Proceeds from maturities, calls and paydowns of securities available-for-sale	41,539	28,353
Purchases of securities available-for-sale	(18,418)	-
Redemptions of Federal Home Loan Bank stock, net	1,092	(728)
Net (increase)/decrease in loans	(2,830)	(42,757)
Proceeds from the sale of other real estate owned	123	-
Purchases of premises and equipment, net	(479)	(352)
Net cash provided by (used in) investing activities	26,468	(6,305)

Cash flows from financing activities
Net change in deposits	(13,846)	(71,911)
Proceeds from Federal Home Loan Bank advances		34,934
Repayments on Federal Home Loan Bank advances	(23,250)	(3,118)
Net change in repurchase agreements		(14,961)
Net change in note payable	(811)	(199)
Purchase of treasury stock	(1,068)	(329)
Cash dividends paid	(1,475)	(1,438)
Net cash (used in) provided by financing activities	(40,450)	(57,022)

Net change in cash and cash equivalents	(1,614)	(52,690)

Cash and cash equivalents
Beginning	20,741	73,431

Ending	$19,127	$20,741
Supplemental disclosures of cash flow information
Cash payments for:
Interest	$23,176	$16,841
Income taxes	2,340	2,166

Supplemental disclosures of noncash investing and financing activities
Right of use assets obtained in exchange for new operating lease liabilities	$689	$28
Transfer of loans to other real estate owned	569	-

F-3

TWO RIVERS FINANCIAL GROUP, INC.

CONSOLIDATED BALANCE SHEET

September 30, 2025

(Dollars in thousands, except share amounts)

(unaudited)

ASSETS	September 30, 2025
Cash and due from banks	$21,098
Federal funds sold	661
Total cash and cash equivalents	21,759

Securities available-for-sale (amortized cost $174,805)	158,845
Securities held to maturity (fair value $14,352)	16,262
Federal Home Loan Bank stock, at cost	1,311
Loans, net of allowance of $11,604	889,010
Accrued interest receivable	5,481
Premises and equipment, net	13,579
Goodwill	20,657
Intangible assets, net	4,679
Cash surrender value of life insurance	9,683
Other real estate owned	-
Other assets	8,767

Total assets	$1,150,033

LIABILITIES
Deposits
Non-interest-bearing	$148,024
Interest-bearing	839,715
Total deposits	987,739

Federal Home Loan Bank advances	11,828
Notes payable	20,360
Subordinated debentures	10,310
Accrued interest payable	640
Other liabilities	3,655

Total liabilities	1,034,532

Stockholders’ equity
Common stock, $1 par value; authorized 10,000,000 shares; issued 2,549,435 shares; outstanding 2,086,645 shares	2,549
Additional paid-in capital	23,282
Retained earnings	115,585
Accumulated other comprehensive loss	(12,163)
Treasury stock, at cost (2024 - 471,790 shares; 2023 - 450,960 shares)	(13,752)
Total stockholders’ equity	115,501

Total liabilities and stockholders’ equity	$1,150,033

F-4

TWO RIVERS FINANCIAL GROUP, INC.

STATEMENTS OF INCOME

September 30, 2025

(Dollars in thousands, except share amounts)

(unaudited)

Interest income	Nine months ended September 30, 2025
Loans, including fees	$37,597
Investment securities:
Taxable	2,733
Exempt from federal income tax	1,005
Federal funds sold and other	677
Total interest income	42,012
Interest expense
Deposits	14,913
Federal Home Loan Bank advances	498
Notes payable	589
Subordinated debentures	494
Federal funds purchased and other	2
Total interest expense	16,496

Net interest income	25,516

Provision (credit) for credit losses	956

Net interest income after provision (credit) for credit losses	24,560
Other income
Trust fees	2,779
Service fees	3,581
Insurance commissions	-
Brokerage commissions, net of commissions paid to brokers of $387 in 2025	860
Brokered fees on loans	263
Earnings on life insurance contracts	166
Other	470
Total other income	8,119
Other expenses
Salaries, wages and employee benefits	11,183
Occupancy	1,782
Data processing	3,997
Equipment depreciation and maintenance	784
Office supplies and postage	346
Professional fees	1,079
Insurance	647
Amortization of intangible assets	995
Other	2.209
Total other expenses	23,040

Income before income taxes	9,639

Provision for income taxes	2,145

Net income	$7,394

Basic and diluted income per share for common stockholders	$4.32

Basic and diluted weighted average common shares outstanding	2,086,645

F-5

TWO RIVERS FINANCIAL GROUP, INC.

STATEMENTS OF CASH FLOWS

September 30, 2025

(Dollars in thousands, except share amounts)

(unaudited)

Cash flows from operating activities	Nine months ended September 30, 2025
Net income	$7,394
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,058
Provision for credit losses	956
Net amortization of securities	83
Unrealized (gain)/loss on equity securities	29
Write down on other real estate owned	-
(Gain)/loss on the sale of other real estate owned	(27)
Stock award expense	113
Amortization of intangible assets	995
Earnings on cash surrender value of life insurance	(166)
Effects of changes in assets and liabilities:	-
Change in accrued interest receivable and other assets	(976)
Change in accrued interest payable and other liabilities	(339)
Net cash provided by operating activities	9,120

Cash flows from investing activities
Net change in certificates of deposit in other financial institutions	248
Proceeds from maturities, calls and paydowns of securities available-for-sale	25,710
Purchases of securities available-for-sale	(33,196)
Redemptions of Federal Home Loan Bank stock, net	398
Net (increase)/decrease in loans	29,487
Proceeds from the sale of other real estate owned	503
Purchases of premises and equipment, net	(766)
Net cash provided by (used in) investing activities	22,384

Cash flows from financing activities
Net change in deposits	(20,117)
Proceeds from Federal Home Loan Bank advances	-
Repayments on Federal Home Loan Bank advances	(8,116)
Net change in note payable	(630)
Net change in treasury stock	(9)
Cash dividends paid	-
Net cash (used in) provided by financing activities	(28,872)

Net change in cash and cash equivalents	2,632

Cash and cash equivalents
Beginning	19,127

Ending	$21,759

Supplemental disclosures of cash flow information
Cash payments for:
Interest	$16,635
Income taxes	2,740

Supplemental disclosures of noncash investing and financing activities
Right of use assets obtained in exchange for new operating lease liabilities	$-
Transfer of loans to other real estate owned	-

F-6

Appendix A – Merger Agreement

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST MID BANCSHARES, INC.,

STAR SUB LLC

AND

TWO RIVERS FINANCIAL GROUP, INC.

Dated as of October 29, 2025

A-1

TABLE OF CONTENTS

ARTICLE I	THE MERGER	1
1.1	The Merger	1
1.2	Effective Time	1
1.3	Effects of the Merger	2
1.4	Merger Consideration; Conversion of Shares.	2
1.5	Treatment of Stock Based Awards	3
1.6	Cancellation of Treasury Shares	3
1.7	Exchange of Certificates	4
1.8	No Fractional Shares	5
1.9	Dissenting Shares	5
1.10	Withholding	6
1.11	Closing	6
ARTICLE II	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	6
2.1	Organization.	6
2.2	Organizational Documents; Minutes and Stock Records	8
2.3	Capitalization.	8
2.4	Authorization; No Violation	8
2.5	Consents and Approvals	9
2.6	Financial Statements	9
2.7	No Undisclosed Liabilities	10
2.8	Loans; Loan Loss Reserves.	10
2.9	Properties and Assets	11
2.10	Material Contracts	11
2.11	No Defaults	13
2.12	Transactions with Affiliates	13
2.13	Investments.	13
2.14	Compliance with Laws; Legal Proceedings.	14
2.15	Insurance	15
2.16	Taxes	16
2.17	Environmental Laws and Regulations.	18
2.18	Community Reinvestment Act Compliance	19

i

2.19	Company Regulatory Reports	19
2.20	Employee Matters.	20
2.21	Employee Benefit Plans.	21
2.22	Technology and Intellectual Property.	24
2.23	Absence of Certain Changes or Events	25
2.24	Conduct of Business Since December 31, 2024	25
2.25	Change in Business Relationships	26
2.26	Trust and Investment Activities	26
2.27	Trust Preferred Securities	27
2.28	Brokers’ and Finders’ Fees	27
2.29	Opinion of Financial Advisor	27
2.30	Information Supplied	27
2.31	No Other Representations or Warranties	27
ARTICLE III	REPRESENTATIONS AND WARRANTIES CONCERNING PARENT AND MERGER SUB	28
3.1	Organization	28
3.2	Capitalization	28
3.3	Authorization; No Violations	29
3.4	Consents and Approvals	29
3.5	Parent SEC Filings and Financial Statements.	29
3.6	Compliance with Laws; Legal Proceedings.	31
3.7	Parent Regulatory Reports	31
3.8	No Adverse Change	31
3.9	Tax Matters	32
3.10	Brokers’ and Finders’ Fees	32
3.11	Information Supplied	32
3.12	Loans; Loan Loss Reserves.	32
3.13	Financial Capability	33
3.14	Community Reinvestment Act Compliance	33
3.15	No Other Representations or Warranties	33
ARTICLE IV	AGREEMENTS AND COVENANTS	33
4.1	Conduct of the Company’s Business	33
4.2	Conduct of Parent’s Business	36
4.3	Access to Information and Premises.	36
4.4	Regulatory Filings of Parent	37

ii

4.5	SEC Filings	37
4.6	Meeting	38
4.7	Publicity	39
4.8	No Conduct Inconsistent with this Agreement.	39
4.9	Loan Charge-Off; Pre-Closing Loan Review.	41
4.10	Director and Officer Insurance Coverage	41
4.11	Interim Financial Statements	42
4.12	Dissent Process	42
4.13	Section 368(a) Reorganization	42
4.14	Notice of Certain Events	42
4.15	Reasonable and Diligent Efforts	42
4.16	TruPS Assumption	42
4.17	Secured Indebtedness Assumption.	43
4.18	Shareholder Litigation	43
4.19	Section 16 Matters	43
4.20	Stock Exchange Listing	43
4.21	Dividends	43
4.22	Takeover Statutes	44
4.23	Termination of the ESOP	44
ARTICLE V	EMPLOYEE BENEFIT MATTERS	44
5.1	Benefit Plans	44
5.2	No Rights or Remedies	45
ARTICLE VI	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	46
6.1	Representations and Warranties	46
6.2	Performance of Agreements	46
6.3	Closing Certificate	46
6.4	Regulatory and Other Approvals	46
6.5	Approval of Merger and Delivery of Articles of Merger	46
6.6	No Injunctions or Restraints; Illegality	46
6.7	No Adverse Changes	47
6.8	Tax Opinion	47
6.9	Effectiveness of the Registration Statement	47
6.10	Closing Balance Sheet	47
6.11	Consents	47

iii

6.12	FIRPTA Certificate	47
ARTICLE VII	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	47
7.1	Representations and Warranties; Performance of Agreements	47
7.2	Performance of Agreements	48
7.3	Closing Certificate	48
7.4	Regulatory and Other Approvals	48
7.5	Approval of Merger and Delivery of Articles of Merger	48
7.6	No Injunctions or Restraints; Illegality	48
7.7	No Adverse Changes	48
7.8	Tax Opinion	48
7.9	Effectiveness of the Registration Statement	48
ARTICLE VIII	TERMINATION	49
8.1	Termination	49
8.2	Effect of Termination.	51
ARTICLE IX	GENERAL	52
9.1	Confidential Information	52
9.2	Non-Assignment	52
9.3	Notices	53
9.4	Knowledge	54
9.5	Interpretation and Definitions	54
9.6	Entire Agreement	54
9.7	Extension; Waiver	54
9.8	Governing Law	55
9.9	Counterparts	55
9.10	Severability	55
9.11	Specific Performance	55
9.12	Remedies	55
9.13	No Survival	55

Acquisition Proposal	39
Adjusted Base Amount	2
Adjustment Percentage	2
Affiliate	54
Agreement	1
Alternative Acquisition Agreement	40
Applicable Law	7
Articles of Merger	1

iv

Bank	7
Bank Merger	1
Base Amount	2
BHCA	6
Borrower Affiliate	34
BSA/AML Law	14
Business Day	4
Closing	6
Closing Balance Sheet	47
Closing Date	6
Closing Parent Common Stock Price	5
Code	1
Commission	9
Company	1
Company Adverse Recommendation	38
Company Benefit Plans	21
Company Board	9
Company Common Stock	2
Company Disclosure Schedule	6
Company Equity Awards	8
Company Financial Statements	9
Company Recommendation	38
Company Shareholder Approval	9
Company Shareholders Meeting	38
Company Stock Certificates	2
Company Stock Plans	8
Company Subsidiary	7
Company TRuPs	43
Confidentiality Agreement	37
Consolidated Shareholders’ Equity	3
Conversion Fund	4
Determination Date	50
Dissenting Shares	5
DOL	22
Effective Time	1
Employees	20
Encumbrances	11
Environmental Laws	19
ERISA Affiliate	21
ERISA Plans	21
Exchange Act	30
Exchange Agent	4
Exchange Ratio	2
Excluded Shares	3
Fair Lending Law	15
Federal Reserve	29
Federal Reserve Application	29
Final Index Price	50
GAAP	7
Governmental Authority	9
Hazardous Materials	19

v

IBCA	1
IDBOB Application	29
IDOB	19
Index	50
Index Ratio	50
Initial Index Price	50
Initial Parent Market Value	50
Injunction	46
Intellectual Property	24
Interim Balance Sheet	9
Interim Financial Statements	9
Investment Securities	13
IRS	21
ISOS	1
IT Assets	25
IULLCA	1
Knowledge	54
Letter of Transmittal	4
Licenses	15
Loans	10
Material Adverse Effect	6
Material Contracts	11
Merger	1
Merger Consideration	2
Merger Sub	1
Minimum Adjusted Net Worth	2
Multiemployer Plan	22
Net Worth Adjustment Amount	2
Ordinary Course of Business	10
Outside Date	49
Parent	1
Parent Bank	28
Parent Board	29
Parent Common Stock	2
Parent Disclosure Schedule	28
Parent Financial Statements	29
Parent Loans	32
Parent Market Value	50
Parent Regulatory Reports	31
Parent SEC Reports	30
Parties	1
Party	1
PBGC	22
Permitted Encumbrances	11
Person	8
Prior Company Bidders	40
Proxy Statement	37
Qualifying Transaction	51
Real Property	11
Registration Statement	9
Regulatory Reports	19

vi

Release	19
Representatives	40
Requisite Regulatory Approvals	46
Securities Act	9
Share Representative	4
Subsidiary	7
Superior Acquisition Proposal	40
Surviving Company	1
Tax	16
Tax Returns	16
Taxes	16
Termination Date	49
Termination Fee	51
Total Payments	45
Transaction Payment	45
TRuPs Assumption	43
TruPs Documentation	12
Trust Subsidiary	7
UDAAP Law	14
Voting Agreement	1

EXHIBITS:

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Bank Merger Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of the 29th day of October, 2025, by and among First Mid Bancshares, Inc., a Delaware corporation (“Parent”), Star Sub LLC, an Iowa limited liability company (“Merger Sub”), Two Rivers Financial Group, Inc., an Iowa corporation (the “Company”). Parent, Merger Sub, and the Company are each referred to in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”

RECITALS

WHEREAS, the Parent Board and the Company Board, and the sole member of Merger Sub, have each approved and declared it advisable and in the best interests of the Parties and their respective shareholders or unit holders to effect a reorganization, whereby the Company will merge with and into Merger Sub, in the manner and on the terms and subject to the conditions set forth in ARTICLE I (the “Merger”), as a result of which Merger Sub will be the Surviving Company;

WHEREAS, immediately following the Merger, the Surviving Company will be merged with and into Parent;

WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” for purposes of Section 368 of the Code; and

WHEREAS, concurrently with this Agreement, certain shareholders of the Company have entered into a voting agreement by which they agree to vote in favor of this Agreement, the form of which is attached hereto as Exhibit A (the “Voting Agreement”);

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with and the Iowa Business Corporation Act, as amended (the “IBCA”) and the Iowa Uniform Limited Liability Company Act (the “IULLCA”), the Company shall be merged with and into Merger Sub, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the company surviving the Merger (the “Surviving Company”). Immediately following the Merger, the Surviving Company shall be dissolved or merged with and into Parent. The Parent will cause the merger of the Bank with and into the Parent Bank at a time to be determined by Parent following the Effective Time (the “Bank Merger”). At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Parent Bank will be the surviving bank and will continue its existence under Applicable Law. The Bank Merger shall be accomplished pursuant to the bank merger agreement in form attached hereto as Exhibit B.

1.2 Effective Time. As of the Closing, the Parties will cause the articles of merger (the “Articles of Merger”) to be executed and filed with the Iowa Secretary of State (the “ISOS”) as provided in the IBCA and the IULLCA. The Merger shall become effective on the date and time (referred to as the “Effective Time”) at which the Articles of Merger are filed with the ISOS, or at such other date and time as is agreed among the Parties and specified in the Articles of Merger.

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1.3 Effects of the Merger. At and as of the Effective Time:

(a) as a result of the Merger, the certificate of formation and operating agreement of Merger Sub shall be the certificate of formation and operating agreement of the Surviving Company;

(b) the officers of the Surviving Company shall be the officers of Merger Sub serving immediately prior to the Effective Time, who shall continue in office for the terms provided in the operating agreement of the Surviving Company and until their successors are duly elected or appointed and qualified; and

(c) the Merger shall have the effects set forth in the applicable provisions of the IBCA and IULLCA and, without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of Merger Sub.

1.4 Merger Consideration; Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the Company, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time (“Company Common Stock”), other than Excluded Shares and Dissenting Shares, shall be converted into and become the right to receive 1.225 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $4.00 per share, of Parent (the “Parent Common Stock”) and thereupon shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 1.9(b), (the consideration described in this Section 1.4(a), subject to adjustment in accordance with Section 1.4(d), is hereinafter referred to as the “Merger Consideration”):

(b) The holders of any certificates of Company Common Stock (“Company Stock Certificates”) previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

(c) If, between the date of this Agreement and the Effective Time, shares of Parent Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a dividend in the form of Parent Common Stock shall be declared with a record date within such period, then the Exchange Ratio will be appropriately and proportionally adjusted so as to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Exchange Ratio.

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(d) In the event the Closing Balance Sheet reflects Consolidated Shareholders’ Equity less than $115,501,230 (the “Minimum Adjusted Net Worth”), the Merger Consideration shall be reduced dollar-for-dollar by an amount equal to the amount of such shortfall (any such amount, the “Net Worth Adjustment Amount”). First, the “Adjusted Base Amount” shall be calculated by subtracting (A) the Net Worth Adjustment Amount, from the product of (B)(1) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, multiplied by (3) the Closing Parent Common Stock Price (such product, the “Base Amount”). Second, the Adjusted Base Amount will be divided into the Base Amount (such quotient, the “Adjustment Percentage”). Third, the Exchange Ratio will be multiplied by the Adjustment Percentage, with such product serving as the Exchange Ratio for the purposes of Section 1.4(a). Notwithstanding the foregoing, the adjustments to the Exchange Ratio contemplated by this Section 1.4(d)(i) shall be calculated and applied subsequent to any adjustment to the Exchange Ratio pursuant to Section 8.1(c)(iii) of this Agreement. If the Closing Balance Sheet reflects Consolidated Shareholders’ Equity equal to or greater than the Minimum Adjusted Net Worth, then there will be no adjustment to the Merger Consideration. As used herein, the term “Consolidated Shareholders’ Equity” shall mean the consolidated shareholders’ equity of the Company reflected on the Closing Balance Sheet; provided, however, that the following amounts shall be disregarded, and not be taken into account or otherwise reduce such consolidated shareholders’ equity: (i) any changes to the valuation of the Company’s or a Company Subsidiary’s investment portfolio attributed to ASC 320, whether upward or downward, from September 30, 2025 until the date of the Closing Balance Sheet, (ii) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, (iii) any amounts paid or payable to any director, officer or employee of the Company or any Company Subsidiary under any contract, severance arrangement, benefit plan or employment practice of the Company or any Company Subsidiary and all other payroll and non-payroll related costs and expenses incurred by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, (iv) costs associated with the termination of the Company’s employee benefit plans, (v) any costs associated with the termination of the Company’s and Company Subsidiaries’ agreements with any of their vendors, including any data processing agreement, (vi) any negative provisions for loan losses taken by the Company or any Company Subsidiary from the date of this Agreement until the date of the Closing Balance Sheet, (vii) any costs and expenses associated with the ESOP borne by the Company, including the engagement of the independent fiduciary, the termination of the ESOP and the preparation and receipt of an IRS determination letter in connection with such termination; (viii) the write down of the Company’s goodwill and intangibles prior to Closing in an amount to be agreed to by the Company and Parent, and (ix) any other expenses incurred solely in connection with the transactions contemplated hereby, in each case incurred or to be incurred by the Company or any Company Subsidiary through the Effective Time in connection with this Agreement and the transactions contemplated hereby.

(e) Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the Parties may mutually agree to change the method of effecting the Merger if and to the extent that they deem such a change to be desirable; provided, that (i) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock, and (ii) no such change shall alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or require submission to or approval of the Company's shareholders after the Merger has been approved by the Company’s shareholders. If the Parties agree to make such a change, they shall execute appropriate documents to reflect the change.

1.5 Treatment of Stock Based Awards. All outstanding Company Equity Awards that are restricted stock awards shall become 100% vested as of the Closing Date. All provisions of this Agreement, including but not limited to Section 1.4, that apply to Company Common Stock shall apply in equal measure to each share of Company Common Stock subject to a Company Equity Award which vests as of the Closing Date.

1.6 Cancellation of Treasury Shares. At the Effective Time, each share of Company Common Stock held as treasury stock or otherwise held by the Company, if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Merger Consideration shall be exchanged therefor (collectively, the “Excluded Shares”).

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1.7 Exchange of Certificates.

(a) At or prior to the Effective Time, Parent shall authorize the issuance of and shall make available to Computershare Trust Company, N.A., Parent’s exchange agent (the “Exchange Agent.”), for the benefit of the holders of Company Stock Certificates and holders of Company Stock issued by book entry for exchange in accordance with this ARTICLE I, (i) a sufficient number of shares of Parent Common Stock, to be issued by book-entry transfer, for payment of the Merger Consideration pursuant to Section 1.4(a) and (ii) sufficient cash for payment of cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.8. Such amount of cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to as the “Conversion Fund.” Parent shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b) Within two Business Days after the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of Company Stock Certificates (excluding Dissenting Shares) a letter of transmittal (“Letter of Transmittal”) in a form as Parent and the Company mutually agree, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of the Company Stock Certificates pursuant to this Agreement. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (“Share Representatives.”) may submit multiple Letters of Transmittal, provided that such Share Representative certifies that each such Letter of Transmittal covers all the shares of Company Common Stock held by each such Share Representative for a particular beneficial owner. Any holder of Company Stock issued exclusively by book entry shall not be required to deliver a Company Stock Certificate but shall be required to deliver an executed Letter of Transmittal to receive the Merger Consideration with respect to such book entry shares of Company Common Stock. As used in this Agreement, “Business Day.” means any day except Saturday, Sunday and any day on which banks in Mattoon, Illinois, or Burlington, Iowa, are authorized or required by law or other government action to close.

(c) Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent or delivery of affidavit of lost stock certificate as contemplated in Section 1.7(g) herein, together with a properly completed Letter of Transmittal, duly executed, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(e) No dividends or other distributions declared with respect to Parent Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this ARTICLE I. Promptly after the surrender of a Company Stock Certificate in accordance with this ARTICLE I, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 1.4. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Parent Common Stock into which such holder’s Company Common Stock shall have been converted.

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(f) Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve months after the Effective Time shall be paid to the Surviving Company, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this ARTICLE I shall thereafter look only to the Surviving Company, or its successors in interest, for the issuance of the Merger Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE I, the Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement, as applicable.

1.8 No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued as Merger Consideration in the Merger. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock pursuant to this ARTICLE I shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Parent Common Stock Price by the fractional share of Parent Common Stock to which such former holder would otherwise be entitled. “Closing Parent Common Stock Price” means the weighted average of the daily closing sales prices of a share of Parent Common Stock as reported on the NASDAQ Global Market for the ten consecutive trading days immediately preceding the Closing Date.

1.9 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares in accordance with the IBCA (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the IBCA with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Agreement, but shall be entitled only to such rights as are granted by the IBCA to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of the IBCA. If any Dissenting Shares shall lose their status as such (through failure to perfect appraisal rights under the IBCA or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration, without interest thereon, in exchange for each such share, upon surrender of the Company Stock Certificates that formerly evidenced such Dissenting Shares in the manner set forth in Section 1.7. The Company shall give Parent (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and the opportunity to participate in all negotiations and proceedings with respect to demands under the IBCA consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any demand for payment of fair value, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of the fair value or timely take any other action to perfect payment of fair value rights in accordance with the IBCA

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1.10 Withholding. Parent, the Exchange Agent, the Company or a Company Subsidiary will be entitled to deduct and withhold from any amounts payable or transferable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock or Company Equity Award only such amounts as the Company, Parent, or any affiliate thereof, or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. Parent or the Exchange Agent shall make good faith effort to provide written notice to the Company of its intent to withhold pursuant to this Section 1.10 at least five days in advance of doing so (unless prohibited by Applicable Law). To the extent that such amounts are properly withheld by Parent, the Exchange Agent, the Company or a Company Subsidiary and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid or transferred to the holder of the Company Common Stock or Company Equity Award in respect of whom such deduction and withholding were made by Parent, the Exchange Agent, the Company or a Company Subsidiary.

1.11 Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on the fifth Business Day following the date on which all of the conditions set forth in ARTICLE VI and ARTICLE VII have been satisfied, or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or on such other date as the Parties may mutually agree (the “Closing Date”). The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of ArentFox Schiff LLP, 233 S. Wacker Drive, Suite 7100, Chicago, Illinois, or at such other place and time upon which the Parties may agree.

ARTICLE II
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently herewith (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent as of the date hereof as follows:

2.1 Organization.

(a) The Company is duly registered as a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and has the corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” shall mean changes, developments, occurrences or events (i) having a material adverse effect on the financial condition, assets, liabilities, business or results of operations of such Party or its subsidiaries, taken as a whole, or (ii) that materially impair the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the effects of (A) changes after the date hereof in general United States or global business, political, economic or market (including capital or financial markets) conditions, (B) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (C) changes or proposed changes after the date hereof in United States generally accepted accounting principles (“GAAP”) or authoritative interpretations thereof, (D) changes or proposed changes after the date hereof in any federal, state, local, municipal, foreign, international, multinational or other order (including executive orders), constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty a final and definitive interpretation of any of the foregoing by any Governmental Authorities (“Applicable Law”), (E) the negotiation, execution or announcement of the Merger or this Agreement, (F) any actions by the Parties as required or contemplated by this Agreement or taken with the consent of the other Parties, (G) any declaration by an applicable Governmental Authority of any national or global epidemic, pandemic or disease outbreak, or the material worsening of such conditions threatened or existing as of the date of this Agreement, and (H) any failure of the Company or its subsidiaries to meet any projections or forecasts in and of itself (provided, that this clause (H) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); provided, further, that clauses (A), (B), (C), (D), and (G) shall not apply to the extent that such changes, developments, occurrences or events affect the Company or the Company Subsidiaries, as applicable, in a disproportionate manner relative to participants operating in the same industries in which the Company and the Company Subsidiaries operate.

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(b) Two Rivers Bank & Trust, is an Iowa chartered bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the State of Iowa (the “Bank”), and has the requisite power and authority to own its properties and to carry on its business as presently conducted. The Bank is a wholly owned subsidiary of the Company.

(c) Schedule 2.1(c) sets forth, for each direct or indirect Subsidiary of the Company other than the Bank: (i) its name; (ii) its entity type; (iii) its jurisdiction of organization; and (iv) its direct parent entity (collectively, the Bank and each entity listed on Schedule 2.1(c), the “Company Subsidiaries”). Each Company Subsidiary noted as a statutory trust on Schedule 2.1(c) (the “Trust Subsidiary”) is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the trust power and authority to own its properties and to carry on its business as presently conducted. Each Trust Subsidiary does business solely as a statutory trust, and does not own or lease real or personal property, make investments, conduct the business of banking (including but not limited to extending credit and accepting deposits), employ individuals or engage independent contractors, own intellectual property, hold licenses or execute material contracts (other than applicable certificate of trust and trust agreements relating to the formation of the Trust Subsidiary). As used in this Agreement, “Subsidiary ” means with respect to any Person, another Person (A) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (x) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (y) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, (B) of which the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other governing body or persons performing similar functions is directly or indirectly held by such Person, or (C) of which such first Person is a general partner or managing member.

(d) Except as set forth Schedule 2.1(d), and other than (i) the Company Subsidiaries, (ii) investments in Investment Securities and (iii) securities owned in a fiduciary capacity, neither the Company nor any Company Subsidiary owns, directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any individual, corporation, association, partnership, trust, limited liability company, unincorporated organization or other entity or group (any such individual or entity, a “Person”). Neither the Company nor any Company Subsidiary has any outstanding contractual obligations to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

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2.2 Organizational Documents; Minutes and Stock Records. The Company has furnished Parent with copies of the certificate or articles of incorporation and by-laws, or similar organizational documents, of the Company and each of the Company Subsidiaries, in each case as amended to the date hereof, and with such other documents as requested by Parent relating to the authority of the Company and the Company Subsidiaries to conduct their respective businesses. All such documents are complete and correct in all material respects. The stock registers and minute books of the Company and each Company Subsidiary are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, shareholders, board of directors, and committees of the boards of directors of the Company and each Company Subsidiary, respectively, and all transactions in each such entity’s capital stock or equity ownership occurring since the applicable initial date of organization, incorporation or formation of the Company and each Company Subsidiary.

2.3 Capitalization.

(a) The Company. The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock, par value $1.00 per share, of which 2,086,645 shares are issued and outstanding as of the date of this Agreement and 471,790 shares are held in treasury as of the date of this Agreement, and (ii) 100,000 shares of preferred stock, par value $1,000 per share, of which zero shares are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. None of the shares of Company Common Stock are subject to any preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s articles of incorporation as in effect as of the date of this Agreement. Except for the Company equity awards listed on Schedule 2.3(a) (“Company Equity Awards”) and granted under the Company’s stock plans and arrangements (collectively, the “Company Stock Plans”), there are no options, warrants, agreements, contracts, or other rights in existence to purchase, acquire or receive from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued. Except for the Voting Agreement to be entered into concurrently with this Agreement and the ESOP, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in the Company. Schedule 2.3(a) sets forth a true, complete and correct list of the aggregate number of shares of restricted Company Common Stock issued under each Company Equity Award granted under the Company Stock Plans.

(b) The Company Subsidiaries. The authorized, issued and outstanding equity interests of each Company Subsidiary is set forth on Schedule 2.3(b), and except as set forth on Schedule 2.3(b), all of such issued and outstanding equity interests are owned by the Company or the Bank. The issued and outstanding equity interests of each Company Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable and owned by the Company or the Bank. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from any Company Subsidiary any equity interest of any Company Subsidiary, whether now or hereafter authorized or issued. Other than any Investment Securities held by the Bank, and the equity interests of any Subsidiary owned by the Bank, no Company Subsidiary owns, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

2.4 Authorization; No Violation.

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(a) The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly and validly authorized unanimously by the Board of Directors of the Company (the “Company Board”), and do not violate or conflict with the Company’s articles of incorporation, by-laws, the IBCA, or any Applicable Law, court order or decree to which the Company or a Company Subsidiary is a party or subject, or by which the Company or a Company Subsidiary, or any of their respective properties are bound, and no other action on the part of the Company or a Company Subsidiary is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, other than the requisite approval of this Agreement and the Merger by the shareholders of the Company (the “Company Shareholder Approval”). This Agreement, when executed and delivered, and subject to the consents and regulatory approvals described in Section 2.5, will be a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity. The only votes of holders of any class or series of Company capital stock necessary to approve this Agreement and the Merger are the holders of at least a majority of the outstanding shares of Company Common Stock providing such approval at a special meeting of the Company’s shareholders. No state takeover statute or similar statute or regulation applies to this Agreement, the Voting Agreement, or any of the transactions contemplated thereby and hereby.

(b) Subject to receipt of the consents or approvals set forth in Schedule 2.5, the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any Company Material Contract, except for such rights of termination, cancellation or acceleration that, either individually or in the aggregate, would not reasonably be expected to (i) materially interfere with the Ordinary Course of Business conducted by the Company, any Company Subsidiary or the Surviving Company or (ii) have a Material Adverse Effect on the Company.

2.5 Consents and Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger, except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 2.5, (b) the Federal Reserve Application, (c) the filing of the Articles of Merger with the ISOS under the IBCA and IULLCA, (d) the Company Shareholder Approval, and (e) the filing by Parent with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 or other applicable form under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Parent Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement (the “Registration Statement”).

2.6 Financial Statements. Schedule 2.6 sets forth true and complete copies of the following financial statements (collectively, the “Company Financial Statements”): (a) the consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2022, 2023, and 2024, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended; and (b) the consolidated interim balance sheet of the Company and the Company Subsidiaries as of September 30, 2025 (the “Interim Balance Sheet”) and the related statements of income and changes in shareholders’ equity for the nine-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Company Financial Statements are complete and correct in all material respects and have been prepared in conformance with GAAP applied on a consistent basis throughout the periods involved. Each balance sheet (including any related notes) included in the Company Financial Statements presents fairly the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Company Financial Statements presents fairly the consolidated results of operations and cash flow, respectively, of the Company and the Company Subsidiaries for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. The books, records and accounts of the Company and each Company Subsidiary accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and the Company Subsidiaries, as applicable.

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2.7 No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Company Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for breaches thereunder by the Company or a Company Subsidiary, and (c) liabilities of type, under GAAP, which would not be required to be reflected on a balance sheet prepared as of the date hereof. An action taken in the “Ordinary Course of Business” shall mean an action taken in the ordinary course of business of the Company and each Company Subsidiary, as applicable, in conformity with past custom and practice (including with respect to quantity and frequency) and where for such action to be taken, no separate authorization by the Company Board, the board of directors of the Bank, or the trustee of the Trust Subsidiaries, as applicable, is required. Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Company or any Company Subsidiary shall not be deemed to be incurred in the Ordinary Course of Business.

2.8 Loans; Loan Loss Reserves.

(a) Each outstanding loan, loan agreement, note, lease or other borrowing agreement (including any overdraft protection extensions of credit), any participation therein and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected on the books and records of the Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by Applicable Law which may affect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) to the Company or any Company Subsidiary that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been asserted with respect to such Loan in writing (or, to the Knowledge of the Company or any Company Subsidiary, asserted orally or threatened). Except as described in Schedule 2.8(a), all Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens except to the extent such validity or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by Applicable Law which may affect the availability of equitable remedies. Neither the Company nor any Company Subsidiary has entered into any loan repurchase agreements. There has been no default on, or forgiveness or waiver of, in whole or in part, any Loan made to an executive officer or director of the Company or any Company Subsidiary or an entity controlled by an executive officer or director during the three years immediately preceding the date hereof.

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(b) The reserves and allowances for loan and lease losses shown on each of the balance sheets contained in the Company Financial Statements are adequate in the judgment of management, and consistent with the Bank’s internal policies, applicable regulatory standards and under GAAP, to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Bank in excess of such reserves, in each case as shown on Company Financial Statements, are, to the Knowledge of the Company and any Company Subsidiary, collectible in accordance with their terms.

2.9 Properties and Assets.

(a) Real Property. Schedule 2.9(a) sets forth a complete and correct description of all real property owned or leased by the Company or a Company Subsidiary or in which the Company or a Company Subsidiary has an interest (other than as a mortgagee) (the “Real Property”). No real property or improvements are carried on the Bank’s or any Company Subsidiary’s books and records as Other Real Estate Owned. The Company and the Company Subsidiaries own, or have a valid right to use or a leasehold interest in, all Real Property used by them in the conduct of their respective businesses as such businesses are presently conducted. The ownership or leasehold interest of the Company or the Company Subsidiaries in such Real Property is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, “Encumbrances”), except for Permitted Encumbrances. As used in this Agreement, “Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Company or a Company Subsidiary is not delinquent or in default, (ii) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Company Financial Statements, (iv) minor exceptions or defects in title to real property or recorded easements, rights of way, building or use restrictions, covenants or conditions that in each case do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, and (vi) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Company Financial Statements. All material Licenses required for the lawful use and occupancy of any real property by the Company and the Company Subsidiaries, as the case may be, have been obtained and are in full force and effect. Neither the Company nor a Company Subsidiary is the lessor or lessee of any real property.

(b) Personal Property; Sufficiency of Assets. Schedule 2.9(b) sets forth a complete and correct description of all tangible personal property owned by the Company or a Company Subsidiary, or used by the Company or a Company Subsidiary and having book value reflected in the Company Financial Statements. The Company or a Company Subsidiary, as applicable, has good, valid and insurable title to, or a valid leasehold interest in, all tangible and intangible assets used, intended or required for use by the Company or a Company Subsidiary, as applicable, in the conduct of their businesses, free and clear of any Encumbrances, except for Permitted Encumbrances, and all such tangible personal property is in good working condition and repair, normal wear and tear excepted.

2.10 Material Contracts. Except for Contracts evidencing Loans made by the Bank in the Ordinary Course of Business, Schedule 2.10 lists all Material Contracts, true and complete copies of which have been delivered to Parent. “Material Contracts” means the following under which the Company or a Company Subsidiary is obligated on the date hereof (whether written or oral):

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(a) all agreements for consulting, professional, advisory, and other professional services, including engagement letters, and including contracts pursuant to which the Company or a Company Subsidiary performs services for others, in each case exceeding $100,000;

(b) any leases for real property for which the Company or a Company Subsidiary is a tenant, and any leases of personal property, in each case exceeding $100,000;

(c) any contracts, commitments and agreements for the acquisition, development or disposition of real or personal property, other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $100,000;

(d) all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Company or a Company Subsidiary, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company or a Company Subsidiary, including all Benefit Plans as defined in Section 2.21;

(e) all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, and including the trust indenture and any other documentation related to the formation or issuance of the trust preferred securities (the “TruPs Documentation”) extended to or for the benefit of the Company or a Company Subsidiary;

(f) all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Company or a Company Subsidiary, any “affiliates” of the Company or a Company Subsidiary within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Company Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such Person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

(g) any contract (i) involving total annual future payments by the Company or a Company Subsidiary of more than $100,000 or (ii) which requires performance by the Company or a Company Subsidiary beyond the first anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Company or a Company Subsidiary, as applicable, without penalty within 30 days after the date of this Agreement;

(h) except for provisions of the articles of incorporation and by-laws of each of the Company or any Company Subsidiary (other than the Bank), or the charter and by-laws of the Bank, all contracts under which the Company or a Company Subsidiary has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any Person (other than in a fiduciary capacity);

(i) any contract granting an Encumbrance upon any assets or properties of the Company or a Company Subsidiary;

(j) any contracts, commitments and agreements containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or a Company Subsidiary or limit, in any material respect, the ability of the Company or a Company Subsidiary to engage in any line of business or to compete with any Person;

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(k) any agreement providing for indemnification of any Person (other than the Company or a Company Subsidiary) with respect to liabilities relating to any current or former business of the Company or a Company Subsidiary, or any predecessor thereof (other than contained in agreements entered into in the Ordinary Course of Business);

(l) all Servicing Agreements; and

(m) any joint venture, partnership, marketing or similar agreements with any other Person.

2.11 No Defaults. The Company and each Company Subsidiary has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no breaches or defaults by the Company or a Company Subsidiary under any Material Contract that could give rise to a right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by the Company or a Company Subsidiary. To the Knowledge of the Company, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Company or a Company Subsidiary to enforce any of its rights under such Material Contract.

2.12 Transactions with Affiliates. Except as set forth in Schedule 2.12, no executive officer or director of the Company or any Company Subsidiary, principal shareholder, immediate family member of any of the foregoing Persons as “immediate family member” is defined in Regulation O promulgated by the Federal Reserve, or entity that “controls” any of the foregoing Persons within the meaning of Regulation O promulgated by the Federal Reserve has any loan, deposit account or other agreement or arrangement with the Company or any Company Subsidiary, or any interest in any material property (whether real, personal or mixed or tangible or intangible) used in or pertaining to the business of the Company or any Company Subsidiary.

2.13 Investments.

(a) Set forth on Schedule 2.13(a) is a complete and correct list and description as of September 30, 2025, of (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or a Company Subsidiary, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Investment Securities”) and (ii) all such Investment Securities pledged to secure obligations of the Company or a Company Subsidiary. With respect to each Investment Security, the Company or a Company Subsidiary has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Permitted Encumbrances. The Investment Securities are valued on the books of the Company or a Company Subsidiary, as the case may be, in accordance with GAAP. None of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or a Company Subsidiary to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or a Company Subsidiary is a party, the Company or the Company Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(b) None of the Company or a Company Subsidiary has sold or otherwise disposed of any Investment Securities in a transaction in which the acquirer of such Investment Securities or other Person has the right, either conditionally or absolutely, to require the Company or a Company Subsidiary to repurchase or otherwise reacquire any such Investment Securities.

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(c) There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or a Company Subsidiary is bound.

2.14 Compliance with Laws; Legal Proceedings.

(a) The Company and each Company Subsidiary is, and at all times since January 1, 2021, has been, in compliance in all material respects with all Applicable Laws (i) that regulate or are concerned in any way with the ownership and operation of banks, their holding companies and their subsidiaries or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the maintenance and redemption of trust preferred securities, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Company or such Company Subsidiary, or the assets owned, used, occupied or managed by it.

(b) Without limiting the generality of the foregoing:

(i) UDAAP. Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning unfair or deceptive acts or practices, including Section 5 of the Federal Trade Commission Act (15 U.S.C. §§ 45), Regulation AA issued by the Board of Governors of the Federal Reserve System Regulation (12 CFR 227), and the Illinois Consumer Fraud and Deceptive Business Practices Act (815 Ill. Comp. Stat. Ann. 505), (each such legal requirement and the rules promulgated thereunder, a “UDAAP Law”). Neither the Company nor a Company Subsidiary has been cited, fined or otherwise notified of any failure by it to comply with a UDAAP Law which has not been cured or otherwise satisfied in full. To the Knowledge of the Company or a Company Subsidiary, there are no facts or circumstances that could form the reasonable basis for assertion of any proceeding against the Company or a Company Subsidiary under any UDAAP Law that, if determined adversely to the Company or a Company Subsidiary, could reasonably be expected to adversely affect the Company or a Company Subsidiary. No business practices of the Company or a Company Subsidiary could reasonably be considered to be unfair, deceptive, untrue, misleading or abusive in any material respect. With respect to all of the Company’s, the Bank’s products, the corresponding consumer disclosures have reflected accurately, clearly and conspicuously the features of such products to the extent required by Applicable Law.

(ii) BSA/AML. Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy and anti-money laundering laws or regulations, including the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986, the Annunzio-Wylie Anti-Money Laundering Act of 1992, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”). Neither the Company nor any Company Subsidiary has been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured or otherwise satisfied in full. To the Knowledge of the Company or a Company Subsidiary, there are no facts or circumstances that could form the basis for assertion of any proceeding against the Company or a Company Subsidiary under any BSA/AML Law that, if determined adversely to the Company or a Company Subsidiary, could reasonably be expected to adversely affect the Company or a Company Subsidiary.

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(iii) Fair Lending. Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning any fair lending laws or regulations, including the Equal Credit Opportunity Act and the Fair Housing Act (each such legal requirement and the rules promulgated thereunder, a “Fair Lending Law”). Neither the Company nor a Company Subsidiary has been cited, fined or otherwise notified of any failure by it to comply with a Fair Lending Law which has not been cured or otherwise satisfied in full. To the Knowledge of the Company or a Company Subsidiary, there are no facts or circumstances that could form the reasonable basis for assertion of any proceeding against the Company or a Company Subsidiary under any Fair Lending Law that, if determined adversely to the Company or a Company Subsidiary, could reasonably be expected to adversely affect the Company or a Company Subsidiary.

(c) Each of the Company and the Company Subsidiaries, and each of their respective employees, holds all licenses, certificates, permits, authorizations, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of its business and the ownership of its assets (collectively, “Licenses”), all such Licenses are in full force and effect, and none of the Company or a Company Subsidiary, or any of their respective employees, has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.

(d) Except as set forth on Schedule 2.14(d), there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company or any Company Subsidiary, threatened or contemplated against or affecting the Company or a Company Subsidiary, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Company or a Company Subsidiary from taking any action of any kind in connection with their respective businesses. Neither the Company nor any Company Subsidiary has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) of enforcement actions, or any allegations of violation of any law or regulation or demand or request from a Governmental Authority to modify Company policies or procedures due to an alleged violation concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority, and neither the Company nor any Company Subsidiary has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated.

2.15 Insurance. Schedule 2.15 sets forth a complete and correct list of all policies of insurance in which the Company or a Company Subsidiary is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Company or a Company Subsidiary, or which is owned or carried by the Company or a Company Subsidiary. All such policies are legal, valid, binding, enforceable and in full force and effect as of the date hereof and, to the extent usual and customary in the context of the business and the operations in which the Company and the Company Subsidiaries are engaged, and will continue in effect until Closing (or if such policies are cancelled or lapse prior to Closing, renewals or replacements thereof will be entered into in the Ordinary Course of Business). No application for any such policies included a material misstatement or omission. All premiums and costs with respect to such policies are set forth on Schedule 2.15 and have been paid to the extent due. None of the Company or a Company Subsidiary is in breach or default under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration, under such policy. No claim currently is pending under any such policy involving an amount in excess of $50,000. All material insurable risks in respect of the business and assets of the Company and the Company Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and the Company Subsidiary are engaged. None of the Company or any Company Subsidiary has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.

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2.16 Taxes.

(a) Definitions. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, levies or other similar assessments of any kind whatsoever imposed, assessed, reassessed or collected by any Governmental Authority, including all interest, penalties, fines, installments, additions to tax or other additional amounts imposed, assessed, reassessed or collected by any Governmental Authority in respect thereof, and including those related to, or levied on, or measured by, or referred to as, net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits, gross receipts, royalty, capital, capital gain, sales, goods and services, harmonized sales, use, value added, ad valorem, transfer, land transfer, real property, capital stock, personal property, environmental, business, property development, occupancy, franchise, license, withholding, payroll, employment, employer health, health insurance, social services, education, all surtaxes, unemployment or employment insurance premiums, workers compensation payments, excise, severance, stamp, premium, escheat, or windfall profits, alternative or minimum taxes, customs duties, import and export taxes, countervail and anti-dumping, and registration fees, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (ii) any liability of the Company or a Company Subsidiary for the Taxes described in clause (i) hereof arising as a result of being or ceasing to be a member of a consolidated, affiliated or combined group whether pursuant to Treasury Regulation §1.1502-6 (and any corresponding provision of state, local or foreign law) or otherwise; and (iii) any liability for Taxes referenced in clauses (i) and (ii) as a transferee, successor, guarantor, by contract or by operation of Applicable Law or otherwise.

(b) Tax Returns and Audits.

(i) Each of the Company and the Company Subsidiaries has prepared and timely filed (taking into account all applicable extensions) all material required U.S. federal, state, local and non-U.S. returns, elections, notices, filings, declarations, forms, claims for refund, estimates, information statements, reports and other documents, including any amendments, schedules, attachments, supplements, appendices and exhibits thereto (“Tax Returns”), with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed relating to any and all Taxes concerning or attributable to the Company and the Company Subsidiaries, as applicable. Such Tax Returns have been prepared and completed in accordance with Applicable Law in all material respects. Schedule 2.16(b)(i) lists all of the jurisdictions in which the Company and each Company Subsidiary is required to file Tax Returns or pay Taxes.

(ii) Each of the Company and the Company Subsidiaries has duly and timely paid, or caused to be duly and timely paid, all Taxes that are due and payable by them (whether or not shown or required to be shown on any Tax Return) or made adequate provision for the payment of all material Taxes due and payable by the Company and each of the Company Subsidiaries.

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(iii) Each of the Company and the Company Subsidiaries has duly and timely withheld or deducted all Taxes and other amounts required by Applicable Law to be withheld or deducted by it, including Taxes and other amounts required to be deducted or withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any Person, including any former or current Employees, officers or directors and any non-resident Person, and has duly and timely remitted, or will duly and timely remit, as applicable, to the appropriate Governmental Authority such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date.

(iv) None of the Company or any Company Subsidiary has entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and none of the Company or Company Subsidiaries is a beneficiary of any such extension of time that will be outstanding and in effect on the Closing Date.

(v) No audit or other examination of any Tax Return of any of the Company and the Company Subsidiaries is in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination.

(vi) There are no liens on the assets of the Company or any Company Subsidiary relating to or attributable to Taxes, except for inchoate Tax liens that attach by operation of law.

(vii) None of the Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement (other than with respect to itself and any Company Subsidiaries). None of the Company or any Company Subsidiary is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any Person (other than with respect to itself or any of the Company Subsidiaries).

(ix) No claim in writing has ever been made by any Governmental Authority in a jurisdiction in which any of the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary, as applicable, is or may be subject to Taxes in such jurisdiction.

(x) None of the Company or any Company Subsidiary has entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(xi) No Tax rulings have been entered into or issued by any Taxing authority with respect to the Company or any Company Subsidiary that would affect the computation of Tax liability of the Company or a Company Subsidiary, as applicable, for any periods (or portions thereto) beginning on or after the Closing Date, and no request for any such rulings currently is pending with any Governmental Authority.

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(xii) None of the Company or any Company Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code (or a similar provision under the law of any nation, state or locality) by reason of a change in accounting method or otherwise.

(xiii) None of the Company or Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists prior to the Closing: (A) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (B) an installment sale or open transaction; (C) a prepaid amount or deferred revenue; or (D) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19.

(xiv) The Company and each Company Subsidiary has been treated as a “C” corporation since its respective formation.

(xv) Neither the Company nor any of its Subsidiaries has taken any action or, to the Knowledge of the Company, agreed to take any action that would preclude the Merger from qualifying as a reorganization in accordance with Section 368(a) of the Code and, to the Knowledge of the Company, there are no agreements or arrangements to which the Company or any of its Subsidiaries is a party that would prevent the Merger from so qualifying.

2.17 Environmental Laws and Regulations.

(a) Each of the Company and the Company Subsidiaries (i) has had and now has all environmental approvals, consents, Licenses, permits and orders required to conduct the business in which it has been or is now engaged and (ii) has been and is in compliance in all material respects with all applicable Environmental Laws.

(b) Except as set forth on Schedule 2.17(b):

(i) there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company or any Company Subsidiary, threatened or contemplated against, or involving, the Company or any of the Company Subsidiaries, or any assets of any of the Company or the Company Subsidiaries, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);

(ii) no decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or any of the Company Subsidiaries;

(iii) the Company and the Company Subsidiaries are in material compliance with applicable Environmental Laws;

(iv) there has been no Release of Hazardous Materials at or affecting the Real Property or any other property;

(v) (A) there are no Hazardous Materials in the soils, groundwater or surface waters of the Real Property that exceed applicable clean-up levels under Environmental Laws and (B) no Real Property is currently listed on or proposed for listing on any listing on the United States Environmental Protection Agency’s National Priorities List or any other analogous state governmental list of properties or sites that require investigation, remediation or other response action under applicable Environmental Laws;

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(vi) none of the Company or the Company Subsidiaries is or has ever (A) transported or disposed, or arranged for the transportation or disposal, either directly or indirectly through a sub-contractor, of a Hazardous Material, at any facility from which there is a Release or threat of Release or that is currently undergoing investigation, remediation or other response action under applicable Environmental Laws, or (B) owned, operated, leased, subleased or, to the Knowledge of the Company or any Company Subsidiary, held a security interest in (1) any facility at which any Hazardous Materials were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated into the structure or (2) any real property on which such a facility is or was located.

(c) Except as set forth on Schedule 2.17(c), to the Knowledge of the Company or any Company Subsidiary, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Company or any of the Company Subsidiaries under any Environmental Law.

(d) “Hazardous Materials” means (A) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials which are considered to be hazardous or toxic under any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized, and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq., and all amendments thereto and reauthorizations thereof, and (B) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a risk to the health and safety of any Person.

(e) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material), either on the Real Property or migrating from the Real Property onto another property, whether or not notification or reporting to any governmental authority was or is required, including any Release which is subject to Environmental Laws.

(f) “Environmental Laws” means all applicable federal, state and local statutes, regulations, ordinances, rules and policies, all court and administrative orders and decrees, all arbitration awards, and the common law, which pertain to Hazardous Materials or protection of human health and safety.

2.18 Community Reinvestment Act Compliance. The Bank’s most recent Community Reinvestment Act rating was “satisfactory” or better.

2.19 Company Regulatory Reports. Since January 1, 2022, the Company and the Company Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the Federal Deposit Insurance Corporation, the Iowa Division of Banking (the “IDOB”), the Iowa Secretary of State, the Delaware Division of Corporations, and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Company or a Company Subsidiary (the “Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.

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2.20 Employee Matters.

(a) (i) Neither the Company nor any Company Subsidiary has entered into, nor is the Company or any Company Subsidiary otherwise bound by, any collective bargaining agreements that are now in effect with respect to their employees nor has the Company or any Company Subsidiary experienced any labor disturbance, slow-down, strike, lockout, material grievance, claim of unfair labor practices, or other dispute relating to any union or collective bargaining within the past three years; (ii) there is no labor strike, labor dispute, or work slow-down, stoppage or lockout pending or, to the Knowledge of the Company and the Company Subsidiaries, threatened against or affecting the Company or any Company Subsidiary; (iii) to the Knowledge of the Company and the Company Subsidiaries, no union organization campaign is threatened or in progress with respect to any of the employees of the Company or the Company Subsidiary, and no question concerning representation exists respecting such employees; (iv) there is no unfair labor practice charge or complaint threatened or pending against the Company or the Company Subsidiaries before the National Labor Relations Board; and (v) neither the Company nor any Company Subsidiary has agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has committed any unfair labor practice. To the Knowledge of the Company and the Company Subsidiaries, (1) no event has occurred or circumstance exists that could provide the basis for any work slow-down or stoppage or other labor dispute and (2) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or the Company Subsidiaries.

(b) Schedule 2.20(b) sets forth the name, job title and date of commencement of employment with respect to each employee of the Company and the Company Subsidiaries (collectively, the “Employees”).

(c) The Company and the Company Subsidiaries have complied and are in compliance in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, retaliatory, harassing, or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) employment taxes, deductions, reporting and licensure requirements, and (v) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, driver regulations, and other employment laws, regulations and ordinances. The Company and each Company Subsidiary are in material compliance with the Immigration Reform and Control Act of 1986 and maintain a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986 and the Company and the Company Subsidiaries have verified, to the extent required by such Act, that each and every employee who is currently working in the United States is eligible to work in the United States.

(d) All employees of the Company and the Company Subsidiaries have been or will have been on or before the Closing, paid in full by the Company and the Company Subsidiaries, as applicable, for all earned wages, salaries, commissions, bonuses (including any bonuses or incentive compensation related to the transactions contemplated by this Agreement), vacation pay, sick pay, and other compensation for all services performed by such employees up to and including the Closing or any such unpaid amounts existing at the time of the Closing will be properly reflected in the Closing Balance Sheet. All independent contractors who have worked for the Company or any Company Subsidiary at any time are and have been properly classified as independent contractors pursuant to all applicable regulations. The Company and any Company Subsidiary have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to their respective employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. To the Knowledge of the Company and the Company Subsidiaries, no officer of the Company or any Company Subsidiary intends to terminate employment with the Company or any Company Subsidiary prior to or following the Closing.

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(e) The books and records of the Company and the Company Subsidiaries, including personnel files, contain no reference to any charge, grievance or complaint made against, or disciplinary proceeding initiated by the Company or a Company Subsidiary with respect to, any employee concerning an alleged violation of the Company’s or a Company Subsidiary’s employee handbook or code of ethics, including any provisions therein that relate to sexual harassment or misconduct, nor to the Knowledge of the Company or the Bank have any such charges, grievances or complaints ever been made, or any such disciplinary proceedings initiated in each case, with respect to any employee of the Company or a Company Subsidiary.

2.21 Employee Benefit Plans.

(a) Schedule 2.21(a) includes a complete and correct list of the following: (i) each employee welfare benefit plan and employee pension benefit plan within the meaning of ERISA Sections 3(1) and 3(2), respectively (the “ERISA Plans”), (ii) each compensation, consulting, employment or collective bargaining agreement, and (iii) each stock option, stock purchase, phantom stock, restricted stock, stock bonus, stock appreciation right, other stock based, life, health, dental, disability, paid time off (including sick leave, holiday pay and/or vacation time) or other insurance or benefit, excess benefit, bonus, deferred or incentive compensation, top hat, severance or separation, change in control, profit sharing, retirement, award agreement, service award, tuition reimbursement, moving expense reimbursement, form of award agreement, fringe benefit, or other employee benefit plan, contract, practice, policy or arrangement of any kind, oral or written, covering current or former employees, directors, or independent contractors (or spouses or dependents of any of the foregoing) of the Company or any Company Subsidiary which the Company or any Company Subsidiary sponsors, maintains or contributes to (or, with respect to any employee pension benefit plan has maintained or contributed to within the six (6) year period ending on the Closing Date ) or to which the Company or any Company Subsidiary is a party or by which it is otherwise bound or has or could be reasonably be expected to have liability with respect to (collectively, together with the ERISA Plans, the “Company Benefit Plans”). None of the Company or any Company Subsidiary has, and has ever had within in the six (6) year period ending on the Closing Date, an affiliate that would be treated as a single employer together with the Company or any Company Subsidiary (an “ERISA Affiliate”) under Section 414 of the Code, other than the Company and the Company Subsidiaries with respect to each other.

(b) The Company previously has delivered or made available to Parent true and complete copies of the following with respect to each Company Benefit Plan (to the extent applicable): (i) copies of each such Company Benefit Plan and amendments thereto, funding vehicles, and all related summary plan descriptions and summaries of material modifications; (ii) the last three years’ Annual Returns on Form 5500, including all schedules and attachments thereto and the opinions of independent accountants; (iii) all current Internal Revenue Service (“IRS”) determination (or opinion) letters; (iv) the most recent actuarial reports; (v) all contracts with third party administrators, actuaries, investment managers, trustee, consultants, insurers, and independent contractors that relate to any Company Benefit Plan; (vi) all notices and other communications that were given by the Company or any Company Benefit Plan to the IRS, the U.S. Department of Labor (the “DOL”), or the Pension Benefit Guaranty Corporation (the “PBGC”), pursuant to Applicable Law, within the three years preceding the date of this Agreement; and (vii) all notices or other communications that were given by the IRS, the PBGC, or the DOL to the Company or any Company Benefit Plan within the three years preceding the date of this Agreement.

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(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) cause an increase or acceleration of payment of benefits, compensation or benefit entitlements (or vesting thereof) employees or former employees of the Company or any Company Subsidiary under any Company Benefit Plan or any other increase in the liabilities of the Company or any Company Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement; (ii) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (iii) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code; provided, that, to the extent the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby causes, results in or requires any such item, Schedule 2.21(c) includes a true and complete list of each individual receiving a right to any such benefit and a description of each such benefit.

(d) Neither the Company nor any Company Subsidiary maintains, participates in, or contributes to, has ever maintained, participated in or contributed to, or has any material liability or could reasonably be expected to have any material liability with respect to: (i) a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”); (ii) a “multiple employer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a pension plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any Company Subsidiary or, to their Knowledge, any director or employee of the Company or any Company Subsidiary, or any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan and which would reasonably be expected to result in material liability to the Company or any Company Subsidiary. The Company and the Company Subsidiaries do not provide and have never provided medical benefits, life insurance or similar welfare benefits to former employees, owners, or directors (or the spouses and dependents of any of the foregoing), except as required by Section 601 of ERISA (and at the sole cost of such individual).

(e) Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code, including the Company Employee Stock Ownership Plan (the “ESOP”), is the subject of a current favorable determination letter from the IRS, to the effect that it is qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and the Company Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s or the Company Subsidiaries’ Knowledge, there are no facts or circumstances that would be reasonably expected to adversely affect the qualified status of any ERISA Plan or the tax-exempt status of any related trust, and such ERISA Plan has been timely amended to reflect applicable legislation and regulations for which the remedial amendment period has expired. Except as set forth on Schedule 2.21(e), each Company Benefit Plan has been operated in material compliance and currently complies in all material respects in form and administration with its terms and with all Applicable Law, rules and regulations, including ERISA and the Code. Neither the Company nor any Affiliate of the Company that is a fiduciary with respect to any Company Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA which could reasonably be expected to result in material liability to the Company or an Affiliate. No Company Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any DOL amnesty program, and neither the Company nor any Company Subsidiary anticipates any such submission with respect to any Company Benefit Plan. The ESOP is now and has been at all times since its inception a qualified employee stock ownership plan within the meaning of Code Section 4975(e)(7). All shares of Company Common Stock owned by the ESOP are and have at all times constituted “employer securities” as that term is defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. The ESOP trustee has been duly and properly appointed and granted full authority to act as trustee of the ESOP and exercise trust powers thereunder. No purchase of shares of Company Common Stock by the ESOP has adversely affected the Tax qualification of the ESOP or failed to satisfy all of the requirements for the prohibited transaction exemption provided by Section 408(e) of ERISA. Each loan to the ESOP which has been made by or guaranteed by the Company or any other disqualified person in connection with any purchase of such shares by the ESOP (an “ESOP Loan”) satisfied each of the requirements of the prohibited transaction exemption provided in Section 408(b)(3) of ERISA, Section 4975(d)(3) and Treasury Regulation Section 54.4975-7(b), and, in particular, all shares of Company Common Stock purchased by the ESOP were purchased for no more than “adequate consideration” within the meaning Section 3(18) of ERISA.

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(f) Other than claims for benefits made in the Ordinary Course of Business, there is no litigation, claim, assessment, audit, inquiries or reviews pending or, to the Company’s or the Company Subsidiaries’ Knowledge, threatened by, on behalf of, or against any of the Company Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Company Benefit Plans and, there is no reasonable basis to believe that any such litigation, claim or assessment could be expected to result in a material liability to the Company or a Company Subsidiary.

(g) No Company Benefit Plan fiduciary or any other Person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other Applicable Law by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Company Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

(h) All accrued contributions and other payments to be made by the Company or the Company Subsidiaries to any Company Benefit Plan (i) through the date hereof have been timely made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date will have been timely made or reserves adequate for such purposes will have been set aside therefor and reflected in the Company Financial Statements. None of the Company or any Company Subsidiary is in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Company Benefit Plan other than liabilities for benefits to be paid to participants in such Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan. Except to the extent reserved for and reflected in the Company Financial Statements in accordance with this subsection (i), none of the Company or any Company Subsidiary has committed to, or announced, a change to any Company Benefit Plan that increases the cost of the Company Benefit Plan to the Company or a Company Subsidiary. Except as set forth on Schedule 2.21(h), each Company Benefit Plan may be amended, terminated, modified, or otherwise revised by the plan sponsor, subject to the terms and conditions of such Company Benefit Plan, on and after the Closing, without further liability to the plan sponsor or the Company or any Company Subsidiary (other than administrative expenses). Except as set forth on Schedule 2.21(h), each third party contract, agreement or arrangement with respect to any Company Benefit Plan may be canceled or liquidated with no more than sixty (60) days advance notice, and no such contract, agreement or arrangement assesses a surrender charge, penalty, back-end load or market value adjustment upon cancellation or liquidation. No condition exists as a result of which the Company would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a Person performing services for the Company as an independent contractor rather than as an employee.

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(i) Since January 1, 2023, and only to the extent required by Applicable Law, the Company has offered minimum essential coverage (as described in Section 4980H of the Code) to its common law employees who must be treated as “full-time employees” under Section 4980H of the Code and its implementing regulations, and such coverage has satisfied the affordability and minimum value standards under Section 4980H of the Code and its implementing regulations. To the Knowledge of the Company, the Company has not been and does not reasonably expect to be subject to any penalty under Section 4980H of the Code with respect to any period prior to the Closing for which the Company was subject to Section 4980H of the Code. For each required plan year for which the Company was obligated to so file, the Company has timely filed Forms 1094-C and 1095-C with the IRS and timely distributed Form 1095-C to each applicable employee.

2.22 Technology and Intellectual Property.

(a) Schedule 2.22(a) sets forth a complete and correct list of all (i) registered trademarks, service marks, domain names, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by or for the benefit of the Company or a Company Subsidiary, or used in or necessary to conduct the Company’s or a Company Subsidiary’s business as presently conducted. The items on Schedule 2.22(a), together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the businesses of the Company or of a Company Subsidiary, constitute the “Intellectual Property.”

(b) The Company and each Company Subsidiary has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as is necessary to permit the use of the Intellectual Property in the conduct of its business as presently conducted. Neither the Company nor any Company Subsidiary has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) alleging that the Company or any Company Subsidiary has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the Knowledge of the Company and the Company Subsidiaries, none of the Company or any Company Subsidiary has committed any such violation or infringement. To the Knowledge of the Company or any Company Subsidiary, there are no facts or circumstances that, upon consummation of the transactions contemplated hereby, would cause the Company or any Company Subsidiary to be in any way more restricted in its use of any of the Intellectual Property than it was on the date hereof under any contract to which the Company or a Company Subsidiary is a party or by which it is bound, or that use of such Intellectual Property by the Company or a Company Subsidiary will, as a result of such consummation, violate or infringe the rights of any Person, or subject Parent, the Company a Company Subsidiary to liability of any kind, under any such contract.

(c) The Company or a Company Subsidiary has ownership of, or such other rights by license, lease or other agreement in and to, the IT Assets as is necessary to permit the Company and the Company Subsidiaries to use the IT Assets in the conduct of their respective businesses as presently conducted. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Company Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three years. “IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Company or the Company Subsidiaries. To the Knowledge of the Company and the Company Subsidiaries, the IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Knowledge of the Company and the Company Subsidiaries, no Person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the Knowledge of the Company and the Company Subsidiaries, except for “off the shelf” software licensed by the Company or the Company Subsidiaries in the Ordinary Course of Business, none of the IT Assets contains any shareware, open source code, or other software the use of which by the Company to any Company Subsidiary requires disclosure or licensing of any intellectual property.

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(d) The Company has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect the Company’s or the Bank’s customers, assets, or employees. To the Company’s Knowledge, such program ensures that the Company and the Bank can recover their mission critical functions, and complies in all material respects with Applicable Law.

2.23 Absence of Certain Changes or Events. Other than as specifically disclosed in this Agreement, the Company Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since December 31, 2024, any material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company or a Company Subsidiary taken as a whole, no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future, or (b) any changes or condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2024 that may reasonably be expected to have or result in a material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company or a Company Subsidiary taken as a whole. No fact or condition exists with respect to the business, operations or assets of the Company or the Company Subsidiaries which the Company has reason to believe may cause the Federal Reserve Application, the IDOB Application or any of the other regulatory approvals referenced in Section 6.4 or Section 7.4 to be denied or unduly delayed.

2.24 Conduct of Business Since December 31, 2024. Since December 31, 2024 the business of the Company and each Company Subsidiary has been conducted only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since December 31, 2024, except as set forth on Schedule 2.24, none of the Company or a Company Subsidiary has taken, or has caused, suffered or permitted to be taken any of the following actions:

(a) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the Company’s or any Company Subsidiary’s assets reflected on the Company Financial Statements or any assets acquired by the Company or a Company Subsidiary after December 31, 2022, except for (i) loans held for sale and Investment Securities sold or otherwise disposed of in the Ordinary Course of Business and (ii) Permitted Encumbrances;

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(b) cancelled any debts owed to or claims held by the Company or a Company Subsidiary (including the settlement of any claims or litigation) other than in the Ordinary Course of Business;

(c) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money in respect of the Company or a Company Subsidiary, or entered into, as lessee, any capitalized lease obligations, in either case other than in the Ordinary Course of Business;

(d) accelerated or delayed collection of notes, accounts or loans receivable generated by the Company or a Company Subsidiary in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(e) delayed or accelerated payment of any account payable or other liability of the Company or a Company Subsidiary beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(f) declared or paid any dividend on shares of Company Common Stock or made any other distribution with respect thereto, except in the Ordinary Course of Business;

(g) instituted any increase in any compensation payable to any employee of the Company or any Company Subsidiary other than routine increases in the Ordinary Course of Business, or instituted any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or any Company Subsidiary;

(h) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; or

(i) made any change in the accounting principles and practices used by the Company or any Company Subsidiary from those applied in the preparation of the Company Financial Statements and the related statements of income and cash flow for the period then ended.

2.25 Change in Business Relationships. None of the Company or any Company Subsidiary has received notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, Representative, supplier, vendor or business referral source of the Company or any Company Subsidiary intends to discontinue, diminish or change its relationship with the Company or any Company Subsidiary, the effect of which would be material to the business, assets or operations of the Company or any Company Subsidiary, or (b) that any executive officer of the Company or any Company Subsidiary intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, Representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the business, assets or operations of the Company or any Company Subsidiary.

2.26 Trust and Investment Activities. The Company and each Company Subsidiary has performed all material duties for, complied in all material respects, with all administrative procedures under, and properly administered in all material respects, all accounts for which it acts as fiduciary, including any accounts for which it serves as trustee, agent, guardian, custodian or investment advisor, in accordance with the terms of the governing documents for each such account and Applicable Law. Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, has committed any default with respect to any such fiduciary account. None of the Company, the Bank, nor any of their Subsidiaries or the Company's, the Bank's or any of their Subsidiaries' directors, officers or employees that is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority is not so registered, licensed or authorized.

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2.27 Trust Preferred Securities. The Company has performed, or has caused each Trust Subsidiary to perform, all of the material obligations required to be performed by it and is not in material default under the terms of the TruPS Documentation or any agreements related thereto.

2.28 Brokers’ and Finders’ Fees. Except for D.A. Davidson & Co., none of the Company or any Company Subsidiary has any liability (whether incurred, potential, contingent or otherwise) for financial advisor fees, brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

2.29 Opinion of Financial Advisor. The Company has received the opinion of D.A. Davidson & Co. dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger a is fair to each such holder of Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Parent.

2.30 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement to be filed with the Commission by Parent in connection with the transactions contemplated by this Agreement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of Applicable Law, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing for inclusion or incorporation by reference in the Proxy Statement.

2.31 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, any of the Company Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of the Company Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this ARTICLE II, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Company acknowledges and agrees that neither Parent or Merger Sub nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently herewith (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof as follows:

3.1 Organization.

(a) Parent is duly registered as a financial holding company under the BHCA, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa, has the power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign company in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Merger Sub is a wholly owned subsidiary of Parent.

(b) First Mid Bank & Trust, N.A. is a nationally chartered bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the United States of America (the “Parent Bank”), and has the requisite power and authority to own its properties and to carry on its business as presently conducted. Parent Bank is a wholly owned subsidiary of Parent.

3.2 Capitalization. The authorized capital stock of Parent consists of (i) 45,000,000 shares of common stock, $4.00 par value per share, of which 23,996,833.192 were issued and outstanding, and 668,548.699 shares were held in treasury, as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, no par value per share, of which zero shares are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of Parent Common Stock have been, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of Parent Common Stock constituting the Merger Consideration, will be, when issued, duly and validly authorized and issued and are or will be fully paid and non-assessable. The Parent Common Stock is subject to certain preferences, qualifications, limitations, restrictions or special or relative rights under Parent’s certificate of incorporation, a true and complete copy of which has been previously provided to the Company. There are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Parent any shares of capital stock of Parent, whether now or hereafter authorized or issued, other than shares issuable pursuant to employee benefit or compensation plans referred to in the Parent SEC Documents. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in Parent.

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3.3 Authorization; No Violations. Parent and Merger Sub have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the performance of Parent’s obligations hereunder have been duly and validly authorized by the board of directors of Parent (the “Parent Board”), do not violate or conflict with the certificate of incorporation or by-laws of Parent, the Delaware General Corporation Law, as amended, or any Applicable Law, court order or decree to which Parent is a party or subject, or by which Parent is bound, and require no further corporate or stockholder approval on the part of Parent. Subject to receipt of the consents or approvals set forth in Schedule 3.4, the execution and delivery of this Agreement by Parent and the performance of Parent’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Parent is bound. This Agreement, when executed and delivered, and subject to the matters described in Section 3.4, will be a valid, binding and enforceable obligation of Parent, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity. The execution and delivery of this Agreement by Merger Sub and the performance of Merger Sub’s obligations hereunder have been duly and validly authorized by the sole member of Merger Sub, do not violate or conflict with the certificate of formation or operating agreement of Merger Sub, any Applicable Law, court order or decree to which Merger Sub is a party or subject, or by which Merger Sub is bound, and require no further limited liability company or member approval on the part of Merger Sub. Parent, in its capacity as sole member of Merger Sub, has approved this Agreement and the Merger. Subject to the receipt of the consents or approvals set forth in Schedule 3.4, the execution and delivery of this Agreement by Merger Sub and the performance of Merger Sub’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Merger Sub is bound. This Agreement, when executed and delivered, and subject to the matters described in Section 3.4, will be a valid, binding and enforceable obligation of Merger Sub, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

3.4 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Parent of this Agreement and the consummation by Parent, as of the Effective Date, of the transactions contemplated by this Agreement, except for (a) the consents and approvals set forth on Schedule 3.4, (b) the filing by Parent of an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHCA (the “Federal Reserve Application”) and the filing of an application with the IDOB (the “IDOB Application”), (c) the filing by Parent of the Registration Statement, (d) the Company Shareholder Approval, and (e) the filing of the Articles of Merger with the ISOS under the IBCA and IULLCA.

3.5 Parent SEC Filings and Financial Statements.

(a) The financial statements presented (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) are complete and correct in all material respects, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Parent SEC Reports (collectively, the “Parent Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Parent and its subsidiaries at the respective dates of and for the periods referred to in the Parent Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Parent Financial Statements. The Parent Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Parent Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. As of the date hereof, Forvis Mazars Group has not resigned (or informed Parent that it intends to resign) or been dismissed as independent registered public accountants of Parent.

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(b) Since December 31, 2023, Parent has timely furnished or filed all registration statements, prospectuses, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) and reports required to be furnished or filed with the Commission under the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (collectively with any amendments thereto, but excluding the Proxy Statement and the Registration Statement, the “Parent SEC Reports”), except to the extent that the failure to file any such Parent SEC Report would not have a Material Adverse Effect on Parent. Each of the Parent SEC Reports, in each case as of its filing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those Parent SEC Reports filed prior to the date of this Agreement), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and none of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the failure to file any such Parent SEC Report would not have a Material Adverse Effect on Parent. None of Parent’s subsidiaries are or ever have been required to file or furnish any forms, periodic reports or other documents with the Commission. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the Commission with respect to any of the Parent SEC Reports.

(c) Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Parent has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since January 1, 2021, neither Parent nor any of its subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2021, subject to any applicable grace periods, (i) Parent has been and is in compliance in all material respects with the applicable provisions of the Sarbanes Oxley Act of 2002, and (ii) Parent has been and is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

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3.6 Compliance with Laws; Legal Proceedings.

(a) Parent and its subsidiaries are each in compliance with all Applicable Laws (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking, their holding companies and their subsidiaries or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of Parent or any of its subsidiaries or the assets owned, used, occupied or managed by Parent or any of its subsidiaries, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Parent. Parent and its subsidiaries hold all material Licenses from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their respective businesses and the ownership of their respective assets. None of Parent or its subsidiaries has received from any federal, state or other Governmental Authority any notice or communication indicating that Governmental Authority would, and Parent has no reason to believe any such Governmental Authority would, object to, or withhold any approval or consent necessary for, the consummation by Parent of the Merger and the transactions contemplated by this Agreement.

(b) Except as may be disclosed in the Parent SEC Documents, there are no material claims, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened or contemplated against or affecting Parent or its subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, including any claims, actions, suits or proceedings that might seek to challenge the validity or propriety of the Merger or that would affect Parent’s ability to obtain the Requisite Regulatory Approvals, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining Parent or its subsidiaries from taking any action of any kind in connection with their respective businesses. Except as may be disclosed in the Parent SEC Documents, none of Parent or its subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the Knowledge of Parent, oral) of any enforcement action, criticism or recommendation concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority and that would be materially adverse to Parent and its subsidiaries taken as a whole, and Parent has no reasonable basis to believe that any such enforcement action, criticism or recommendation not otherwise disclosed herein is contemplated.

3.7 Parent Regulatory Reports. Since December 31, 2021, Parent and its subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the OCC, the Delaware Secretary of State and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of Parent or its subsidiaries (the “Parent Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Parent Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.

3.8 No Adverse Change. Except as disclosed in the Parent SEC Documents or this Agreement, there has not occurred (a) since December 31, 2023, any Material Adverse Effect on Parent, or (b) any change, condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2023 that may reasonably be expected to have or result in a Material Adverse Effect on Parent. No fact or condition exists with respect to the business, operations or assets of Parent or its subsidiaries which Parent has reason to believe may cause the Federal Reserve Application, the IDOB Application or any of the other regulatory approvals referenced in Section 6.4 or Section 7.4 to be denied or unduly delayed.

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3.9 Tax Matters. Neither Parent nor any of its Subsidiaries has taken any action or, to the Knowledge of Parent, agreed to take any action that would preclude the Merger from qualifying as a reorganization in accordance with Section 368(a) of the Code and, to the Knowledge of Parent, there are no agreements or arrangements to which Parent or any of its subsidiaries is a party that would prevent the Merger from so qualifying. Parent has been treated as a “C” corporation since its formation. Merger Sub has been treated as a disregarded entity (within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii)) since its formation.

3.10 Brokers’ and Finders’ Fees. Neither Parent nor any of its subsidiaries has any liability (whether incurred, potential, contingent or otherwise) for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

3.11 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of Applicable Law, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

3.12 Loans; Loan Loss Reserves.

(a) Each outstanding loan, loan agreement, note, lease or other borrowing agreement (including any overdraft protection extensions of credit), any participation therein and any guaranty, renewal or extension thereof (collectively, “Parent Loans”) reflected on the books and records of Parent Bank is evidenced by appropriate and sufficient documentation and, to the Knowledge of Parent, constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by Applicable Law which may affect the availability of equitable remedies. No obligor named in any Parent Loan has provided notice (whether written or, to the Knowledge of Parent or Parent Bank, oral) to Parent or Parent Bank that such obligor intends to attempt to avoid the enforceability of any term of any Parent Loan under any such laws or equitable remedies, and no Parent Loan is subject to any valid defense, set-off, or counterclaim that has been threatened or asserted with respect to such Parent Loan. All Parent Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. Neither Parent nor Parent Bank has entered into any loan repurchase agreements.

(b) The reserves for loan and lease losses shown on each of the balance sheets contained in the Parent Financial Statements are adequate in the judgment of management and consistent with applicable regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (excluding accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of Parent Bank in excess of such reserves, in each case as shown on Parent Financial Statements, are, to the Knowledge of Parent and Parent Bank, collectible in accordance with their terms.

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3.13 Financial Capability. Parent has a sufficient number of authorized and non-outstanding shares of Parent Common Stock to complete the Merger as contemplated by this Agreement and funds available to pay the aggregate amount of cash in lieu of fractional shares.

3.14 Community Reinvestment Act Compliance. Parent Bank’s most recent Community Reinvestment Act rating was “satisfactory” or better.

3.15 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this ARTICLE III, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, any of its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE II.

ARTICLE IV
AGREEMENTS AND COVENANTS

4.1 Conduct of the Company’s Business. Except as may be (w) required by Applicable Law or any Governmental Authority, (x) consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed given if Parent fails to object in writing within five (5) Business Days after receipt of a written request from the Company that includes reasonably detailed information regarding the requested action), (y) required or explicitly permitted by the terms of this Agreement, or (z) set forth on Schedule 4.1, the Company shall (i) conduct its business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and (iii) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of the Company or Parent to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Merger. Without limiting the generality of the foregoing, except as may be required by Applicable Law or any Governmental Authority, required or explicitly permitted by the terms of this Agreement, or set forth on Schedule 4.1, the Company will not, and will not permit any Company Subsidiary to, without the prior written consent (including by electronic mail) of Parent:

(a) change the articles or certificate of incorporation or by-laws of the Company , the charter or by-laws of the Bank, or the governing documents of any other Company Subsidiary;

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(b) issue, sell, pledge, transfer, dispose of, redeem or encumber any equity securities, effect any split, combination, subdivision, reclassification or redemption of any outstanding equity securities, or otherwise change its capitalization as it exists on the date of this Agreement (other than shares of the Company Common Stock issued or redeemed in connection with the ESOP), or issue, grant, or sell any options, equity appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue, sell or register any equity securities, or any securities or obligations convertible into, or exercisable or exchangeable for, any equity securities;

(c) increase the compensation of officers or key employees except in the Ordinary Course of Business, pay any bonuses except in the Ordinary Course of Business, or hire any employee with an annual salary in excess of $100,000;

(d) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any Company Benefit Plan for the benefit of any Employee (or newly hired employees), director or shareholder; accelerate the vesting of or lapsing of restrictions with respect to any long-term incentive compensation under any Company Benefit Plans; cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by Applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any Applicable Law;

(e) (i) enter into any new credit or new lending relationships (A) greater than $1,500,000 that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or (B) that are not in strict compliance with the provisions of such loan policy (excluding, with respect to subclause (B) above regarding strict compliance with the provisions of such loan policy, any short-term note to the ESOP to the extent required to facilitate cash distributions to ESOP participants in the Ordinary Course of Business); or (ii) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any Company Subsidiary which constitutes a nonperforming loan or against any part of such indebtedness the Company or any Company Subsidiary has established loss reserves or any part of which has been charged-off by the Company or any Company Subsidiary;

(f) declare or pay any dividends or other distributions on any equity securities; provided, however, that, (i) subject to Section 4.21, the Company shall be permitted to continue paying its regular declared and/or accrued annual dividend, which is currently $0.70 per share of Company Common Stock, in the Ordinary Course of Business, and (ii) the Bank shall be permitted to pay dividends to the Company in the Ordinary Course of Business for payment of reasonable and necessary business and operating expenses of the Company, expenses related to the transactions contemplated hereby and expenses with respect to the ESOP payable in the Ordinary Course of Business;

(g) fail to use commercially reasonable efforts to maintain present insurance coverage in respect of their properties and businesses;

(h) incur or guarantee any indebtedness for borrowed money, except with respect to indebtedness to the Federal Home Loan Bank, trade payables and similar liabilities and obligations incurred in the Ordinary Course of Business;

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(i) maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Loans previously charged off, on Loans and leases outstanding (excluding accrued interest receivable);

(j) enter into any employment, consulting or similar agreements that are not terminable by the Company or such Company Subsidiary, as applicable, on 30 days’ or fewer notice without penalty or obligation, or terminate the employment of any officer or other key employee of the Company or a Company Subsidiary thereof without first notifying Parent;

(k) take any action that would result in a termination, partial termination, curtailment, discontinuance of a Company Benefit Plan or merger of any Company Benefit Plan into another plan or trust;

(l) fail to file all Tax Returns in a timely manner, make any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto, change any of its accounting methods for federal and state income tax purposes or make or change any material Tax elections;

(m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(n) make any expenditure for fixed assets in excess of $100,000 for any single item, or $250,000 in the aggregate, or enter into leases of fixed assets having an annual rental in excess of $100,000 in the aggregate;

(o) incur any liabilities or obligations, make any commitments or disbursements, acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and the current policies of the Company and the Company Subsidiaries;

(p) amend or waive the material terms of, fail to do anything that will cause a breach by the Company or such Company Subsidiary of, or default by the Company or such Company Subsidiary under, or enter into, any Material Contract, any material restriction on the ability of the Company or such Company Subsidiary to conduct its business as it is presently being conducted, or any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;

(q) engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A), unless the Bank has complied with Sections 23A and 23B of the Federal Reserve Act;

(r) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Applicable Law or requested by any Governmental Authority;

(s) settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not (i) impose any material restriction on the business of the Company or such Company Subsidiary or (ii) create precedent for claims that is reasonably likely to be material to it;

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(t) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility; or agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 4.1.

4.2 Conduct of Parent’s Business . Except as may be (w) required by Applicable Law or any Governmental Authority, (x) consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (y) required or explicitly permitted by the terms of this Agreement, or (z) set forth on Schedule 4.2, Parent shall (i) conduct its business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and (iii) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of the Company or Parent to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Merger. Without limiting the generality of the foregoing, except as may be required by Applicable Law or any Governmental Authority, required or explicitly permitted by the terms of this Agreement, or set forth on Schedule 4.2, without the prior written consent of the Company which shall not be unreasonably withheld, conditioned or delayed:

(a) Parent shall not amend its certificate of incorporation or by-laws or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the shareholders of the Company;

(b) Parent shall not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements; and

(c) Parent shall not agree to take, make any commitment to take, or adopt any resolutions of the Parent Board in support of, any of the actions prohibited by this Section 4.2.

4.3 Access to Information and Premises.

(a) The Company shall provide Parent and its Representatives full and reasonable access to the Company during normal business hours and on reasonable advance notice as coordinated with Company’s Human Resources Director, to further information (to the extent permissible under Applicable Law) and the Company’s and Company Subsidiaries’ premises for purposes of (i) observing business activities and operations and consulting with such Company officers and employees as approved by Company on an ongoing basis to verify compliance by the Company and the Company Subsidiary with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s IT Assets; provided, however, that the foregoing actions shall not (x) unduly interfere with the business operations of the Company or the Company Subsidiaries, (y) require the disclosure of any matter that is subject to attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege) or (z) require the disclosure of any matter that would violate Applicable Law or any duty or breach any Contract that is in effect as of the date hereof. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly provide to Parent a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, and a copy of each report filed by it or any Company Subsidiaries with any Governmental Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any Applicable Law. The Company shall also provide, and shall cause each Company Subsidiary to provide, to Parent all information provided to the board of directors of such Persons, or to the members of such board’s committees, in connection with all meetings of such board of directors or committees thereof, or otherwise provided to such directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or any Company Subsidiary; in each case other than portions of such documents: (1) relating to confidential supervisory or examination materials, (2) the disclosure of which would violate any Applicable Law, or (3) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege.

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(b) Parent will use such information as is provided to it by the Company or the Company Subsidiaries, or Representatives thereof, solely for the purpose of conducting business, legal and financial reviews of the Company and the Company Subsidiaries and for such other purposes as may be related to this Agreement, and Parent will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into by and between the Company and Parent dated June 10, 2025 (the “Confidentiality Agreement”).

4.4 Regulatory Filings of Parent. Within 45 days following execution and delivery of this Agreement, or as soon as is practical thereafter, Parent will file the Federal Reserve Application, the IDOB Application, and each Party shall take all other appropriate actions necessary to obtain the regulatory approvals referred to in Section 6.4 or Section 7.4 hereof, (other than those to be obtained by the Commission, which are subject of Section 4.5), and the Company and the Company Subsidiaries will use all reasonable and diligent efforts to assist in obtaining all such approvals. Parent shall keep the Company reasonably informed and shall in good faith consider the Company’s comments on draft submissions (to the extent practicable and subject to confidentiality and privilege). The obligation of Parent to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to Parent, in its sole reasonable discretion, or to change the business practices of Parent or any of its subsidiaries in a manner not acceptable to Parent, in its sole reasonable discretion. In advance of filing any application for such regulatory approval, Parent shall provide the Company and its counsel with a copy of such application (but excluding any information contained therein regarding Parent and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Parent or its counsel from any Governmental Authority with respect to such application.

4.5 SEC Filings. As soon as practicable following the date of this Agreement, Parent, at its own expense, shall prepare and file with the Commission the Registration Statement, which shall include a proxy statement prepared by Parent and the Company for use in connection with the Company Shareholders Meeting, all in accordance with the rules and regulations of the Commission and Applicable Law (the “Proxy Statement”), and the Company and the Company Subsidiaries, at their own expense, will assist Parent in preparing the Registration Statement. Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transaction contemplated thereunder. The Company, at its own expense, shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall advise the Company, promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company will advise Parent, promptly after it receives notice of any request by the Commission to amend the Proxy Statement or comments thereon and responses thereto or requests by the Commission for additional information. The Parties shall use reasonable and diligent efforts to respond (with the assistance of the other Party) as promptly as practicable to any comments of the Commission with respect thereto. If prior to the Effective Time any event occurs with respect to Parent or its subsidiaries, or the Company or any Company Subsidiary, respectively, or any change occurs with respect to information supplied by or on behalf of Parent or the Company, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Parent or the Company, as applicable, shall promptly notify the other of such event, and Parent or the Company, as applicable, shall cooperate in the prompt filing with the Commission of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Company’s shareholders.

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4.6 Meeting.

(a) As soon as practicable following the date the Registration Statement is declared effective by the Commission, the Company shall duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the Merger, in accordance with the Company’s articles of incorporation, its by-laws and the IBCA (the “Company Shareholders Meeting”). Subject to Section 4.8, the Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the Company Shareholder Approval, including by the Company Board recommending that its shareholders approve the Merger (the “Company Recommendation”), and the Company and the Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Recommendation (a “Company Adverse Recommendation”)). Notwithstanding any other provision hereof, the Company shall have the right to postpone or adjourn the Company Shareholders Meeting: (i) by no more than 30 days if on a date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval; or (ii) to the extent additional time is reasonably necessary for the filing and distribution of any supplemental or amended disclosure that the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Law and, to the extent required by Applicable Law, for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting.

(b) Promptly after the date of this Agreement (unless initiated prior thereto) and subject to the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, the Company shall take steps to locate and engage a qualified independent person or entity to serve as an independent fiduciary with respect to the shares of Company Common Stock held in the ESOP. Within a reasonable time prior to the Effective Time, the Company and the independent fiduciary will (i) agree upon a process, which the independent fiduciary will oversee, for the shares of Company Common Stock held by the ESOP to be voted at the Company Shareholders Meeting by the independent fiduciary in accordance with directions provided by each participant or beneficiary in the ESOP with respect to any shares of Company Common Stock allocated to the account of such participant or beneficiary, and (ii) arrange for the independent fiduciary to engage an independent financial advisor to opine that the Merger Consideration to be received by the ESOP is not less than “adequate consideration” as defined in Section 3(18) of ERISA, and the Merger is fair to the ESOP participants and beneficiaries from a financial point of view.

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4.7 Publicity. Parent and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by Applicable Law or the rules of NASDAQ, or with respect to employee meetings, no Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Parent to the content of any communication to the Company’s shareholders.

4.8 No Conduct Inconsistent with this Agreement.

(a) The Company shall not, and shall cause the Company Subsidiaries to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any Person (other than Parent and its subsidiaries) concerning, any proposal, indication or offer, including any proposal, indication or offer from or to the Company’s shareholders, made by any Person or group (as defined under Rule 13(d) of the Exchange Act) other than Parent or its subsidiaries and/or affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any transaction or series of transactions (including any merger, reorganization, share exchange, consolidation, business combination, tender offer, joint venture, partnership, recapitalization, dissolution, liquidation or similar direct or indirect transaction involving the (i) acquisition, license or purchase of assets of the Company and/or the Company Subsidiaries equal to fifteen percent or more of the consolidated assets of the Company and the Company Subsidiaries or to which fifteen percent or more of the Company’s revenues or earnings on a consolidated basis are attributable or (ii) acquisition of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of equity interests representing a fifteen percent or greater economic or voting interest in the Company or tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group (as defined under Rule 13(d) of the Exchange Act) beneficially owning equity interests representing a fifteen percent (in number or voting power) or greater economic or voting interest in the Company (each, an “Acquisition Proposal”), or furnish any non-public information to any Person proposing or seeking an Acquisition Proposal.

(b) Notwithstanding the foregoing, prior to obtaining the Company Shareholder Approval, in the event that the Company Board determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, the Company Board may, in response to an Acquisition Proposal that did not result from a breach of Section 4.8(a) and that constitutes or is reasonably expected to result in a Superior Acquisition Proposal, subject to its compliance with Section 4.8(b), (i) furnish information with respect to the Company or any Company Subsidiary to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement (subject to the requirement that any such information not previously provided to Parent shall be promptly furnished to Parent), (ii) participate in discussions or negotiations regarding such Acquisition Proposal, and/or (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that (A) prior to terminating this Agreement pursuant to this Section 4.8, the Company shall give Parent at least five Business Days’ notice thereof, attaching any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Acquisition Agreement”) relating to such Superior Acquisition Proposal (or, if applicable, the most current draft thereof), which notice need only be given once with respect to any Superior Acquisition Proposal, unless such Superior Acquisition Proposal is modified in any material respect, in which case the five Business Day period referred to herein shall be 48 hours, and (B) if, within such five Business Day period (or where applicable, 48 hour period), Parent makes an offer that the Company Board determines in good faith is more favorable to the shareholders of the Company, from a financial point of view, than such Superior Acquisition Proposal (taking into account, among other things, (I) the terms of such offer and (II) such legal, financial, regulatory, timing and other aspects of such offer which the Company Board deems relevant), and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, the Company’s notice of termination with respect to such Superior Acquisition Proposal shall be deemed to be rescinded and of no further force and effect and, if the Company or any Company Subsidiary has entered into an Alternative Acquisition Agreement, it shall promptly terminate such agreement (it being agreed that the Company will cause any Alternative Acquisition Agreement entered into prior to the expiration of such five Business Day period (or where applicable 48 hour period) to include a provision permitting such termination). A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which the Company Board determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to the Company’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.

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(c) In addition to the obligations of the Company set forth in Section 4.8(a) and Section 4.8(b), the Company shall immediately advise Parent orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. The Company shall keep Parent informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

(d) The Company shall, and shall cause each of its officers, directors, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors and other representatives (the “Representatives”) of the Company and the Company Subsidiaries to, cease immediately and cause to be immediately terminated all soliciting activities, discussions and negotiations and access to nonpublic information with, to or by any Person (other than Parent) regarding any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Except as expressly permitted pursuant to Section 4.8(b), the Company shall not, and shall cause its Representatives not to, at any time after the execution hereof, continue or resume any such soliciting activities, discussions, negotiations or access to nonpublic information with, by or to any Person (other than Parent) with which the Company entered into a confidentiality, standstill or similar agreement before the execution and delivery hereof or had discussions or negotiations before the execution and delivery hereof regarding any proposal that constituted, or could reasonably have been expected to lead to, any Acquisition Proposal (any such Persons and their affiliates and Representatives being referred to as “Prior Company Bidders”). The Company shall promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Company Subsidiary in connection with its consideration of any potential Acquisition Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder.

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4.9 Loan Charge-Off; Pre-Closing Loan Review.

(a) The Company shall cause the Bank, prior to the Closing Date, (i) to write off all Loans of the Bank that are required to be written off by the Bank’s regulators or that, in conformity with past practices and policies of the Bank and GAAP, should be written off as Loan losses and (ii) to write down potential Loan losses in conformity with past practices and policies of the Bank and GAAP. Any such write down shall not have any effect on, or be deemed to result in a breach of, the representations and warranties under Section 2.8 made by the Company as of the date of this Agreement and shall not be deemed to result in a Material Adverse Effect on the Company, but shall be taken into account in determining the Consolidated Shareholders’ Equity for purposes of Section 1.4(d); and nothing in this Section 4.9(a) shall require the Company to make any additional provision to the Bank’s reserve for loan losses.

(b) The Company shall cause the Bank to make available to Parent the files maintained by the Bank with respect to, and information regarding the status of, each Loan contained in the Loan portfolio of the Bank, as of a date not more than 15 days prior to the Closing Date.

4.10 Director and Officer Insurance Coverage. Parent agrees to provide each of the directors, officers, members or trustees of the Company and the Company Subsidiaries who continue to hold such positions after the Effective Time substantially the same insurance coverage against personal liability for actions and omissions prior to the Effective Time no less favorable than that which is provided to current directors and officers of Parent and its subsidiary bank. Without limiting the generality of the preceding sentence, on or prior to the Closing Date, Parent shall procure and maintain (so long as the premium or premiums do not exceed 250% of the amount of the aggregate premiums paid by the Company for the current policy term for such purpose, which is referred to herein as the “Maximum Premium”) for the benefit of individuals who were officers, directors, members or trustees of the Company or Company Subsidiaries (but only in their capacity as such) immediately prior to Closing, a tail policy or policies covering a period of six years following the Effective Time and providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance coverages as set forth in the Company’s and the Company Subsidiaries’ current directors’ and officers’ liability and other professional insurance policies in effect as of the Closing. If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Company will obtain, and Parent will cause the Surviving Company to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. Notwithstanding anything to the contrary herein, and regardless of the purchase of insurance coverage under this Section 4.10, Parent acknowledges and agrees that, after Closing, individuals who were officers, directors, members or trustees of the Company and the Company Subsidiaries prior to Closing shall be held harmless and continue to be entitled to exculpation, indemnification and advancement of expenses for acts and omissions occurring prior to Closing, to the extent of any exculpation, indemnification or advancement of expenses provided to such individuals on the date hereof under the Applicable Law where the Company or the Company Subsidiaries are chartered or organized, and under the organization documents of the Company or the Company Subsidiaries, as applicable. The obligations of Parent under this Section 4.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any of the officers, directors, members or trustees of the Company and the Company Subsidiaries prior to Closing to whom this Section 4.10 applies without the consent of such affected person (it being expressly agreed that the officers, directors, members or trustees of the Company and the Company Subsidiaries prior to Closing to whom this Section 4.10 applies shall be third party beneficiaries of this Section 4.10, each of whom may enforce the provisions of this Section 4.10).

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4.11 Interim Financial Statements. Prior to the Closing Date, the Company shall deliver to Parent a monthly balance sheet, income statement and statement of shareholder’s equity of the Company and each Company Subsidiary as of the end of each month as promptly as practicable after they become available. Such monthly financial statements shall be prepared consistent with past practice and in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Financial Statements.

4.12 Dissent Process. The Company will give Parent prompt notice of any demands for appraisal for any shares of Company Common Stock, any attempted withdrawals of such demands and any other notice given or instrument served relating to the exercise of dissenters’ rights granted under the IBCA. Parent will have the right to participate in all negotiations and proceedings relating thereto, except as otherwise required by law. The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Parent’s prior written consent.

4.13 Section 368(a) Reorganization.

(a) The Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). From and after the date of this Agreement and until the Effective Time, each of the Company shall use its commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Parties will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Parties agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby if such steps are necessary or advisable to qualify the transaction contemplated hereby as a reorganization in accordance with Section 368(a) of the Code; provided, however, that nothing in this Section 4.13 shall be deemed to require the Parties to take any steps that will increase the Merger Consideration.

(b) Following the Effective Time, the Parties shall not knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.14 Notice of Certain Events. During the term of this Agreement, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would reasonably be expected to result in any of the conditions set forth in ARTICLE VI or ARTICLE VII, as applicable, not being satisfied, then such Party shall promptly give detailed written notice thereof to the other Party.

4.15 Reasonable and Diligent Efforts. The Parties shall use their respective commercially reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. No Party will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Section 6.4 or Section 7.4) or that would cause any of the representations contained herein to be or become untrue.

4.16 TruPS Assumption. As of the Effective Time and upon the terms and conditions set forth herein: (a) Parent will assume and discharge all of the Company’s covenants, agreements and obligations under and relating to the Company’s trust preferred securities listed on Schedule 4.16 (the “Company TRuPs”), including the due and punctual payment of interest on all of the obligations of the Company pursuant to the TruPs Documentation (such transfer and assumption, the “TRuPs Assumption”); (b) Parent will cause the Trust Subsidiary to discharge its obligations with respect to the Company TRuPs arising after the Effective Time in accordance with the terms and conditions of the TRuPs Documentation and the TRuPs Assumption; and (c) Parent and the Company shall execute and deliver, or cause to be delivered, one or more supplemental indentures, in a form satisfactory to the applicable trustee, and any other required instruments, as applicable, to effectuate the TRuPs Assumption, whereby the Company shall assign, and Parent shall assume, all of the Company’s covenants, agreements and obligations under the TRuPs Documentation, signed by a duly authorized officer of the Company or Parent, as applicable, and any and all other documentation and consents, including opinions of counsel, required to make such assumptions effective.

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4.17 Secured Indebtedness Assumption.

(a) Subject to Section 4.17(b), at the Closing Parent shall assume and agree to pay, perform and discharge when due all indebtedness, obligations and liabilities of the Company evidenced by, secured by, or otherwise relating to the Loan Documents listed on Schedule 4.17 (the “Assumed Secured Indebtedness”). For purposes of this Section, “Loan Documents” means, collectively, all promissory notes, credit agreements, security agreements, mortgages, deeds of trust, pledge agreements, guaranties, side letters, forbearance agreements, amendments, and other similar documents.

(b) The obligation of Parent to assume any portion of the Assumed Secured Indebtedness is subject to the receipt at or prior to the Closing of duly executed assumption, amendment and/or consent agreements in form and substance reasonably satisfactory to Parent (the “Lender Documents”). The Company and Parent shall use commercially reasonable efforts to obtain such Lender Documents prior to Closing.

4.18 Shareholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against the Company or Parent, as applicable, or any of their respective directors or officers relating to the transactions contemplated by this Agreement.

4.19 Section 16 Matters. Before the Effective Time, Parent shall cause any acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.20 Stock Exchange Listing. To the extent required, Parent shall file with NASDAQ a notification form for the listing of all shares of Parent Common Stock included in the Merger Consideration.

4.21 Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock (in the event the Company is permitted to pay any such dividend pursuant to Section 4.1) and the record dates and payment dates relating thereto, it being the intention of the Parties hereto that in the quarterly period in which the Closing Date occurs, holders of Company Common Stock shall either receive dividends prior to the Closing Date with respect to their shares of Company Common Stock or receive dividends following the Closing Date with respect to the shares of Parent Common Stock that such holders receive in the Merger but such holders of Company Common Stock shall not receive two dividends in any period with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

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4.22 Takeover Statutes. No Party shall take any action that would cause any anti-takeover statute to become applicable to this Agreement, the Voting Agreement, or any of the transactions contemplated hereby or thereby, and each party shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable anti-takeover statute now or hereafter in effect. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Applicable Law is or may become applicable to the Merger, the Parties shall use their respective commercially reasonable efforts to take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable pursuant to the terms of this Agreement, and otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Applicable Law on the Merger and the transactions contemplated hereby.

4.23 Termination of the ESOP. The Company shall cause the Board of Directors of the Company to adopt resolutions and an amendment to the ESOP providing (a) that the term “Company Stock” as used therein shall include shares of Parent Common Stock received by the ESOP as part of the Merger Consideration, (b) that distributions of any shares of Parent Common Stock held in a participant’s account under the ESOP may only be in the form of an “in kind” distribution, subject to Applicable Law, and (c) for the termination of the ESOP on a date that is no later than the Closing Date. The Company shall file an application with the IRS on or as soon as administratively practicable following the Closing Date that requests a favorable determination letter on the ESOP relating to its termination; provided Parent shall reasonably cooperate with the Company and the ESOP fiduciary in effecting the ESOP termination and preparing the IRS determination letter for the ESOP, including providing information and executing documents reasonably requested.

ARTICLE V
EMPLOYEE BENEFIT MATTERS

5.1 Benefit Plans.

(a) Effective as of the Closing Date, and in the discretion of Parent, each full-time Employee shall either continue under the Company Benefit Plans or become eligible for and entitled to participate in Parent’s or Parent Bank’s benefit plans on the same terms and subject to the same conditions as all other similarly-situated employees of Parent and its subsidiaries. To the extent Employees participate in any Parent or Parent Bank benefit plans, Parent shall make, or cause Parent Bank to make, commercially reasonable efforts to ensure that Employees shall be given credit for amounts paid under a corresponding Company Benefit Plan during the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Parent benefit plan for the plan year in which the Closing occurs. Parent shall use, and cause Parent Bank to use, its commercially reasonable efforts to cause any pre-existing condition limitations (as administered in accordance with Applicable Law) under Parent’s and Parent Bank’s medical benefit plans to be waived to the extent such conditions have been waived under the Company’s health insurance plans. For purposes of determining eligibility to participate in and, where applicable, vesting under any of Parent’s or Parent Bank’s applicable benefit plans or policies, each Employee shall receive past service credit for his or her prior employment with the Company or Company Subsidiary as if such Employee had then been employed by Parent or Parent Bank. Parent and Parent Bank reserve the right to change or terminate their employee benefit plans at any time, provided that such changes or termination apply to all similarly situated employees of Parent and Parent Bank and do not target Employees.

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(b) Any Employee who has or is party to any employment agreement, severance agreement, change in control agreement, phantom stock agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (any such payment, a “Transaction Payment”) will receive the Transaction Payment from the Company to the extent it is required to be paid under such agreement, provided that, on or before the Closing, to the extent consistent with the terms of the agreement under which the Transaction Payment is provided, the Company will use commercially reasonable efforts to ensure that in the event that the amounts of the Transaction Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts of the Transaction Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. The Company shall provide Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(c) The Company shall take (or cause to be taken), all actions necessary or appropriate to terminate, effective as of the day immediately preceding the Closing Date, and subject to the Closing occurring, the Company Benefit Plans set forth on Schedule 5.1(c). The Company shall deliver to Parent, at least five Business Days prior to the Closing Date, evidence that the Company Board has taken, or will take prior to the Closing Date, the necessary corporate action to terminate such Company Benefit Plans (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld), effective no later than the date required by this Section 5.1(c), and where necessary such termination action shall provide for settlement and distribution of benefits in accordance with the provisions of Treasury regulation Section 1.409A-3(j)(4)(ix)(B).

(d) Following the Effective Time, Parent or the applicable subsidiary of Parent shall cause the Employees to be covered by a severance plan, pursuant to which plan any Employees who incur a qualifying involuntary termination of employment within twelve months after the Closing Date will receive severance pay in accordance with the severance pay schedule set forth on Schedule 5.1(d). Notwithstanding the foregoing, no Employee eligible to receive severance benefits under an employment or other agreement shall be entitled to participate in the severance policy described in this Section 5.1(d) (other than an Employee that would be entitled to a greater severance benefit under Section 5.1(d) than such agreement, who shall receive the greater of the two severance benefits). In connection with the foregoing, the Employees eligible to participate in the severance policy described in this Section 5.1(d) shall receive service credit for years of continuous service with the Company or any Company Subsidiary for purposes of determining the amount of any severance pay under such policy.

(e) No provision of this Agreement is intended to, or does: (i) limit the ability of Company or Company Subsidiary to amend, modify, terminate, or adopt any benefit or compensation plan, program, policy, contract, agreement or arrangement, (ii) confer on any Person any right to employment or service or continued employment or service or any term or condition of employment or service, or (iii) limit Company or Company Subsidiary right to terminate the employment or service of any Person, including any Employee, at any time and for any or no reason.

5.2 No Rights or Remedies. Nothing in this ARTICLE V shall confer upon any Employee or his or her legal Representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.

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ARTICLE VI
CONDITIONS PRECEDENT TO
OBLIGATIONS OF PARENT AND MERGER SUB

Unless waived by Parent and Merger Sub, Parent and Merger Sub’s obligation to consummate the Merger is subject to the fulfillment, on or before the Closing, of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than Section 2.1(a), Section 2.3(a) and Section 2.4(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (ii) the representations and warranties the Company set forth in Section 2.1(a), Section 2.3(a) and Section 2.4(a) shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.

6.2 Performance of Agreements. The Company shall have performed in all material respects all covenants and agreements herein required to be performed by the Company on or before the Effective Time.

6.3 Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Section 6.1 and Section 6.2 have been satisfied.

6.4 Regulatory and Other Approvals. Parent shall have obtained the approval of all appropriate Governmental Authorities of the transactions contemplated by this Agreement and the Merger (other than the Bank Merger) (the “Requisite Regulatory Approvals”), and all required regulatory waiting periods shall have expired.

6.5 Approval of Merger and Delivery of Articles of Merger. The Company Shareholder Approval shall have been obtained, and the proper officers of the Company shall have executed and delivered to Parent the Articles of Merger, in form suitable for filing with the ISOS, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

6.6 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

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6.7 No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall have been no Material Adverse Effect with respect to the Company and the Company Subsidiaries, taken as a whole.

6.8 Tax Opinion. Parent shall have received a written opinion of ArentFox Schiff LLP, tax counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (b) each of the Company and Parent will be a party to such reorganization within the meaning of Section 368(b) of the Code. The tax opinion shall be based on customary assumptions and supported by one or more fact certificates or affidavits from Parent and the Company in such form and content as may be reasonably requested by counsel to Parent.

6.9 Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Parent Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

6.10 Closing Balance Sheet. Prior to the Closing Date, the Company shall deliver to Parent a consolidated balance sheet for the Company and the Company Subsidiaries as of the last day of the month preceding the Closing Date, or as of three Business Days prior to the Closing Date if the Closing Date is a day that is more than three Business days following the last day of the preceding month, prepared in conformity with past practices and policies of the Company and the Company Subsidiaries, and in accordance with GAAP applied on a basis consistent with the preparation of the Interim Financial Statements (the “Closing Balance Sheet”), together with a calculation of the Consolidated Shareholders’ Equity. Parent shall have an opportunity to review and comment on the Closing Balance Sheet prior to the Closing Date.

6.11 Consents. The Company shall have obtained or caused to be obtained (a) all written consents required under Section 2.5, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement, in each case where failure to obtain such consents, permissions and approvals required in (a) or (b) would have a Material Adverse Effect on the Company or Parent’s rights under this Agreement.

6.12 FIRPTA Certificate. The Company shall have delivered to Parent a properly executed statement that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE COMPANY

Unless waived by the Company, the Company’s obligation to consummate the Merger is subject to the fulfillment, on or before the Closing, of each of the following conditions:

7.1 Representations and Warranties; Performance of Agreements. The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than Section 3.1(a), Section 3.2 and Section 3.3) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 3.1(a), Section 3.2 and Section 3.3(a) shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.

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7.2 Performance of Agreements. Parent and Merger Sub, respectively, shall have performed in all material respects all agreements herein required to be performed by Parent or Merger Sub on or before the Effective Time.

7.3 Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of Parent by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied.

7.4 Regulatory and Other Approvals. Parent shall have obtained all Requisite Regulatory Approvals, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

7.5 Approval of Merger and Delivery of Articles of Merger. The Company Shareholder Approval shall have been obtained, and the proper officers of Parent shall have executed and delivered to the Company the Articles of Merger, in form suitable for filing with the ISOS, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

7.6 No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

7.7 No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Material Adverse Effect on Parent.

7.8 Tax Opinion . The Company shall have received a written opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax advisor to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (b) each of the Company and Parent will be a party to such reorganization within the meaning of Section 368(b) of the Code. The tax opinion shall be based on customary assumptions and supported by one or more fact certificates or affidavits from Parent and the Company in such form and content as may be reasonably requested by counsel to the Company.

7.9 Effectiveness of the Registration Statement . The Registration Statement shall have become effective with respect to the shares of Parent Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

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ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Parent Board or the Company Board, notwithstanding obtaining the Company Shareholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company:

(i) if any Governmental Authority of competent jurisdiction shall have denied any Requisite Regulatory Approval or issued a final nonappealable order that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, or if any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Governmental Authority, unless, in each case, the failure to obtain a Requisite Regulatory Approval shall be the result of the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(ii) if the Effective Time shall not have occurred on or before August 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

(iii) if the Company Shareholder Approval is not obtained at the Company Shareholders Meeting; or

(iv) if any state or federal law, rule or regulation is adopted or issued that has become effective and that has the effect of prohibiting the Merger;

(c) by the Company:

(i) if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of Parent herein are or become untrue or inaccurate such that the condition set forth in Section 7.1 would not be satisfied, or (B) there has been a breach on the part of Parent of any of its covenants or agreements herein such that the condition set forth in Section 7.2 would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of (I) two Business Days prior to the Outside Date and (II) the date thirty Business Days after notice to Parent; or

(ii) under the circumstances and to the extent permitted, and subject to the terms and conditions of, Section 4.8 and provided the Termination Fee referenced in Section 8.2(a) shall have been paid by the Company to Parent; or

(iii) if, at any time during the five Business Day period commencing on the Determination Date, each of the following conditions is satisfied: (A) the Parent Market Value on the Determination Date is less than $29.15; and (B) (I) the number obtained by dividing (x) the Parent Market Value on the Determination Date, by (y) the Initial Parent Market Value, is less than (II) the number obtained by subtracting 0.20 from the Index Ratio; subject to the following four sentences. Any such termination shall be effective on the fifteenth Business Day following the Determination Date; subject to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 8.1(c)(iii), it shall give prompt written notice thereof to Parent. During the five Business Day period commencing with its receipt of such notice, Parent shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of Initial Parent Market Value, the Exchange Ratio, and the Index Ratio minus 0.20, and the denominator of which is equal to the Parent Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Parent Market Value by the Parent Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio and 0.80. If within such five Business Day period, Parent delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.1(c)(iii), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). For purposes of clarification, the adjustments to the Exchange Ratio contemplated by Section 1.4(d) of this Agreement shall be calculated and applied subsequent to any adjustment to the Exchange Ratio pursuant to this Section 8.1(c)(iii). If Parent or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(c)(iii).

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For purposes of this Agreement, the following terms shall have the following meanings:

“Determination Date” means the fifteenth Business Day preceding the Closing Date.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date, subject to adjustment pursuant to the last sentence of Section 8.1(c)(iii).

“Index” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the execution of this Agreement.

“Initial Parent Market Value” means $36.44.

“Parent Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Parent Common Stock as reported on the Nasdaq Global Select Market for the ten consecutive trading days immediately preceding such specified date.

(d) by Parent:

(i) if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 6.1 would not be satisfied, or (B) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 6.2 would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of (I) two Business Days prior to the Outside Date and (II) the date thirty Business Days after notice to the Company; or

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(ii) prior to the Company Shareholders Meeting, if (A) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation, (B) the Company Board shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal or any Superior Acquisition Proposal other than this Agreement, and/or permitted the Company to enter into an Alternative Acquisition Agreement, or (C) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or its affiliates) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies a recommendation of rejection) of such offer; or if the Company shall have failed to call the Company Shareholders Meeting in accordance with Section 4.6(a) or shall have failed to deliver the Proxy Statement and the Registration Statement in accordance with Section 4.5 in material breach of such Sections and such failure shall not be due to any material breach by Parent of its obligations under Section 4.5.

8.2 Effect of Termination.

(a) Notwithstanding any provision of this Agreement to the contrary, if:

(i) (A) this Agreement is validly terminated pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(d)(i) (following in any such case a breach of Section 4.8 by the Company), (B) following the execution and delivery of this Agreement and in the case of a termination pursuant to Section 8.1(b)(ii) or Section 8.1(d)(i), prior to such termination, and in the case of a termination pursuant to Section 8.1(b)(iii), prior to the Company Shareholders Meeting, any bona fide Acquisition Proposal (substituting fifty percent for the fifteen percent thresholds set forth in the definition of “Acquisition Proposal”) (a “Qualifying Transaction”) shall have been communicated to the Company or a member of the Company Board (whether or not publicly disclosed) and not withdrawn or otherwise abandoned (and, if publicly disclosed, not publicly withdrawn or otherwise abandoned) and (C) within twelve months following the termination of this Agreement pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(d)(i), as applicable, such Qualifying Transaction is consummated; or

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii); then in any such event the Company shall pay to Parent (or a Person designated in writing by Parent) by wire transfer of same-day funds a fee equal to the Termination Fee. “Termination Fee” shall mean an amount equal to $3,625,000.00. Such payment shall be made, in the case of a termination referenced in clause (i) above, upon the consummation of any Qualifying Transaction, or in the case of a termination referenced in clause (ii) above, concurrently with the termination of this Agreement by the Company pursuant to Section 8.1(c)(ii) or within two Business Days after termination of this Agreement by Parent pursuant to Section 8.1(d)(ii). For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion or for any circumstances other than as described in this Section 8.2(a)(ii).

(b) Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant Section 8.2(a), Parent’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 8.2(a), and upon payment in full of such amount, none of Parent or any of its affiliates nor any other Person shall have any rights or claims against the Company or any of its affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, if the Company fails promptly to pay Parent any amounts due under this Section 8.2, the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of The Northern Trust Company in effect from time to time from the date such fee or obligation was required to be paid until the date of actual payment.

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(c) The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

(d) There shall be deducted from any payments made pursuant to this Section 8.2 such amounts as may be required to be withheld therefrom under the Code or under any provision of U.S. state or local tax law.

The Party seeking to terminate this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected. Except as otherwise provided in this ARTICLE VIII, any valid termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall be effective immediately upon the delivery of notice of the terminating Party to the other Parties hereto. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) Section 4.3(b), Section 8.2, and ARTICLE IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, but subject to Section 8.2(b), neither Parent or the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

ARTICLE IX
GENERAL

9.1 Confidential Information. The Parties each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each Party will keep in strict confidence and either return or destroy (and certify in writing as to such destruction) all documents containing any non-public information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of the other Parties either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or Governmental Authorities or to the extent that retention of such documents is required by Applicable Law, rules or regulations governing record retention.

9.2 Non-Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Notwithstanding the foregoing, Parent may assign its rights hereunder to another wholly owned subsidiary of Parent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

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9.3 Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in Person, (b) the third (3rd) Business Day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first Business Day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by electronic mail, upon receipt, in each case addressed as follows or at such other address as provided by a Party to the other Parties in accordance with these procedures:

(i)	If to the Company or the Bank, addressed to:

Two Rivers Financial Group, Inc.

222 N. Main St.

Burlington, IA 52601

Email: fdelaney@trfgia.com

Attention: Frank Delaney

with a copy to:

Dickinson, Bradshaw, Fowler & Hagen

801 Grand Avenue, Suite 3700

Des Moines, Iowa 50309

Email: hhagen@dickinsonbradshaw.com and aplummer@dickinsonbradshaw.com

Attention: Howard Hagen and Amy Plummer

and

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

Email: abdul.mitha@bfkn.com

Attention: Abdul R. Mitha

(ii) If to Parent or Merger Sub, addressed to:

First Mid Bancshares, Inc.

1421 Charleston Avenue

Mattoon, Illinois 61938

Email: JDively@firstmid.com

Attention: Joseph R. Dively

with a copy to:

ArentFox Schiff LLP

233 S. Wacker Drive, Suite 7100

Chicago, Illinois 60606-6473

Email: matt.galo@afslaw.com

Attention: Matt Galo

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9.4 Knowledge. References in this Agreement to the “Knowledge” of a party shall mean: (a) with respect to a natural Person, the actual knowledge of such Person after his or her reasonable investigation into the subject matter at issue; (b) with respect to the Company and the Company Subsidiaries, the actual knowledge of those individuals listed on Schedule 9.4(b) after their reasonable investigation into the subject matter at issue, and (c) with respect to Parent, the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Parent after their reasonable investigation into the subject matter at issue.

9.5 Interpretation and Definitions. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other entities and vice versa. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means (a) the ownership of more than 10% of the voting securities or other voting interest of any Person (including attribution from related parties) or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto. For purposes of the foregoing, for all periods prior to the Closing, neither Parent, on the one hand, nor the Company or the Company Subsidiaries, on the other hand, will be treated as an Affiliate of the other.

9.6 Entire Agreement. This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement, set forth the entire understanding of the Parties and supersedes all prior agreements, arrangements, and communications, whether oral or written. This Agreement shall not be modified or amended other than by written agreement of the Parties. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

9.7 Extension; Waiver. At any time before the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. For any matter under this Agreement requiring the consent or approval of any Party, such consent or approval shall be valid and binding on a Party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such Party.

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9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without giving effect to the conflicts of laws principles thereof. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any Iowa state court located in Des Moines County, Iowa or, in connection with any matter requiring Federal court jurisdiction, any Federal court located in the Southern District of Iowa (or any court with appellate jurisdiction therefrom) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any Iowa state court located in Des Moines County, Iowa or any Federal located in the Southern District of Iowa and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.

9.9 Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.10 Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.

9.11 Specific Performance

. The Parties acknowledge that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and accordingly agree that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or remedy breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

9.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

9.13 No Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

** Signature Page Follows **

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have each executed this Agreement and Plan of Merger as of the day and year first written above.

FIRST MID BANCHARES, INC.

By: /s/ Joseph R. Dively
Name: Joseph R. Dively
Title: Chairman and Chief Executive Officer

STAR SUB LLC

By: /s/ Joseph R. Dively
Name: Joseph R. Dively
Title: President

TWO RIVERS FINANCIAL GROUP, INC.

By: /s/ Frank J. Delaney
Name: Frank J. Delaney
Title: Chair and Interim Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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EXHIBIT A

FORM OF VOTING AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the ____ day of ____________, 2025, by and between the undersigned shareholders (each, a “Shareholder,” and collectively, the “Shareholders”) of Two Rivers Financial Group, Inc., an Iowa corporation (the “Company”), and First Mid Bancshares, Inc., a Delaware corporation (“Parent”).

Witnesseth:

Whereas, the Company and Parent, together with Parent’s wholly-owned subsidiary [merger sub], have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement);

Whereas, it is a condition precedent to Parent entering into the Merger Agreement that each of the Shareholders have executed and delivered this Agreement, solely in their capacities as shareholders of the Company; and

Whereas, each Shareholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Common Shares”) set forth opposite such Shareholder’s name on Schedule 1 attached hereto and has agreed to vote such Shareholder’s Company Common Shares pursuant to the terms set forth in this Agreement.

Now, Therefore, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Shareholders and Parent hereby agree as follows:

Section 1. Voting of Shares. Each Shareholder hereby agrees that at any meeting of the shareholders of the Company and in any action by written consent of the shareholders of the Company, such Shareholder shall vote the Company Common Shares which such Shareholder owns and is entitled to vote (a) in favor of the transactions contemplated by the Merger Agreement, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, and (c) against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent a Shareholder who may also serve as a director of the Company from discharging his or her fiduciary duties to the Company. Each Shareholder agrees that the Company shall be authorized to include in any proxy or material transmitted to shareholders of the Company or of Parent, a statement to the effect that the Shareholder is a party to this Agreement and has committed to vote in favor of the transactions as set forth in this Section 1.

Section 2. Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with its terms, which includes termination in the event the Company Board determines that its fiduciary duties require it to accept an unsolicited Acquisition Proposal from a third party pursuant to Section 4.8 of the Merger Agreement, or (c) October 31, 2026.

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Section 3. Covenants of Shareholders. Each Shareholder agrees not to: except to the extent contained in this Agreement, grant any proxies, deposit any Company Common Shares into a voting trust or enter into a voting agreement with respect to any Company Common Shares; or without the prior written approval of Parent, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving the Company.

Section 4. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Parent as follows: (a) such Shareholder has beneficial ownership of, and is entitled to vote in accordance with such Shareholder’s commitments under this Agreement, the number of Company Common Shares set forth opposite his or her name on Schedule 1 hereto, and does not own or have any right to acquire any Company Common Shares not listed on Schedule 1; (b) such Shareholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Shareholder is a party or is subject; and this Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms; (c) such Shareholder’s Company Common Shares listed as owned on Schedule 1 hereto are now and, until the termination of this Agreement, will remain owned by such Shareholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Parent and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement); and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Shareholder’s Company Common Shares. Notwithstanding this representation, no Shareholder shall be prevented by this Agreement from the following transfers of Company Common Shares: (w) transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (x) transfers for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (z) as Parent may otherwise agree in writing.

Section 5. Representations and Warranties of Parent. Parent has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Parent is a party or is subject; and this Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding agreement of Parent, enforceable in accordance with its terms.

Section 6. Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder.

Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Shareholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Parent shall be entitled to injunctive relief to prevent breaches of this Agreement by the Shareholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Parent is entitled at law or in equity.

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Section 8. Further Assurances. Each Shareholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 9. Entire Agreement and Amendment. (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.

(b) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 10. Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third (3rd) Business Day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first Business Day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by electronic mail, upon receipt, in each case addressed to the applicable address set forth herein for Parent or on Schedule 1 for each of the Shareholders.

Section 11. General Provisions. This Agreement shall be governed by the laws of the State of Iowa. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.

[Signature Page Follows]

59

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST MID BANCSHARES, INC., a Delaware corporation:

By:

Its:

Address for Notices:

FIRST MID BANCSHARES, INC.

[_____________]

[_____________]

Email:	[_____________]
Attention:	[_____________]

with a copy to:

ArentFox Schiff LLP

233 S. Wacker Drive, Suite 7100

Chicago, Illinois 60606

E-mail:	matt.galo@afslaw.com
Attention:	Matt Galo, Esq.

[Signature Page to Voting Agreement]

60

Shareholders:

Signature:	Printed Name:

[Signature Page to Voting Agreement]

61

Schedule 1

Name, Address and E-mail Address of Shareholder	Number of Company Common Shares Owned by Shareholder
TOTAL

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EXHIBIT B

FORM OF BANK MERGER AGREEMENT

PLAN OF MERGER
BY AND BETWEEN
FIRST MID BANK & TRUST, N.A.
AND
TWO RIVERS BANK & TRUST

This Plan of Bank Merger (the “Plan”) is made and entered into as of the ____ day of _________, 2026, by and between First Mid Bank & Trust, N.A., a bank organized under the laws of the United States of America and located in Mattoon, Illinois (“Parent Bank”), and Two Rivers Bank & Trust, a bank organized under the laws of the State of Iowa and located in Burlington, Iowa (“Bank”).

W I T N E S S E T H:

WHEREAS, First Mid Bancshares, Inc. (“Parent”), Star Sub LLC (“Merger Sub”), and Two Rivers Financial Group, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Agreement”) dated [________], 2025, pursuant to which the Company merged with and into Merger Sub on [_________], 2026 (the “Company Merger”), and immediately following and functionally simultaneous with the Company Merger, Merger Sub merged or dissolved into Parent (collectively, the “Merger”);

WHEREAS, pursuant to the Agreement and the terms of this Plan, Bank will merge with and into Parent Bank (the “Bank Merger”);

NOW, THEREFORE, in consideration of the above premises and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

1. Merger. Pursuant to the provisions of Subchapter XIV of the Iowa Banking Act and Section 215a of the National Bank Act, Bank shall be merged with and into Parent Bank. Parent Bank shall be the survivor of the Bank Merger (the “Resulting Bank”), and shall operate with the name “Parent Bank” as a bank organized under the laws of the United States. The Resulting Bank shall be liable for all liabilities of Bank in accordance with the provisions of 12 USC 215a(a)(4).

2. Effective Date of the Merger. The Bank Merger shall become effective on the date that Articles of Merger reflecting the Bank Merger become effective with the Office of the Comptroller of the Currency (the “Effective Date”).

3. Location, Articles and Bylaws and Directors and Executive Officers of the Resulting Bank. On the Effective Date of the Bank Merger:

(a) The main office of the Resulting Bank shall be located at the main office of Parent Bank immediately prior to the Effective Date.

(b) The Articles of Association of the Resulting Bank shall be the Articles of Association of Parent Bank in effect immediately prior to the Effective Date. The Bylaws of the Resulting Bank shall be the Bylaws of Parent Bank in effect immediately prior to the Effective Date of the Merger.

(c) From and after the Effective Date, the executive officers of the Resulting Bank shall be the executive officers of Parent Bank immediately prior to the Effective Date of the Merger. From and after the Effective Date, the directors of the Resulting Bank shall be the directors of Parent Bank immediately prior to the Effective Date of the Merger. Such directors and executive officers shall serve until their resignation, removal or until their successors shall have been elected or appointed and shall have been qualified in accordance with Articles of Association and Bylaws of Parent Bank.

4. Manner of Converting Shares.

(a) By virtue of the Bank Merger, automatically and without any action on the part of the holder thereof, each of the shares of Bank common stock issued and outstanding immediately prior to the Effective Date shall be cancelled and retired at the Effective Date, and no consideration shall be issued in exchange therefor.

(b) Upon and after the Effective Date, each issued and outstanding share of Parent Bank common stock shall remain unchanged and shall continue to evidence the same number of shares of Parent Bank common stock.

5. Conditions Precedent to Consummation. Consummation of the Bank Merger herein provided for is conditioned upon (a) receipt of all necessary consents to the Bank Merger from applicable regulatory authorities, (b) approval of the Plan by Parent, as sole shareholder of Bank following the Merger, (c) approval of the Plan by Parent, as sole shareholder of Parent Bank, and (d) closing of the Merger of the Company and Parent.

6. Termination. This Plan may be terminated by the mutual consent of the parties at any time prior to the Effective Date. The Plan shall also be terminated automatically in the event the Agreement is terminated pursuant to the provisions of Article VIII thereof.

7. Counterparts, Headings, Governing Law. This Plan may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The title of this Plan and the headings herein are for convenience or reference only and shall not be deemed a part of this Plan. This Plan shall be governed by and construed in accordance with the laws of the State of Iowa and the National Bank Act.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers and their seals to be affixed hereto, all as of the day and year first above written.

FIRST MID BANK & TRUST, N.A.

[BANK SEAL] By:

Name:

Title:

ATTEST:

________________________

Secretary

[Signature Page to Bank Plan of Merger]

TWO RIVERS BANK & TRUST

[BANK SEAL] By:

Name:

Title:

ATTEST:

________________________

Secretary

[Signature Page to Bank Plan of Merger]

Appendix B – Dissenters’ Rights

SUBCHAPTER XIII APPRAISAL RIGHTS

PART 1

RIGHT TO APPRAISAL AND
PAYMENT FOR SHARES

490.1301 Subchapter definitions.

As used in this subchapter:

1.          “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of section 490.1302, subsection 2, paragraph “d”, a person is deemed to be an affiliate of its senior executives.

2.          “Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 490.1322 through 490.1331, “corporation” includes the survivor of a merger.

3.          “Fair value” means the value of the corporation’s shares determined according to the following:

a.             Immediately before the effectiveness of the corporate action to which the shareholder objects.

b.             Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal.

c.             Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles of incorporation pursuant to section 490.1302, subsection 1, paragraph “d”.

4.          “Interest” means interest from the date the corporate action becomes effective until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

5.          “Interested transaction” means a corporate action described in section 490.1302, subsection 1, other than a merger pursuant to section 490.1105, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this subsection:

a.             “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

b.             “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

c.             “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action was or had any of the following:

(1)          Was the beneficial owner of twenty percent or more of the voting power of the corporation, other than as owner of excluded shares.

(2)          Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

(3)          Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

(a)          Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

(b)          Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 490.862.

(c)          In the case of a director of the corporation who will, in the corporate action, become a director or governor of the acquiror or any of its affiliates, rights, and benefits as a director or governor that are provided on the same basis as those afforded by the acquiror generally to other directors or governors of such entity or such affiliate.

6.          “Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

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7.          “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and any individual in charge of a principal business unit or function.

8.          “Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

89 Acts, ch 288, §131; 2000 Acts, ch 1211, §2; 2002 Acts, ch 1154, §78, 125; 2012 Acts, ch

1023, §157; 2013 Acts, ch 31, §50, 82; 2014 Acts, ch 1001, §1; 2019 Acts, ch 24, §104; 2021

Acts, ch 165, §158, 230

B-2

490.1302 Right to appraisal.

1.     A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

a.      Consummation of a merger to which the corporation is a party if any of the following apply:

(1)     Shareholder approval is required for the merger by section 490.1104 or would be required but for the provisions of section 490.1104, subsection 10, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

(2)	The corporation is a subsidiary and the merger is governed by section 490.1105.

b.      Consummation of a share exchange to which the corporation is a party the shares of which will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange.

c.      Consummation of a disposition of assets pursuant to section 490.1202 if the shareholder is entitled to vote on the disposition, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if all of the following apply:

(1)     Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in sections 490.1406 and 490.1407, if the distribution is made subject to all of the following:

(a)	Within one year after the shareholders’ approval of the action.

(b)     In accordance with the shareholders’ respective interests determined at the time of distribution.

(2)	The disposition of assets is not an interested transaction.

d.      An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

e.       Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

f.      Consummation of a domestication pursuant to section 490.920 if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the foreign corporation, as the shares held by the shareholder before the domestication.

g.      Consummation of a conversion of the corporation to a nonprofit corporation pursuant to section 490.930.

h.      Consummation of a conversion of the corporation to an unincorporated entity pursuant to section 490.930.

2.     Notwithstanding subsection 1, the availability of appraisal rights under subsection 1, paragraphs “a”, “b”, “c”, “d”, “f”, and “h”, shall be limited in accordance with the following provisions:

a.      Appraisal rights shall not be available for the holders of shares of any class or series of shares which is any of the following:

(1)     A covered security under section 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended.

(2)     Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives and directors, and by any beneficial shareholder and any voting trust beneficial owner owning more than ten percent of such shares.

(3)     Issued by an open-end management investment company registered with the United States securities and exchange commission under the federal Investment Company Act of1940, 15 U.S.C. §80a-1 et seq., and which may be redeemed at the option of the holder at net asset value.

b.	The applicability of paragraph “a” shall be determined according to the following:

(1)     The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights or in the case of an offer made pursuant to section 490.1104, subsection 10, the date of such offer.

(2)     If there is no meeting of shareholders and no offer made pursuant to section 490.1104, subsection 10, the day before the consummation of the corporate action or effective date of the amendment of the articles of incorporation, as applicable.

c.      Paragraph “a” shall not be applicable and appraisal rights shall be available pursuant to subsection 1 under the following circumstances:

(1)     For the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph “a”, at the time the corporate action becomes effective.

(2)     For the holders of any class or series of shares, in the case of the consummation of a disposition of assets pursuant to section 490.1202, unless the cash, shares, or proprietary interests received in the disposition are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders, as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in sections 490.1406 and 490.1407, if the distribution is made subject to all of the following:

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(a)	Within one year after the shareholders’ approval of the action.

(b)     In accordance with the shareholders’ respective interests determined at the time of the distribution.

d.      Paragraph “a” shall not be applicable and appraisal rights shall be available pursuant to subsection 1 for the holders of any class or series of shares where the corporate action is an interested transaction.

3.     Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that the following shall apply:

a.      Except as provided in paragraph “b”, no such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a conversion under section 490.930, or a merger having a similar effect as a conversion in which the converted entity is an eligible entity.

b.      Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment, shall not apply to any corporate action that becomes effective within one year after the effective date of such amendment if such action would otherwise afford appraisal rights.

89 Acts, ch 288, §132; 2002 Acts, ch 1154, §79, 125; 2008 Acts, ch 1162, §122, 155; 2013

Acts, ch 31, §51 – 55, 82; 2013 Acts, ch 140, §72; 2015 Acts, ch 30, §158; 2019 Acts, ch 20, §17;

2021 Acts, ch 165, §159, 230

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490.1303 Assertion of rights by nominees and beneficial shareholders.

1.     A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of a class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

2.     A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder does all of the following:

a.      Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in section 490.1322, subsection 2, paragraph “b”, subparagraph (2).

b.      Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

89 Acts, ch 288, §133; 2002 Acts, ch 1154, §80, 125; 2002 Acts, ch 1175, §91; 2021 Acts, ch

165, §160, 230

490.1304 through 490.1319 Reserved.

PART 2 PROCEDURE FOR EXERCISE OF

APPRAISAL RIGHTS

490.1320 Notice of appraisal rights.

1.     Where any corporate action specified in section 490.1302, subsection 1, is to be submitted to a vote at a shareholders’ meeting, the meeting notice, or where no approval of such action is required pursuant to section 490.1104, subsection 10, the offer made pursuant to that section, must state that the corporation has concluded that appraisal rights are, are not, or may be available under this subchapter. If the corporation concludes that appraisal rights are or may be available, a copy of this subchapter must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

2.     In a merger pursuant to section 490.1105, the parent entity shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within ten days after the corporate action became effective and include the materials described in section 490.1322.

3.     Where any corporate action specified in section 490.1302, subsection 1, is to be approved by written consent of the shareholders pursuant to section 490.704, all of the following apply:

a.      Written notice that appraisal rights are, are not, or may be available shall be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, the notice must be accompanied by a copy of this subchapter.

b.      Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by section 490.704, subsections 5 and 6, may include the materials described in section 490.1322, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this subchapter.

4.     Where corporate action described in section 490.1302, subsection 1, is proposed, or a merger pursuant to section 490.1105 is effected, the notice referred to in subsection 1 or 3, if the corporation concludes that appraisal rights are or may be available, and in subsection 2 must be accompanied by all of the following:

a.      Financial statements of the corporation that issued the shares that may be subject to appraisal, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of the notice, an income statement for that year, and a cashflow statement for that year; provided that, if such financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b.	The latest interim financial statements of such corporation, if any.

5.     The right to receive the information described in subsection 4 may be waived in writing by a shareholder before or after the corporate action.

89 Acts, ch 288, §134; 2002 Acts, ch 1154, §81, 125; 2013 Acts, ch 31, §56, 82; 2016 Acts, ch

1073, §139; 2019 Acts, ch 24, §104; 2021 Acts, ch 165, §161, 230

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490.1321 Notice of intent to demand payment and consequences of voting or consenting.

1.     If a corporate action specified in section 490.1302, subsection 1, is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

a.      Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

b.      Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

2.     If a corporate action specified in section 490.1302, subsection 1, is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares shall not sign a consent in favor of the proposed action with respect to that class or series of shares.

3.     If a corporate action specified in section 490.1302, subsection 1, does not require shareholder approval pursuant to section 490.1104, subsection 10, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do all of the following:

a.      Deliver to the corporation before the shares are purchased pursuant to the offer written notice of the shareholder’s intent to demand payment if the proposed action is effected.

b.      Not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

4.     A shareholder who fails to satisfy the requirements of subsection 1, 2, or 3 is not entitled to payment under this subchapter.

89 Acts, ch 288, §135; 2002 Acts, ch 1154, §82, 125; 2013 Acts, ch 31, §57, 82; 2021 Acts, ch

165, §162, 230

490.1322 Appraisal notice and form.

1.     If a corporate action requiring appraisal rights under section 490.1302, subsection 1, becomes effective, the corporation shall deliver a written appraisal notice and form required by subsection 2, to all shareholders who satisfy the requirements of section 490.1321, subsection 1, 2, or 3. In the case of a merger under section 490.1105, the parent shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

2.     The appraisal notice shall be delivered no earlier than the date the corporate action specified in section 490.1302, subsection 1, became effective, and no later than ten days after such date, and must do all of the following:

a.	Supply a form that does all of the following:

(1)     Specifies the first date of any announcement to shareholders made before the date the corporate action became effective of the principal terms of the proposed corporate action.

(2)     If such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

(3)     Requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction as to the class or series of shares for which appraisal is sought.

b.	State all of the following:
(1)	Where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates must be deposited, which date shall not be earlier than the date by which the corporation must receive the required form under subparagraph (2).

(2)     A date by which the corporation shall receive the form, which date shall not be fewer than forty nor more than sixty days after the date the appraisal notice is sent under subsection 1, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(3)	The corporation’s estimate of the fair value of the shares.

(4)     That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (2) the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(5)     The date by which the notice to withdraw under section 490.1323 shall be received, which date shall be within twenty days after the date specified in subparagraph (2).

c.	Be accompanied by a copy of this subchapter.

89 Acts, ch 288, §136; 91 Acts, ch 211, §8; 2002 Acts, ch 1154, §83, 125; 2013 Acts, ch 31,

§58 – 61, 82; 2019 Acts, ch 24, §104; 2021 Acts, ch 165, §163, 230

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490.1323 Perfection of rights — right to withdraw.

1.     A shareholder who receives notice pursuant to section 490.1322 and who wishes to exercise appraisal rights shall sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (2). In addition, if applicable, the shareholder shall certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to section 490.1322, subsection 2, paragraph “a”, subparagraph (1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 490.1325. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection 2.

2.     A shareholder who has complied with subsection 1 may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (5). A shareholder who fails to so withdraw from the appraisal process shall not thereafter withdraw without the corporation’s written consent.

3.     A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in section 490.1322, subsection 2, shall not be entitled to payment under this subchapter.

89 Acts, ch 288, §137; 2002 Acts, ch 1154, §84, 125; 2003 Acts, ch 44, §86; 2013 Acts, ch 31,

§62, 82; 2019 Acts, ch 24, §104; 2021 Acts, ch 165, §164, 230

490.1324 Payment.

1.     Except as provided in section 490.1325, within thirty days after the form required by section 490.1322, subsection 2, paragraph “b”, subparagraph (2), is due, the corporation shall pay in cash to those shareholders who complied with section 490.1323, subsection 1, the amount the corporation estimates to be the fair value of their shares, plus interest.

2.     The payment to each shareholder pursuant to subsection 1 must be accompanied by all of the following:

a.   (1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and a cash flow statement for that year; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(2) The latest interim financial statements of such corporation, if any.

b.      A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to section 490.1322, subsection 2, paragraph “b”, subparagraph (3).

c.      A statement that shareholders described in subsection 1 have the right to demand further payment under section 490.1326 and that if any such shareholder does not do so within the time period specified in section 490.1326, subsection 2, such shareholder shall be deemed to have accepted the payment under subsection 1 in full satisfaction of the corporation’s obligations under this subchapter.

89 Acts, ch 288, §138; 2002 Acts, ch 1154, §85, 125; 2003 Acts, ch 44, §87; 2013 Acts, ch 31,

§63, 82; 2021 Acts, ch 165, §165, 230

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490.1325 After-acquired shares.

1.     A corporation may elect to withhold payment required by section 490.1324 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to section 490.1322, subsection 2, paragraph “a”.

2.     If the corporation elected to withhold payment under subsection 1, within thirty days after the form required by section 490.1322, subsection 2, paragraph “b”, subparagraph (2), is due, the corporation shall notify all shareholders who are described in subsection 1 regarding all of the following:

a.	Of the information required by section 490.1324, subsection 2, paragraph “a”.

b.      Of the corporation’s estimate of fair value pursuant to section 490.1324, subsection 2, paragraph “b”.

c.      That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 490.1326.

d.      That those shareholders who wish to accept such offer shall so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer.

e.       That those shareholders who do not satisfy the requirements for demanding appraisal under section 490.1326 shall be deemed to have accepted the corporation’s offer.

3.     Within ten days after receiving the shareholder’s acceptance pursuant to subsection 2, paragraph “d”, the corporation shall pay in cash the amount it offered under subsection 2, paragraph “b”, plus interest to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

4.     Within forty days after delivering the notice described in subsection 2, the corporation shall pay in cash the amount it offered to pay under subsection 2, paragraph “b”, plus interest to each shareholder described in subsection 2, paragraph “e”.

89 Acts, ch 288, §139; 91 Acts, ch 211, §9; 2002 Acts, ch 1154, §86, 125; 2013 Acts, ch 31,

§64, 82; 2021 Acts, ch 165, §166, 230

490.1326 Procedure if shareholder dissatisfied with payment or offer.

1.     A shareholder paid pursuant to section 490.1324 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate, less any payment under section 490.1324 plus interest. A shareholder offered payment under section 490.1325 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

2.     A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection 1 within thirty days after receiving the corporation’s payment or offer of payment under section 490.1324 or 490.1325, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

89 Acts, ch 288, §140; 91 Acts, ch 211, §10; 97 Acts, ch 171, §13; 2002 Acts, ch 1154, §87,

125; 2021 Acts, ch 165, §167, 230

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490.1327 and 490.1328 Repealed by 2002 Acts, ch 1154, §123, 125.

490.1329 Reserved.

PART 3 JUDICIAL APPRAISAL

490.1330 Court action.

1.     If a shareholder makes a demand for payment under section 490.1326 which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 490.1326 plus interest.

2.     The corporation shall commence the proceeding in the district court of the county where the corporation’s principal office or, if none, its registered office in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

3.     The corporation shall make all shareholders, regardless of whether they are residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

5.     Each shareholder made a party to the proceeding is entitled to judgment for any of the following:

a.      The amount, if any, by which the court finds the fair value of the shareholder’s shares exceeds the amount paid by the corporation to the shareholder for such shares, plus interest.

b.      The fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 490.1325.

89 Acts, ch 288, §143; 2000 Acts, ch 1211, §1; 2002 Acts, ch 1154, §88, 125; 2014 Acts, ch

1001, §2; 2021 Acts, ch 165, §168, 230

490.1331 Court costs and expenses.

1.     The court in an appraisal proceeding commenced under section 490.1330 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subchapter.

2.     The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable, against any of the following:

a.      The corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of section 490.1320, 490.1322, 490.1324, or 490.1325.

b.      Either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subchapter.

3.     If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

4.     To the extent the corporation fails to make a required payment pursuant to section 490.1324, 490.1325, or 490.1326, the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

89 Acts, ch 288, §144; 2002 Acts, ch 1154, §89, 125; 2013 Acts, ch 31, §65, 82; 2019 Acts, ch

24, §104; 2021 Acts, ch 165, §169, 230

490.1332 through 490.1339 Reserved.

PART 4 OTHER REMEDIES

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490.1340 Other remedies limited.

1.     The legality of a proposed or completed corporate action described in section 490.1302, subsection 1, shall not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

2.     Subsection 1 does not apply to a corporate action that meets any of the following conditions:

a.      Was not authorized and approved in accordance with the applicable provisions of any of the following:

(1)	Subchapter IX, X, XI, or XII.
(2)	The articles of incorporation or bylaws.
(3)	The resolution of the board of directors authorizing the corporate action.

b.      Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

c.      Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in section 490.862 and has been approved by the shareholders in the same manner as is provided in section 490.863 as if the interested transaction were a director’s conflicting interest transaction.

d.      Is approved by less than unanimous consent of the voting shareholders pursuant to section 490.704 if all of the following apply:

(1)     The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten days before the corporate action was effected.

(2)     The proceeding challenging the corporate action is commenced within ten days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

2013 Acts, ch 31, §66, 82; 2019 Acts, ch 24, §104; 2021 Acts, ch 165, §170, 230

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Appendix C – Form of Voting Agreement

FORM OF VOTING AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the ____ day of ____________, 2025, by and between the undersigned shareholders (each, a “Shareholder,” and collectively, the “Shareholders”) of Two Rivers Financial Group, Inc., an Iowa corporation (the “Company”), and First Mid Bancshares, Inc., a Delaware corporation (“Parent”).

Witnesseth:

Whereas, the Company and Parent, together with Parent’s wholly-owned subsidiary [merger sub], have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement);

Whereas, it is a condition precedent to Parent entering into the Merger Agreement that each of the Shareholders have executed and delivered this Agreement, solely in their capacities as shareholders of the Company; and

Whereas, each Shareholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Common Shares”) set forth opposite such Shareholder’s name on Schedule 1 attached hereto and has agreed to vote such Shareholder’s Company Common Shares pursuant to the terms set forth in this Agreement.

Now, Therefore, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Shareholders and Parent hereby agree as follows:

Section 1. Voting of Shares. Each Shareholder hereby agrees that at any meeting of the shareholders of the Company and in any action by written consent of the shareholders of the Company, such Shareholder shall vote the Company Common Shares which such Shareholder owns and is entitled to vote (a) in favor of the transactions contemplated by the Merger Agreement, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, and (c) against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent a Shareholder who may also serve as a director of the Company from discharging his or her fiduciary duties to the Company. Each Shareholder agrees that the Company shall be authorized to include in any proxy or material transmitted to shareholders of the Company or of Parent, a statement to the effect that the Shareholder is a party to this Agreement and has committed to vote in favor of the transactions as set forth in this Section 1.

Section 2. Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with its terms, which includes termination in the event the Company Board determines that its fiduciary duties require it to accept an unsolicited Acquisition Proposal from a third party pursuant to Section 4.8 of the Merger Agreement, or (c) October 31, 2026.

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Section 3. Covenants of Shareholders. Each Shareholder agrees not to: except to the extent contained in this Agreement, grant any proxies, deposit any Company Common Shares into a voting trust or enter into a voting agreement with respect to any Company Common Shares; or without the prior written approval of Parent, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving the Company.

Section 4. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Parent as follows: (a) such Shareholder has beneficial ownership of, and is entitled to vote in accordance with such Shareholder’s commitments under this Agreement, the number of Company Common Shares set forth opposite his or her name on Schedule 1 hereto, and does not own or have any right to acquire any Company Common Shares not listed on Schedule 1; (b) such Shareholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Shareholder is a party or is subject; and this Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms; (c) such Shareholder’s Company Common Shares listed as owned on Schedule 1 hereto are now and, until the termination of this Agreement, will remain owned by such Shareholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Parent and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement); and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Shareholder’s Company Common Shares. Notwithstanding this representation, no Shareholder shall be prevented by this Agreement from the following transfers of Company Common Shares: (w) transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (x) transfers for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (z) as Parent may otherwise agree in writing.

Section 5. Representations and Warranties of Parent. Parent has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Parent is a party or is subject; and this Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding agreement of Parent, enforceable in accordance with its terms.

Section 6. Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder.

Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Shareholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Parent shall be entitled to injunctive relief to prevent breaches of this Agreement by the Shareholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Parent is entitled at law or in equity.

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Section 8. Further Assurances. Each Shareholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 9. Entire Agreement and Amendment. (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.

(b) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 10. Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third (3rd) Business Day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first Business Day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by electronic mail, upon receipt, in each case addressed to the applicable address set forth herein for Parent or on Schedule 1 for each of the Shareholders.

Section 11. General Provisions. This Agreement shall be governed by the laws of the State of Iowa. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.

[Signature Page Follows]

C-3

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST MID BANCSHARES, INC., a Delaware corporation:

By:

Its:

Address for Notices:

FIRST MID BANCSHARES, INC.

[_____________]

[_____________]

Email:	[_____________]
Attention:	[_____________]

with a copy to:

ArentFox Schiff LLP

233 S. Wacker Drive, Suite 7100

Chicago, Illinois 60606

E-mail:	matt.galo@afslaw.com
Attention:	Matt Galo, Esq.

[Signature Page to Voting Agreement]

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Shareholders:

Signature:	Printed Name:

[Signature Page to Voting Agreement]

C-5

Schedule 1

Name, Address and E-mail Address of Shareholder	Number of Company Common Shares Owned by Shareholder
TOTAL

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Appendix D - Opinion of D.A. Davidson & Co.

October 29, 2025

Board of Directors

Two Rivers Financial Group, Inc. 222 North Main Street Burlington, IA 52601

Members of the Board:

We understand that Two Rivers Financial Group, Inc., an Iowa corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with First Mid Bancshares, Inc., a Delaware corporation (“Parent”), and Star Sub LLC, an Iowa limited liability company (“Merger Sub”), pursuant to which, among other things, the Company will merge with and into the Merger Sub (the “Merger”), as a result of which Merger Sub will be the Surviving Company. Following the Merger, the Surviving Company will be merged with and into Parent, with Parent surviving. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares and Dissenting Shares, shall be converted into and become the right to receive 1.225 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”). The Exchange Ratio is subject to adjustments pursuant to Section 1.4 of the Agreement, as to which adjustments we express no opinion. The terms and conditions of the Merger are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio in the Merger to the holders of the Company Common Stock.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	a draft of the Agreement, dated October 28, 2025;

(ii)	certain publicly available business and financial information about the Company and the Parent and the industry in which each operates, public filings by the Parent including 10- K, 10-Q, press releases and certain publicly available research analysts’ reports for the Parent, in each case as we deemed relevant;

(iii)	certain internal projections and other financial and operating data concerning the business, operations, and prospects of the Company and Parent prepared by or at the direction of management of the Company and Parent, respectively, and relied upon by us at the direction of Company management and with the consent of the Company’s Board of Directors (the “Board”);

(iv)	information relating to certain strategic, financial, tax, and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the Merger, prepared by or at the direction of management of the Company and Parent, and relied upon by us at the direction of Company management and with the consent of the Company’s Board;

Investment Banking

227 W. Monroe ● Suite 5250 ● Chicago, IL 60606 ● (312) 525-2777

www.davidsoncompanies.com/ecm/

D-1

(v)	the past and current business, operations, financial condition, and prospects of the Company and Parent, and other matters we deemed relevant, and relied upon by us at the direction of Company management and with the consent of the Company’s Board;
(vi)	the market, trading and operating characteristics of selected public companies and selected public bank holding companies in particular, in each case as we deemed relevant;

(vii)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available and that we deemed relevant;

(viii)	the current and historical market prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other publicly-traded companies that we deemed relevant;
(ix)	the pro forma financial effects of the Merger, taking into consideration the amounts and timing of Merger costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Merger, as provided by or at the direction of the senior management of Parent and relied upon by us at the direction of Company management and with the consent of the Company’s Board;

(x)	the valuation derived by discounting future cash flows and a terminal value of the Company and the Parent’s businesses based upon financial forecasts prepared by or at the direction of management of the Company and Parent, and relied upon by us at the direction of Company management and with the consent of the Company’s Board; and
(xi)	other such financial studies, analyses, investigations, economic and market information that we considered relevant including discussions with management and other representatives and advisors of the Company concerning the business, financial condition, results of operations and prospects of the Company and the Parent;

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

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We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company’s or Parent’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Parent. We did not make an independent evaluation of the quality of the Company’s or Parent’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Parent.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or the contemplated benefits of the Merger. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated October 28, 2025, reviewed by us.

We have assumed in all respects material to our analysis that the Company and Parent will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company and Parent or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio in the Merger to the holders of the Company Common Stock. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Merger (including, without limitation, the form or structure of the Merger) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Merger, or as to the underlying business decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company or Parent, or any class of such persons, relative to the Exchange Ratio to be paid to the holders of the Company Common Stock in the Merger, or with respect to the fairness of any such compensation. Our opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

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We express no opinion as to the actual value of Parent Common Stock when issued in the Merger or the prices at which the Parent Common Stock will trade following announcement of the Merger or at any future time.

We have not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or Parent. We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.

We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Parent.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Parent for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Parent in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

This opinion is solely for the information of the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

D.A. Davidson & Co.

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